Exhibit 10.1

EXECUTION VERSION

Published CUSIP Numbers:

Deal: 15670BAA0

Term B Facility: 15670BAB8

CREDIT AGREEMENT,

dated as of June 19, 2017

among

CENTURYLINK ESCROW, LLC,

as the Borrower,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

BARCLAYS BANK PLC,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

ROYAL BANK OF CANADA,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

WELLS FARGO BANK, NATIONAL ASSOCIATION,

MIZUHO BANK, LTD.

and

SUNTRUST BANK,

as Co-Syndication Agents,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

FIFTH THIRD BANK

and

REGIONS BANK,

as Co-Documentation Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.

BARCLAYS BANK PLC,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.,

MUFG SECURITIES AMERICAS INC.

RBC CAPITAL MARKETS,1

WELLS FARGO SECURITIES, LLC,

MIZUHO BANK, LTD.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners,

and

COBANK, ACB,

as Sole Lead Arranger and Bookrunner for the Term A-1 Loans

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Swingline Borrowing Request
Exhibit D-3	Form of Letter of Credit Request
Exhibit E	Form of Interest Election Request
Exhibit F	Auction Procedures
Exhibit G	[Reserved]
Exhibit H	Form of Promissory Note
Exhibit I	Form of Perfection Certificate

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Exhibit J-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K	Form of First Lien Intercreditor Agreement
Exhibit L	Form of Collateral Agreement
Exhibit M	Form of Subsidiary Guarantee Agreement

Schedule 2.01	Commitments and Letter of Credit Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.16	Environmental Matters
Schedule 3.21	Intellectual Property
Schedule 9.01	Notice Information
Schedule 9.04(j)	Voting Participants

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CREDIT AGREEMENT dated as of June 19, 2017 (this “Agreement”), among CenturyLink Escrow, LLC, a Delaware limited liability company, Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender, and each Issuing Bank and Lender (each as defined below) party hereto from time to time.

WHEREAS, CenturyLink (as defined below), the Wildcat Merger Subs (as defined below) and LVLT (as defined below), have entered into that certain Merger Agreement (as defined below) pursuant to which, subject to the terms and conditions set forth therein (i) Wildcat Merger Sub 1 will merge with and into LVLT, with LVLT surviving such initial merger (the “Initial Merger”) and (ii) LVLT will then immediately merge with and into Wildcat Merger Sub 2, with Wildcat Merger Sub 2 surviving such subsequent merger (together with the Initial Merger, the “Mergers”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Borrower (as defined below) has requested the Lenders to extend credit as set forth herein;

NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” (c) the Eurodollar Rate plus 1.00% and (d) 1.00%. The “prime rate” is a rate of interest per annum publicly announced by the Administrative Agent and set based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. “ABR” when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans included in such Borrowing, bear interest by reference to the ABR.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Facility Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Facility Loans.

“ABR Revolving Facility Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“All-in Yield” shall mean, as to any Loans (or other Indebtedness, if applicable), the yield thereon to Lenders (or other lenders, as applicable) providing such Loans (or other Indebtedness, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Borrower, whether in the form of interest rate, margin, original issue discount, upfront fees, rate floors or otherwise; provided, that original issue discount and upfront fees shall be equated to interest rate based on an assumed four year average life; and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Anti-Corruption Laws” shall mean laws or rules related to bribery or anti-corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Applicable Commitment Fee” shall mean for any day (i) with respect to any Revolving Facility Commitments in effect on the Closing Date from (A) the Closing Date to the date on which the Administrative Agent receives a certificate pursuant to Section 5.04(c) for the second full fiscal quarter ending after the Closing Date, 0.50% per annum and (B) thereafter, the percentages per annum set forth under the caption “Applicable Commitment Fee” in the definition of “Applicable Margin” based on the Total Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.04(c); and (ii) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Extension Amendment or Refinancing Amendment (as applicable).

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Margin” shall mean for any day:

(i)    with respect to any Revolving Facility Loan or Swingline Loan under the Revolving Facility in effect on the Closing Date, any Term A Loan and any Term A-1 Loan (A) from the Closing Date to the date on which the Administrative Agent receives a certificate pursuant to Section 5.04(c) for the second full fiscal quarter ending after the Closing Date, 2.75% per annum in the case of any Eurodollar Loan and 1.75% per annum in the case of any ABR Loan, and (B) thereafter, the following percentages per annum set forth below under the caption “ABR Loans” or “Eurodollar Loans,” as the case may be, based upon the Total Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.04(c);

Level	Total Leverage Ratio	Eurodollar Loans	ABR Loans	Applicable Commitment Fee
I	≤ 2.75 to 1.00	2.25%	1.25%	0.375%
II	> 2.75 to 1.00 and ≤ 3.25 to 1.00	2.50%	1.50%	0.375%
III	> 3.25 to 1.00 and ≤ 4.00 to 1.00	2.75%	1.75%	0.500%
IV	> 4.00 to 1.00	3.00%	2.00%	0.500%

Any increase or decrease in the Applicable Margin or Applicable Commitment Fee resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate is delivered pursuant to Section 5.04(c); provided, however, that if such certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Pro Rata Lenders, pricing Level IV shall apply as of the first Business Day after the date on which such certificate was required to have been delivered and in each case shall remain in effect until the date on which such certificate is delivered. In the event that the Borrower or the Administrative Agent determines that any financial statement or certificate delivered pursuant to Section 5.04(c) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee for any period (an “Applicable Period”) than the Applicable Rate and/or Applicable Commitment Fee applied for such Applicable Period, then (a) the Borrower shall promptly following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 5.04(c) for such Applicable Period, (b) the Applicable Rate and Applicable Commitment Fee for such Applicable Period shall be determined as if the Total Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (c) the Borrower shall promptly (and in any event within ten Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate and Applicable Commitment Fee for such Applicable Period.

(ii)    with respect to any Term B Loan, 2.75% per annum in the case of any Eurodollar Loan and 1.75% per annum in the case of any ABR Loan;

(iii)    with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

“Applicable Term B Escrow Rate” shall mean (i) from and including the Effective Date to and including July 18, 2017, 1.375% per annum and (ii) thereafter, 2.75% per annum.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean, collectively, (i) with respect to the Revolving Facility, the Term A Facility and the Term B Facility, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., RBC Capital Markets, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Securities, LLC, Mizuho Bank, Ltd. and SunTrust Robinson Humphrey, Inc. and (ii) with respect to the Term A-1 Facility, CoBank, ACB.

“Asset Sale” shall mean (x) any Disposition (including any sale and lease-back of assets and any lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Borrower or a Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auction Manager” shall have the meaning assigned to such term in Section 2.25(a).

“Auction Procedures” shall mean auction procedures with respect to Purchase Offers set forth in Exhibit F hereto.

“Auto-Extension Letter of Credit” shall have the meaning assigned that term in Section 2.05(b).

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans and Letters of Credit under any Class of Revolving Facility Commitments, the date of termination of the Revolving Facility Commitments of such Class.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure (excluding the Swingline Exposure) of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person or (other than for purposes of the definition of “Change of Control”) any duly appointed committee thereof.

“Borrower” shall mean (i) prior to the Closing Date, Escrow Sub and (ii) from and after the Closing Date, CenturyLink, as the surviving corporation of the Escrow Merger (or pursuant to the Escrow Assumption Agreement), or any permitted successor thereto.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrowing” shall mean a group of Loans of a single Class and Type, and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of Eurodollar Loans, $5,000,000, (b) in the case of ABR Loans, $1,000,000 and (c) in the case of Swingline Loans, $500,000.

“Borrowing Multiple” shall mean (a) in the case of Eurodollar Loans, $1,000,000, (b) in the case of ABR Loans, $250,000 and (c) in the case of Swingline Loans, $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 or another form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) approved by the Administrative Agent and appropriately completed and signed by a Responsible Officer of the Borrower.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a)    expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests of the Borrower or capital contributions to the Borrower or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a));

(b)    expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b);

(c)    interest capitalized during such period;

(d)    expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Borrower or any Subsidiary) and for which none of the Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e)    the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made;

(f)    the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to Section 6.05(m);

(g)    Investments in respect of a Permitted Business Acquisition; or

(h)    the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b).

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on October 31, 2016 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” shall mean any agreement to provide to the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services and including any Outside LC Facility.

“Cash Management Bank” shall mean (i) any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person and (ii) any Outside LC Facility Issuer, in each case, in its capacity as a party to such Cash Management Agreement.

“CenturyLink” shall mean CenturyLink, Inc., a Louisiana corporation.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued but only to the extent it is the general policy of an Issuing Bank or Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) or of record, by any person (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, unless the Borrower becomes a direct or indirect wholly-owned Subsidiary of a holding company (i.e., a parent company) and the direct or indirect holders of Equity Interests of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s Equity Interests (and in the same proportion) immediately prior to that event; or (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by persons who (i) were not members of the Board of Directors of the Borrower on the Closing Date and (ii) whose election to the Board of Directors of the Borrower or whose nomination for election by the stockholders of the Borrower was not approved by a majority of the members of the Board of Directors of the Borrower then still in office who were either members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved. Prior to the Closing Date, references to the Borrower in this definition only shall be deemed to refer to CenturyLink and the references to “Closing Date” in clause (b) of this definition shall be deemed to refer to the Effective Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Term A Loans, Term A-1 Loans, Term B Loans, Other Term Loans established as a separate Class, Initial Revolving Loans, or Other Revolving Loans established as a separate Class; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Term A Loans, Term A-1 Loans, Term B Loans, Other Term Loans of a specified Class, Initial Revolving Loans, or Other Revolving Loans of a specified Class.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Clean-Up Period” shall have the meaning assigned to such term in Section 7.02.

“Closing Date” shall mean the first date on which the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 9.08).

“Closing Date Refinancing” shall mean to the extent not previously repaid, (i) the repayment and termination of that certain Credit Agreement, dated April 18, 2012, as amended on March 13, 2015, by and between CenturyLink and CoBank, ACB, as administrative agent and lender thereunder (the “Existing Term Loan Agreement”), (ii) the repayment and termination of that certain Credit Agreement, dated as of April 6, 2012, as amended on December 3, 2014, by and among CenturyLink, the several banks and other financial institutions or entities from time to time parties thereto as lenders, and Wells Fargo Bank, National Association, as administrative agent, and (iii) to the extent still outstanding on the Closing Date, the repayment, repurchase or calling for redemption of $300 million of LVLT Financing’s Floating Rate Senior Notes due 2018.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral Agreement” shall mean the Collateral Agreement substantially in the form of Exhibit L to be dated as of the Closing Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among each Collateral Guarantor and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to the last three paragraphs of Section 5.10, and subject to Schedule 5.13 (which, for the avoidance of doubt, shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):

(a)    on the Closing Date, the Collateral Agent shall have received from (i) each Collateral Guarantor, a counterpart of the Collateral Agreement and (ii) from each Guarantor (which shall on the Closing Date include (x) at least one subsidiary of CenturyLink of which LVLT is a wholly-owned direct or indirect subsidiary and (y) each subsidiary of CenturyLink listed on Schedule 1.01 to the Effective Date Certificate, subject to the limitations noted therein), a counterpart of the Subsidiary Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b)    on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Collateral Guarantors, other than Excluded Securities, and (y) all Indebtedness owing to any Collateral Guarantor, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note endorsements or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)    in the case of any person that becomes a Guarantor after the Closing Date, the Agents shall have received (i) a supplement to the Subsidiary Guarantee Agreement and (ii) in the case of a Collateral Guarantor, supplements to the Collateral Agreement and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Guarantor;

(d)    (x) all outstanding Equity Interests of any person that becomes a Guarantor after the Closing Date and that are held by a Collateral Guarantor and (y) all Equity Interests directly acquired by a Collateral Guarantor after the Closing Date, in each case other than Excluded Securities, shall have been pledged pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)    except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)    evidence of the insurance (if any) required by the terms of Section 5.02 hereof shall have been received by the Collateral Agent; and

(g)    after the Closing Date, the Collateral Agent shall have received, (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, it is understood that to the extent any Collateral (other than Collateral with respect to which a lien may be perfected by (A) the filing of a Uniform Commercial Code financing statement or (B) delivery and taking possession of stock certificates of Subsidiaries) is not or cannot be provided or the security interest of the Collateral Agent therein is not or cannot be perfected on the Closing Date after the use of commercially reasonable efforts by the Borrower to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to any Credit Event on the Closing Date nor to the release of the Escrowed Property to the Borrower on the Closing Date but, instead, shall be required to be delivered and perfected within 90 days after the Closing Date (subject to extension by the Administrative Agent in its sole discretion).

“Collateral Guarantors” shall mean each Guarantor other than QCF, Embarq and their respective Subsidiaries.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Term A Loan Commitment, Term A-1 Loan Commitment, Term B Loan Commitment, Other Revolving Facility Commitment and/or Other Term Loan Commitment, and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that a Swingline Commitment does not increase the applicable Swingline Lender’s Revolving Facility Commitment).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that the designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” shall mean, as of any date of determination for any person, the sum of (without duplication) the principal amount of all Indebtedness of the type set forth in clauses (a), (b), (c), (d), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f) and (k) of the definition of “Indebtedness” of such person and its Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Interest Coverage Ratio” shall mean on any date the ratio of (i) EBITDA of the Borrower to (ii) consolidated cash interest expense of the Borrower and its Subsidiaries, in each case, for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Consolidated Interest Coverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its subsidiaries for such period, on a consolidated basis, in accordance with GAAP; provided, however, that the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Subsidiary thereof in respect of such period.

“Consolidated Priority Debt” shall mean, on any date, Consolidated Debt of the Borrower on such date after deducting, without duplication, the amount of any Indebtedness otherwise included in Consolidated Debt of the Borrower consisting of (i) unsecured Indebtedness of the Borrower that is not Guaranteed by any Subsidiary of the Borrower (other than Guarantees by Guarantors constituting Subordinated Indebtedness), (ii) Subordinated Indebtedness of any Guarantor and (iii) Excluded QCF Indebtedness.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the consolidated balance sheet of the Borrower as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Borrower have been delivered (or were required to be delivered) pursuant to Section 4.02(i), 5.04(a) or 5.04(b), as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contract Consideration” shall have the meaning assigned to such term in the definition of the term “Excess Cash Flow.”

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall mean the funding of any Loan (but excluding, for the avoidance of doubt, any continuation or conversion of a Loan from one Type to another) and/or any L/C Credit Extension.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash, Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits and (d) accruals, if any, of transaction costs resulting from the Transactions.

“Data Center Sale” shall mean the sale of the Borrower’s data centers and colocation business to a consortium advised by BC Partners, which was consummated on May 1, 2017.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(d).

“Declining Term Lender” shall have the meaning assigned to such term in Section 2.10(d).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.24, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Swingline Lender, the Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and lease-back, assign, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Lender” shall mean those bona fide competitors of the Borrower and any Affiliates thereof (other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), in each case, that are specified in writing by a Responsible Officer of the Borrower to the Administrative Agent and the Lenders from time to time following the Effective Date; provided that in no event shall any update to the list of Disqualified Lenders (A) be effective prior to three Business Days after receipt thereof by the Administrative Agent (it being understood and agreed that the Borrower authorizes distribution of any such list to the Lenders) or (B) apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest under this Agreement.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Borrower), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean for any period and for any person, (1) Consolidated Net Income of such person for such period adjusted, without duplication, to exclude the effect of (a) any non-cash losses resulting from requirements to mark-to-market Hedging Agreements, (b) any expense items relating to mergers or acquisitions, including severance, retention and integration costs and change of control payments, provided that adjustments pursuant to this clause (b) for any period shall be consistent with those reported in such person’s public reports in accordance with Regulation G and shall not exceed 5% of EBITDA of such person for the last four fiscal quarters (to be calculated after giving effect to adjustments pursuant to this clause (b)), (c) other integration charges or expenses in respect of the Transactions not to exceed $580,000,000 in the aggregate for all periods, (d) any gains or losses in connection with the repurchase or retirement of Indebtedness, (e) any loss reflected in such Consolidated Net Income for such period all or any portion of which is reasonably expected to be paid or reimbursed by an insurer, indemnitor or other third party source, provided that, to the extent that the claim for all or any portion of any such reasonably expected payment or reimbursement is not accepted by the applicable insurer, indemnitor or other third party source within 180 days of the loss event, there shall be a corresponding deduction from EBITDA of such person; and provided further, that recognition or receipt of all or any portion of any such reasonably expected payment or reimbursement from the applicable insurer, indemnitor or other third party source shall be deducted from EBITDA to the extent reflected in net income, (f) any other non-cash losses or expenses (other than write-downs or write-offs of current assets or non-cash losses or expenses representing an accrual for a future cash outlay) reflected in such Consolidated Net Income for such period, (g) gains or losses from marking to market portfolio assets until recognized for income tax purposes, (h) without duplication of any other exclusions in this definition of EBITDA, any extraordinary or other non-recurring non-cash income, expenses, gain or loss, provided that any cash payments received or made as result of such gain or loss (regardless of when the gain or loss was incurred) shall be included in the calculation of EBITDA for the period in which they are received or made (unless previously included for purposes of this calculation) and (i) any gain or loss on the disposition of investments, plus, to the extent deducted in determining such Consolidated Net Income for such period, the aggregate amount of (2)(a) interest expense, excluding the amortization or write-off of Indebtedness discount or premiums and Indebtedness issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, if applicable, Loans), (b) income tax expense, (c) depreciation and amortization and (d) any non-cash charges to Consolidated Net Income relating to the establishment of reserves and any income relating to the release of such reserves, provided that EBITDA shall be reduced by any cash expended that reduces the amount of any reserve.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the first date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08), such date being June 19, 2017.

“Effective Date Certificate” means a certificate executed by Escrow Sub and delivered to the Administrative Agent on the Effective Date containing certain information relating to certain provisions of this Agreement.

“Embarq” shall mean Embarq Corporation, a Delaware corporation, together with its successors and assigns.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, any Hazardous Materials or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Escrow Account” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agent” shall MUFG Union Bank, N.A., in its capacity as such together with its successors in such capacity pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated the Effective Date, by and among, Escrow Sub, the Escrow Agent and the Administrative Agent.

“Escrow Assumption Agreement” shall mean an assumption agreement among Escrow Sub, CenturyLink and the Administrative Agent, in form reasonably satisfactory to the Administrative Agent.

“Escrow Merger” shall mean a merger of Escrow Sub with and into CenturyLink on the Closing Date and pursuant to which CenturyLink shall be the surviving corporation and shall assume, by operation of law, all obligations of Escrow Sub.

“Escrow Sub” shall mean CenturyLink Escrow, LLC, a Delaware limited liability company.

“Escrowed Property” shall have the meaning set forth in the Escrow Agreement.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar,” when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Rate” shall mean:

(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and

(b)    for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that if the Eurodollar Rate pursuant to clause (a) or (b) shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any period, an amount equal to:

(a)    the sum, without duplication, of

(i)    Consolidated Net Income of the Borrower for such period,

(ii)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)    decreases in Consolidated Working Capital for such period (other than any such decreases arising from dispositions outside the ordinary course of business by the Borrower and the Subsidiaries completed during such period),

(iv)    cash receipts by the Borrower and its Subsidiaries in respect of Hedging Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income; and

(v)    the amount by which Tax expense deducted in determining such Consolidated Net Income for such period exceeded Taxes (including penalties and interest) paid in cash or Tax reserves set aside or payable (without duplication) by the Borrower and its Subsidiaries in such period, less

(b)    the sum, without duplication, of

(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii)    without duplication of amounts deducted pursuant to clause (ix) below in prior years, the amount of Capital Expenditures made in cash during such period by the Borrower and its Subsidiaries, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Borrower or the Subsidiaries (other than under any Revolving Facility),

(iii)    the aggregate amount of all principal payments of Indebtedness of the Borrower and the Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of any scheduled repayment of Term Loans and any mandatory prepayment of Term Loans from any Asset Sale (limited to the increase in Consolidated Net Income in such year resulting from such Asset Sale), but excluding (w) all other prepayments of Term Loans, (x) all prepayments of Revolving Facility Loans and Swingline Loans, (y) all voluntary prepayments, voluntary purchases and voluntary redemptions of Indebtedness of LVLT, Embarq or QC (or any of their respective Subsidiaries) and (z) all prepayments in respect of any other revolving credit facility, except in the case of clause (z) to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness (other than under any Revolving Facility) of the Borrower or the Subsidiaries,

(iv)    increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and the Subsidiaries completed during such period or the application of purchase accounting),

(v)    payments by the Borrower and the Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vi)    without duplication of amounts deducted pursuant to clause (ix) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 6.04 (except for those Investments made under Section 6.04(b), (c) and (e)(iii)) to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Subsidiaries,

(vii)    the amount of Restricted Payments during such period (on a consolidated basis) by the Borrower and the Subsidiaries made in compliance with Section 6.06 (other than Section 6.06(a) and (b)) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Subsidiaries,

(viii)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(ix)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Business Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Business Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(x)    the amount of Taxes (including penalties and interest) paid in cash or Tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period; and

(xi)    cash expenditures in respect of Hedging Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending December 31, 2018.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded QCF Indebtedness” means (i) the debt securities of QCF (and the related Guarantees) outstanding on the Closing Date and (ii) any Permitted Refinancing Indebtedness in respect thereof.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10.

“Excluded Securities” shall mean any of the following:

(a)    any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents (including Tax consequences) are likely to be excessive in relation to the value to be afforded thereby;

(b)    any Equity Interests (other than Equity Interests of any Regulated Subsidiary) or Indebtedness to the extent, and for so long as, the pledge thereof would be prohibited by any Requirement of Law;

(c)    any Equity Interests of any person that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Secured Obligations (as defined in the Collateral Agreement) is prohibited by (i) any applicable organizational documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09 that was existing on the Closing Date or at the time of the acquisition of such subsidiary and was not created in contemplation of such acquisition, but, in the case of this subclause (A), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law, (B) any organizational documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Secured Obligations (as defined in the Collateral Agreement) would give any other party (other than a Loan Party or a Wholly-Owned Subsidiary) to any organizational documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law;

(d)    any Equity Interests of any Unrestricted Subsidiary;

(e)    any Equity Interests of any Regulated Subsidiary to the extent, and for so long as, (i) the pledge thereof would be prohibited by any Requirement of Law or (ii) the Borrower has notified the Administrative Agent that, in the Borrower’s good faith judgment, a pledge thereof would result in adverse regulatory consequences or would impair the conduct of the business of the Borrower and its Subsidiaries; provided, in the case of this clause (e), the Borrower shall promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent, shall use commercially reasonable efforts to obtain any necessary approvals or authorizations necessary to avoid such prohibition, adverse consequences or impairment;

(f)    any Margin Stock; and

(g)    voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all such voting Equity Interests in (A) any Foreign Subsidiary that is a CFC or (B) any FSHCO.

“Excluded Subsidiary” shall mean any of the following:

(a)    each Immaterial Subsidiary,

(b)    each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary),

(c)    each (i) Domestic Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received) and (ii) Regulated Subsidiary to the extent the Borrower has notified the Administrative Agent that, in the Borrower’s good faith judgment, having such Regulated Subsidiary Guarantee or grant Liens to secure the Obligations would result in adverse regulatory consequences, be prohibited without regulatory approval or would impair the conduct of the business of such Subsidiary or the Borrower and its Subsidiaries taken as a whole,

(d)    each Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect) (it being understood that Centel Corporation shall not be deemed to be an Excluded Subsidiary pursuant to this clause (d) when the Existing Centel Notes are no longer outstanding),

(e)    any Foreign Subsidiary,

(f)    any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary that is a CFC,

(g)    any other Domestic Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences (including Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,

(h)    each Unrestricted Subsidiary,

(i)    each Insurance Subsidiary; and

(j)    LVLT, QC and their respective Subsidiaries.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income (however denominated, and including, for the avoidance of doubt, franchise and similar Taxes imposed on it in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, being engaged in a trade or business in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from any Loan Document or any transactions pursuant to any Loan Document), (ii) any branch profits Taxes or similar Taxes imposed by any jurisdiction in which the Borrower is located or carries on a trade or business, (iii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iv) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(d) or Section 2.17(f) or (v) any Tax imposed under FATCA.

“Existing Centel Notes” shall mean $150,000,000 aggregate principal amount of 9% debentures due 2019 issued by Centel Capital Corporation outstanding on the Closing Date.

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Existing Term Loan Agreement” shall have the meaning assigned to such term in the definition of “Closing Date Refinancing.”

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” shall have the meaning assigned to that term in Section 2.22(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there are four Facilities (i.e., the Term A Facility, the Term A-1 Facility, the Term B Facility and the Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder or, without duplication, Term Loans.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of the Borrower), including reliance on the most recent real property tax bill or assessment in the case of Real Property.

“Farm Credit Equities” is defined in Section 5.14(a).

“Farm Credit Lender” means a lending institution chartered or otherwise organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, such Code section as of the date of this Agreement (or any amended or successor version described above) or any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCC” shall mean the United States Federal Communications Commission or its successor.

“FCC License” shall mean any permit, license, authorization, certification, plan, directive, consent order or consent decree of or from the FCC, in each case, in connection with the operation of the business of the Borrower or any of its Subsidiaries, all renewals and extensions thereof, and all applications filed with the FCC for which the Borrower or any of its Subsidiaries is an applicant.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate on any day would otherwise be less than 0%, then the Federal Funds Rate on such day shall be deemed to be 0%.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter dated as of November 13, 2016 by and among, inter alia, CenturyLink, the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding Inc. (as such Fee Letter may be amended, restated, supplemented or otherwise modified).

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Covenants” shall mean the covenants of the Borrower set forth in Section 6.12.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or other executive responsible for the financial affairs of such person.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” shall mean any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs or Equity Interests of one or more other FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on

Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby. “Guaranteed” and “Guaranteeing” shall have meanings correlative thereto.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean (i) each Subsidiary of the Borrower that executes the Subsidiary Guarantee Agreement on the Closing Date and (ii) each Subsidiary of the Borrower that becomes a Loan Party pursuant to Section 5.10(c), whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from its obligations under the Subsidiary Guarantee Agreement in accordance with the terms and provisions hereof or thereof.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that is (or any Affiliate of any person that is) an Agent, an Arranger or a Lender on the Closing Date (or any person that becomes an Agent, Arranger or Lender or Affiliate thereof after the Closing Date) and that enters into or has entered into a Hedging Agreement with the Borrower or any of its Subsidiaries, in each case, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Honor Date” shall have the meaning given such term in Section 2.05(c).

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(i), 5.04(a) or 5.04(b), have (x) assets with a value equal to or in excess of 5% of Consolidated Total Assets, (y) operating revenue which is equal to or greater than 5% of the consolidated operating revenues of the Borrower and its Subsidiaries on such date, or (z) EBITDA equal to or greater than 5% of the EBITDA of the Borrower and its Subsidiaries on such date determined on a Pro Forma Basis.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the sum of:

(a)    the excess (if any) of (i) $1,500,000,000 over (ii) the sum of the aggregate amount of all Incremental Term Loan Commitments, Incremental Revolving Facility Commitments and Incremental Equivalent Debt, in each case, established after the Closing Date and prior to such time and, in each case, in reliance on this clause (a) (which, for the avoidance of doubt, does not include any Extended Term Loans, Extended Revolving Facility Commitments, Refinancing Term Loans or Replacement Revolving Facility Commitments); plus

(b)    any additional amounts so long as immediately after giving effect to the incurrence thereof (and assuming that the portion of the aggregate Revolving Facility Commitments (including any Incremental Revolving Facility Commitments) that is in excess of $2,000,000,000 is fully drawn but calculated to exclude any amount concurrently incurred in reliance on clause (a) above) and the use of proceeds of the loans thereunder, the Priority Leverage Ratio is not greater than 3.00 to 1.00 tested on a Pro Forma Basis (which, for the avoidance of doubt, will give effect to any Permitted Business Acquisition consummated concurrently therewith) only on the date of the initial incurrence of the applicable Incremental Facility (except as set forth in clause (C) of the third paragraph under Section 6.01); plus

(c)    the aggregate amount of Revolving Facility Commitments of any Revolving Facility Lender that is a Defaulting Lender that have been terminated.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 6.01(v).

“Incremental Facility” shall mean the Incremental Commitments and the Incremental Loans made thereunder.

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Revolving Facility Loans to the Borrower and to acquire risk participations in Letters of Credit and Swingline Loans as provided herein.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrower pursuant to an Incremental Revolving Facility Commitment.

“Incremental Term A Loans” shall mean any additional Term A Loans or Term A-1 Loans (other than the Initial Term A Loans and the Initial Term A-1 Loans) or Other Incremental Term Loans with amortization in excess of 1.0% per year that are designated as such in the applicable Incremental Assumption Agreement; provided that such designation shall only be permitted to the extent the Administrative Agent reasonably determines that such Incremental Term Loans are being primarily syndicated to regulated banks in the primary syndication thereof.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans” shall mean (i) Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(e) consisting of additional Term A Loans, Term A-1 Loans or Term B Loans and (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Incremental Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others, (f) all Capitalized Lease Obligations of such person, (g) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) and (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted

Subsidiaries), whether or not the Indebtedness secured thereby has been assumed. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness for purposes of this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness for purposes of this Agreement.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated May 2017, as modified or supplemented prior to the Effective Date.

“Initial Merger” shall have the meaning assigned to such term in the first recital hereto.

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment made on the same terms as (and forming a single Class with) the Revolving Facility Commitments referred to in clause (i) of this definition.

“Initial Term A Loan Commitment” shall mean, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term A Loans hereunder. The amount of each Term Lender’s Initial Term A Loan Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term A Loan Commitments as of the Effective Date is $1,575,000,000.

“Initial Term A Loans” shall mean the term loans made by the Term Lenders to the Borrower on the Closing Date pursuant to Section 2.01(a).

“Initial Term A-1 Loan Commitment” shall mean, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term A-1 Loans hereunder. The amount of each Term Lender’s Initial Term A-1 Loan Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term A-1 Loan Commitments as of the Effective Date is $370,000,000.

“Initial Term A-1 Loans” shall mean the term loans made by the Term Lenders to the Borrower on the Closing Date pursuant to Section 2.01(b).

“Initial Term B Loan Commitment” shall mean, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term B Loans hereunder. The amount of each Term Lender’s Initial Term B Loan Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term B Loan Commitments as of the Effective Date is $6,000,000,000.

“Initial Term B Loans” shall mean the term loans made by the Term Lenders to the Borrower on the Effective Date pursuant to Section 2.01(c).

“Initial Term Facilities” shall mean the Term A Facility, the Term A-1 Facility and the Term B Facility.

“Initial Term Loan Commitment” shall mean an Initial Term A Loan Commitment, an Initial Term A-1 Loan Commitment or an Initial Term B Loan Commitment.

“Initial Term Loans” shall mean the Initial Term A Loans, Initial Term A-1 Loans and the Initial Term B Loans.

“Insurance Subsidiary” shall have the meaning assigned to such term in Section 6.04(x).

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) net interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such person or any of its Subsidiaries that are payable to persons other than the Borrower and the Subsidiaries.

“Interest Payment Date” shall mean, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; provided that if such date is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day; (b) as to any ABR Loan or Swingline Loan, the first Business Day following the end of each March, June, September and December and the Maturity Date of the applicable Facility under which such Loan was made and (c) with respect to each Term B Loan with respect to interest accruing prior to the Closing Date, the first Business Day of each calendar month following the Effective Date (commencing with August 1, 2017) and on the Closing Date.

“Interest Period” shall mean, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request, or such other period that is twelve months or less requested by the Borrower and consented to by the Administrative Agent and all applicable Lenders; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period for any Loan shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean (i) each person listed as having a Letter of Credit Commitment on Schedule 2.01 and (ii) each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Bookrunners” shall mean, collectively, (i) with respect to the Revolving Facility, the Term A Facility and the Term B Facility, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., RBC Capital Markets, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Securities, LLC, Mizuho Bank, Ltd. and SunTrust Robinson Humphrey, Inc. and (ii) with respect to the Term A-1 Facility, CoBank, ACB.

“Junior Debt Restricted Payment” shall mean, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Borrower or any if its Subsidiaries, of or in respect of principal of or interest on any Subordinated Indebtedness (excluding unsubordinated Indebtedness of the Borrower that is not Guaranteed by any Subsidiary, except by one or more Guarantors on a subordinated basis) (each of the foregoing, a “Junior Financing”); provided, that the following shall not constitute a Junior Debt Restricted Payment:

(a)    Refinancings with any Permitted Refinancing Indebtedness permitted to be incurred under Section 6.01;

(b)    payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;

(c)    payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from an issuance, sale or exchange by the Borrower of Qualified Equity Interests within eighteen months prior thereto; or

(d)    the conversion of any Junior Financing to Qualified Equity Interests of the Borrower.

“Junior Financing” shall have the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Loan Obligations, pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date then in effect on such date of determination.

“L/C Advance” shall mean, with respect to each Revolving Facility Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Facility Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23. Unless the context clearly indicates otherwise, the term “Lenders” shall include any Swingline Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any standby letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Commitment” shall mean, as to any Issuing Bank, the amount set forth on Schedule 2.01 opposite such Issuing Bank’s name or, in the case of an Issuing Bank that becomes an Issuing Bank after the Closing Date, the amount notified in writing to the Administrative Agent by the Borrower and such Issuing Bank; provided that the Letter of Credit Commitment of any Issuing Bank may be increased or decreased if agreed in writing between the Borrower and such Issuing Bank (each acting in its sole discretion) and notified in writing to the Administrative Agent by such persons.

“Letter of Credit Expiration Date” shall mean, with respect to any Revolving Facility, the fifth Business Day prior to the Revolving Facility Maturity Date for such Revolving Facility.

“Letter of Credit Request” shall mean a request by the Borrower substantially in the form of Exhibit D-3 or such other form (including any form on an electronic platform or electronic transmission system as shall be approved by the applicable Issuing Bank) as shall be approved by the applicable Issuing Bank.

“Letter of Credit Sublimit” shall mean $400,000,000, as such amount may be reduced pursuant to Section 2.08. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any acquisition, including by means of a merger, amalgamation or consolidation, by the Borrower or one or more of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Borrower or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (ii) any declaration of any dividend by the Board of Directors of the Borrower or any Subsidiary that is payable within 60 days of the date of declaration and/or (iii) any irrevocable notice of prepayment or redemption of Indebtedness of the Borrower or any of its Subsidiaries.

“Loan Documents” shall mean (i) this Agreement, (ii) the Subsidiary Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) each Extension Amendment, (vi) each Refinancing Amendment, (vii) any Intercreditor Agreement, (viii) any Note issued under Section 2.09(e), (ix) the Escrow Agreement, (x) the Pro Rata Ticking Fee Letter, (xi) the Escrow Assumption Agreement (if any) and (xii) the Letters of Credit.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest, fees and expenses (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest, fees and expenses thereon (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“LVLT” shall mean Level 3 Communications, Inc., a Delaware corporation, together with its successors and assigns.

“LVLT Financing” shall mean Level 3 Financing, Inc., a Delaware corporation, together with its successors and assigns.

“LVLT Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Debt of LVLT as of such date minus any Specified Refinancing Cash Proceeds of LVLT as of such date to (b) EBITDA of LVLT for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the LVLT Leverage Ratio shall be determined on a Pro Forma Basis.

“LVLT Material Adverse Effect” shall have the meaning assigned thereto in Section 4.01(k).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Majority Lenders” of any Facility shall mean, at any time (and subject to Section 9.04(j), Lenders under such Facility having Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) representing more than 50% of the sum of all Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Indebtedness under this Agreement) of any one or more of the Borrower or any Significant Subsidiary in an aggregate principal amount exceeding $275,000,000.

“Maturity Date” shall mean (i) with respect to any Revolving Facility, the Revolving Facility Maturity Date thereof and (ii) with respect to any Term Facility, the Term Facility Maturity Date thereof.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Mergers” shall have the meaning assigned to such term in the first recitals hereto.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 31, 2016, by and among CenturyLink, Wildcat Merger Sub 1, Wildcat Merger Sub 2 and LVLT (including, but not limited to, all schedules and exhibits thereto, and after giving effect to any alteration, amendment, modification, supplement or waiver permitted by Section 4.01(h)).

“Merger Agreement LVLT Representations” shall mean such of the representations made by LVLT in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that CenturyLink has the right to terminate the obligations of CenturyLink and the Wildcat Merger Subs (or to decline to consummate the Mergers) under the Merger Agreement as a result of the failure of such representations to be accurate.

“MFN Provision” shall have the meaning assigned to such term in Section 2.21(b)(v).

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)    100% of the cash proceeds actually received by the Borrower or any Subsidiary (other than LVLT or its Subsidiaries) (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (in each case, other than pursuant to the Loan Documents, Other First Lien Debt and other than obligations secured by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the principal amount of such then outstanding debt as a percentage of the aggregate principal amount of all Term Loans and Other First Lien Debt), (iv) Taxes paid or payable (in the good faith determination of the Borrower) as a direct result thereof including, where the applicable Asset Sale is made by a Foreign Subsidiary, any Taxes attributable to repatriating and transferring such proceeds to the Borrower, (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date) and (vi) in the case of any Asset Sale by any Subsidiary that is not a Guarantor, amounts applied to repay Indebtedness included in “Consolidated Priority Debt” (other than Indebtedness (x) owed to the Borrower or any Subsidiary or (y) under any revolving credit facility except to the extent there is a corresponding reduction in the commitments thereunder); provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds unless (i) such net cash proceeds realized in a single transaction or series of related transactions shall exceed $50,000,000 and (ii) such net cash proceeds shall exceed $200,000,000;

(b)    100% of the cash proceeds actually received by the Borrower or any Subsidiary (other than LVLT or its Subsidiaries) (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer Taxes, deed or mortgage recording Taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (in each case, other than pursuant to the Loan Documents, Other First Lien Debt and other than obligations secured by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the principal amount of such then outstanding debt as a percentage of the aggregate principal amount of all then outstanding Term Loans and Other First Lien Debt), (iv) Taxes paid or payable (in the good faith determination of the Borrower) as a direct result thereof, including, where the applicable Asset Sale is made by a Foreign Subsidiary, any Taxes attributable to repatriating and transferring such proceeds to the Borrower; provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within 365 days of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso) and (v) in the case of any Recovery Event relating to any Subsidiary that is not a Guarantor, amounts applied to repay Indebtedness included in “Consolidated Priority Debt” (other than Indebtedness (x) owed to the Borrower or any Subsidiary or (y) under any revolving credit facility except to the extent there is a corresponding reduction in the commitments thereunder); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $250,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c)    100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning given that term in Section 2.05(b).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Hedge Agreement (including, in each case, monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Other First Lien Debt” shall mean any obligations secured by Other First Liens (including any Incremental Equivalent Debt or Refinancing Notes secured by Other First Liens).

“Other First Liens” shall mean Liens on the Collateral that are equal and ratable with the Liens thereon securing the Loan Obligations pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Other Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Revolving Facility Commitments” shall mean, collectively, (a) Extended Revolving Facility Commitments and (b) Replacement Revolving Facility Commitments.

“Other Revolving Loans” shall mean, collectively (a) Extended Revolving Loans and (b) Replacement Revolving Loans.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents.

“Other Term Facilities” shall mean the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” shall mean, collectively, (a) Incremental Term Loan Commitments with respect to Other Term Loans and (b) commitments to make Refinancing Term Loans.

“Other Term Loan Installment Date” shall have, with respect to any Class of Other Term Loans established pursuant to an Incremental Assumption Agreement, an Extension Amendment or a Refinancing Amendment, the meaning assigned to such term in Section 2.10(a)(iv).

“Other Term Loans” shall mean, collectively, (a) Other Incremental Term Loans, (b) Extended Term Loans and (c) Refinancing Term Loans.

“Outside Date” shall mean the earlier of (i) the date of termination of the Merger Agreement in accordance with its terms prior to the consummation of the Acquisition and (ii) 11:59 p.m. (New York City time) on January 31, 2018.

“Outside LC Facility” shall mean one or more agreements (other than this Agreement) providing for the issuance of letters of credit for the account of the Borrower and/or any of its Subsidiaries that is designated by a Responsible Officer of the Borrower to the Administrative Agent as an “Outside LC Facility” in a writing (which writing shall specify the maximum face amount of letters of credit under such agreement that shall be deemed for purposes of this Agreement to constitute letters of credit under an “Outside LC Facility”) and which writing is acknowledged by the Administrative Agent (which acknowledgement shall be provided by the Administrative Agent so long as, after giving effect to such designation, the maximum face amount of all letters of credit under all Outside LC Facilities pursuant to all such designations then in effect does not exceed $225,000,000); provided that upon delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent (which certificate shall have been acknowledged in writing by the applicable Outside LC Facility Issuer) revoking such designation, such agreement shall cease to be an “Outside LC Facility hereunder”.

“Outside LC Facility Issuer” shall mean each financial institution providing any Outside LC Facility; provided that if such financial institution is not a Lender, such financial institution shall have entered into a supplement to this Agreement in form reasonably satisfactory to the Administrative Agent agreeing to be bound by the terms hereof applicable to an Outside LC Facility Issuer.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in the form attached hereto as Exhibit I, or such other form as is reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), if (i) no Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom, provided, however, that with respect to any such acquisition that is a Limited Condition Transaction, at the option of the Borrower, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Limited Condition Transaction; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) the Borrower shall be in Pro Forma Compliance with the Financial Covenants (if applicable) immediately after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01 and (v) any acquired Equity Interests or Equity Interests in any entity newly formed in connection with such transactions shall be Equity Interests of a Subsidiary (except as permitted by a provision of Section 6.04 other than Section 6.04(k).

“Permitted First Lien Intercreditor Agreement” shall mean one or more intercreditor agreements, each of which shall be substantially in the form of Exhibit K or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Investments” shall mean:

(a)    direct obligations of the United States of America or any member of the European Union (as of the date of this Agreement) or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union (as of the date of this Agreement) or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company having capital, surplus and undivided profits in excess of $1,000,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated at least A by S&P or A2 by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)    securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Borrower or any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Loan Obligations, one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), any Indebtedness (including successive refinancings thereof); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) 91 days after the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity (provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (b)), (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall (i) have any borrower which is different than the borrower of the respective Indebtedness being so Refinanced (other than the Borrower, in the case of Indebtedness incurred to Refinance Indebtedness of LVLT, QC, Embarq or any of their respective Subsidiaries that is included in “Consolidated Priority Debt”) or (ii) have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (other than, in the case of Indebtedness incurred to Refinance Indebtedness of LVLT, QC, Embarq or any of their respective Subsidiaries that is included in “Consolidated Priority Debt,” Subsidiaries that are Guarantors so long as such Permitted Refinancing Indebtedness is not Guaranteed by any Subsidiary that is not a Guarantor); provided that, if any of the Guarantees of the Indebtedness being Refinanced were subordinated to the Obligations, the Guarantees of the Permitted Refinancing Indebtedness shall be subordinated to the Obligations on no less favorable terms, (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured (i) by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the Borrower in good faith) or (ii) in the case of Indebtedness incurred to Refinance Indebtedness of LVLT, QC, Embarq or any of their respective Subsidiaries that is included in “Consolidated Priority Debt,” by Liens on assets that constitute the Collateral so long as such Liens shall be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement and such Indebtedness shall not be secured by any other assets of the Borrower or any Subsidiary and (f) if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Permitted Sale Lease-Back Transaction” shall mean (i) any sale and lease-back transaction entered into prior to the Closing Date and (ii) any sale and lease-back transactions by the Borrower or any of its Subsidiaries with aggregate net proceeds for all such transactions not to exceed the greater of (A) $350,000,000 and (B) 0.50% of Consolidated Total Assets.

“Permitted Unsecured Debt” shall mean unsecured Indebtedness for borrowed money incurred by the Borrower, provided that (i) any such Permitted Unsecured Debt, if Guaranteed, shall not be Guaranteed by any Subsidiary other than a Guarantor; provided that any Guarantees thereof by the Guarantors shall be subordinated to the Loan Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) such Permitted Unsecured Debt shall not mature prior to the date that is 91 days after the Latest Maturity Date at the time of incurrence (provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (ii)) and (iii) such Permitted Unsecured Debt shall not be subject to any mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase and prepayment events upon a change of control or asset sale (or issuance of equity interests or Indebtedness constituting Permitted Refinancing Indebtedness in respect thereof) and a customary acceleration right after an event of default) prior to the date that is 91 days after the Latest Maturity Date at the time of incurrence.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Priority Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Priority Debt of the Borrower as of such date minus any Specified Refinancing Cash Proceeds as of such date that are reserved to be applied to Consolidated Priority Debt to (b) EBITDA of the Borrower for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Priority Leverage Ratio shall be determined on a Pro Forma Basis.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of $100,000,000, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period in connection with the Transactions, Permitted Business Acquisitions and similar acquisitions and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the twelve (12) month period following the consummation of the pro forma event (or, if later, in the case of up to $515,000,000 of expected run-rate cost savings in connection with the Transactions, within 24 months of the Closing Date), which may be reasonably allocated to the Borrower or any of its Subsidiaries in the reasonable good faith determination of the Borrower. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Covenants recomputed as at the last day of and for the most recently ended Test Period as of such time.

“Pro Forma LTM EBITDA” shall mean, at any determination, EBITDA of the Borrower for the most recently ended Test Period, determined on a Pro Forma Basis.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).

“Pro Rata Only Covenants” shall mean the Financial Covenants, the Pro Rata Only Debt Restriction, the Pro Rata Only Investment Restriction, the Pro Rata Only Restricted Payment Restriction and the final proviso to Section 6.05(n).

“Pro Rata Only Debt Restriction” shall have the meaning assigned to such term in Section 6.01(p)(i)(A).

“Pro Rata Only Investment Restriction” shall have the meaning assigned to such term in Section 6.04(y)(ii)(A).

“Pro Rata Only Restricted Payment Restriction” shall have the meaning assigned to such term in Section 6.06(h)(ii)(A).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Pro Rata Ticking Fee Letter” shall mean that certain letter agreement, dated as of the Effective Date, by and between CenturyLink and the Administrative Agent, relating to the payment of certain ticking fees and upfront fees with respect to the Revolving Facility Commitments in effect on the Effective Date and the Initial Term A Loan Commitments.

“Projections” shall mean the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Effective Date.

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“Purchase Offer” shall have the meaning assigned to such term in Section 2.25(a).

“QC” shall mean Qwest Corporation, a Colorado corporation, together with its successors and assigns.

“QCF” shall mean Qwest Capital Funding, Inc., a Colorado corporation, together with its successors and assigns.

“QC Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Debt of QC as of such date minus any Specified Refinancing Cash Proceeds of QC as of such date to (b) EBITDA of QC for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the QC Leverage Ratio shall be determined on a Pro Forma Basis.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Borrower or any Subsidiary, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(e).

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Borrower or any Guarantor (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Term Loans and/or replace Revolving Facility Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Term Loans so reduced and/or Revolving Facility Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Facility Commitments so replaced; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, amortization to the extent permitted above and other than mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially less favorable to the Borrower and its Subsidiaries than, those applicable to the Term Loans and/or Revolving Facility Commitments, as the case may be being refinanced, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term Loans then outstanding pursuant to this Agreement); (f) there shall be no obligor with respect thereto that is not a Loan Party; (g) if such Refinancing Notes are secured by an asset of any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or party, taken as a whole (determined by the Borrower in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent); (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Borrower or its subsidiaries other than the Collateral; (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable and (j) all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in this clause (j)) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans so reduced or the Revolving Facility Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent)); provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the foregoing clauses (c) and (d).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Subsidiary” shall mean any Subsidiary that is subject to regulation by the FCC or any State PUC.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents, advisors and members of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Replacement Revolving Facility” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Repricing Event” shall mean (i) any prepayment or repayment of Term B Loans with the proceeds of, or conversion of all or any portion of the Term B Loans into, any new or replacement term loan Indebtedness bearing interest with an All-in Yield less than the All-in Yield applicable to the Term B Loans subject to such event; provided that in no event shall any prepayment or repayment of Term B Loans in connection with a Change of Control or Transformative Acquisition constitute a Repricing Event and (ii) any amendment to this Agreement which reduces the All-in Yield applicable to the Term B Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 2.19(c)).

“Required Lenders” shall mean, at any time (and subject to Section 9.04(j)), Lenders having Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) that, taken together, represent more than 50% of the sum of (x) all Term Loans and (y) all Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) at such time; provided, that the Term Loans, Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to any Excess Cash Flow Period, 50%; provided, that, if the Total Leverage Ratio as of the end of such Excess Cash Flow Period is (x) less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, such percentage shall be 25% or (y) less than or equal to 3.00 to 1.00, such percentage shall be 0%; provided, further, that with respect to the Excess Cash Flow Period for the fiscal year ending December 31, 2018, the Required Percentage shall be prorated based on the number of full months in such fiscal year following the Closing Date relative to the full fiscal year of twelve months.

“Required Pro Rata Lenders” shall mean, at any time (and subject to Section 9.04(j)), Lenders having Term A Loans, Term A-1 Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) that, taken together, represent more than 50% of the sum of (x) all Term A Loans and Term A-1 Loans and (y) all Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) at such time; provided, that the Term A Loans, Term A-1 Loans, Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Pro Rata Lenders at any time.

“Required Revolving Facility Lenders” shall mean, at any time with respect to any Revolving Facility (and subject to Section 9.04(j)), Revolving Facility Lenders having Revolving Facility Commitments under such Revolving Facility (or if the Revolving Facility Commitments under such Revolving Facility have terminated, Revolving Facility Credit Exposure under such Revolving Facility) that, taken together, represents more than 50% of the sum of all Revolving Facility Commitments under such Revolving Facility (or, if the Revolving Facility Commitments under such Revolving Facility have terminated, Revolving Facility Credit Exposure under such Revolving Facility at such time); provided, that the Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” of any person shall mean any manager, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(c), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased, extended or replaced as provided under Section 2.21, 2.22 or 2.23. The initial amount of each Lender’s Revolving Facility Commitment on the Effective Date is set forth on Schedule 2.01, or in the Assignment and Acceptance, Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Effective Date is $2,000,000,000.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time, (b) the Swingline Exposure applicable to such Class at such time and (c) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of the Financial Covenants only and only if all Revolving Facility Commitments shall have been terminated, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The Revolving Facility Credit Exposure of any Revolving Facility

Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(d). Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Effective Date, the date that is the five year anniversary of the Closing Date and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” of any Revolving Facility of any Class shall mean at any time the aggregate L/C Obligations under such Revolving Facility at such time. The Revolving L/C Exposure of any Revolving Facility Lender under any Revolving Facility at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure under such Revolving Facility at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the Office of the Superintendent of Financial Institutions, (c) Her Majesty’s Treasury, (d) the European Union or (e) the United Nations Security Council.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Cash Management Bank, including any such Cash Management Agreement that is in effect on the Closing Date, unless when entered into such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank, including any such Hedging Agreement that is in effect on the Closing Date, unless when entered into such Hedging Agreement is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each Subagent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Escrow Agreement, the Collateral Agreement, each Notice of Grant of Security Interest in Intellectual Property (as defined in the Collateral Agreement) and each other security agreement, pledge agreement or other instruments or documents executed and delivered pursuant to the foregoing or entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document, including pursuant to Section 5.10.

“Significant Subsidiary” shall mean each Subsidiary as to which a specified circumstance exists relating to a “Significant Subsidiary” that (when taken together with any other Subsidiaries as to which such circumstance then exists) (a) for the four fiscal quarter period of the Borrowing ending as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(i), 5.04(a) or 5.04(b), accounted for at least 5% of the combined EBITDA of the Borrower, consolidated with its Subsidiaries, for the last four fiscal quarters then ended or (b) as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(i), 5.04(a) or 5.04(b), has assets which represent at least 5% of Consolidated Total Assets.

“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by the Borrower and its Subsidiaries on the Closing Date and (ii) any business that is a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Specified Refinancing Cash Proceeds” shall mean, with respect to any person, the net proceeds of any issuance of debt securities of the Borrower or any of its Subsidiaries to a third party that are reserved to be applied within 90 days of the receipt thereof to repay, repurchase or redeem other debt securities of such person or any of its Subsidiaries held by third parties.

“Specified Representations” shall mean those representations and warranties of the Borrowers and the Guarantors set forth in (A) Sections 3.01(a) (solely with respect to the Loan Parties), 3.01(d), 3.02(a), 3.02(b)(i)(B) (solely as it relates to the execution and delivery by the Borrower and each of the Guarantors of each of the Loan Documents to which it is a party, the borrowings and other extensions of credit hereunder on the date on which such representations and warranties are being made and the granting of the Liens in the Collateral pursuant to the Loan Documents), and 3.03, (B) Sections 3.10, 3.11, 3.17 (subject to the limitations set forth in the last paragraph of the definition of “Collateral and Guarantee Requirement”) and 3.18, and (C) Sections 3.23 and 3.24(c).

“State PUC” shall mean a state public utility commission or other similar state regulatory authority with jurisdiction over the operations of the Borrower or any of its Subsidiaries.

“State PUC License” shall mean any permit, license, authorization, certification, plan, directive, consent order or consent decree of or from any State PUC, in each case, in connection with the operation of the business of the Borrower or any of its Subsidiaries, all renewals and extensions thereof, and all applications filed with such State PUC for which the Borrower or any of its Subsidiaries is an applicant.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Indebtedness” shall mean (i) any Indebtedness of a Borrower that is contractually subordinated in right of payment to the Loan Obligations and (ii) any Indebtedness of any Guarantor that is contractually subordinated in right of payment to the Guarantee of such Guarantor of the Loan Obligations.

“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless otherwise specified or unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement substantially in the form of Exhibit M to be dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, between each Guarantor and the Administrative Agent.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Borrower” shall have the meaning provided in Section 6.05(n).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit D-2 or such other form (including any form on an electronic platform or electronic transmission system as shall be approved by the Swingline Lender) as shall be approved by the Swingline Lender and appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments is $100,000,000. The Swingline Commitment is part of, and not in addition to, the Revolving Facility Commitments.

“Swingline Exposure” shall mean at any time for any Revolving Facility the aggregate principal amount of all outstanding Swingline Borrowings under such Revolving Facility at such time. The Swingline Exposure of any Revolving Facility Lender under any Revolving Facility at any time shall mean its applicable Revolving Facility Percentage of the aggregate Swingline Exposure under such Revolving Facility at such time.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Telecommunications Laws” shall mean any Requirement of Law applicable to the Borrower or any of its Subsidiaries, with respect to the provision of telecommunications services, including telecommunications services provided in correctional institutions, including the Communications Act of 1934, as amended, and the rules and regulations promulgated in relation thereto by the FCC or any State PUC in each state where the Borrower or any Subsidiary conducts or is authorized to conduct business.

“Term A Facility” shall mean the Initial Term A Loan Commitments and the Term A Loans made hereunder.

“Term A Lender” shall mean, at any time, any Lender that holds an Initial Term A Loan Commitment or Term A Loan at such time.

“Term A Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term A Loans” shall mean (a) the Initial Term A Loans and (b) any Incremental Term Loans in the form of additional Term A Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(e).

“Term A Maturity Date” shall mean the date that is the five year anniversary of the Closing Date.

“Term A-1 Facility” shall mean the Initial Term A-1 Loan Commitments and the Term A-1 Loans made hereunder.

“Term A-1 Lender” shall mean, at any time, any Lender that holds an Initial Term A-1 Loan Commitment or Term A-1 Loan at such time.

“Term A-1 Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term A-1 Loans” shall mean (a) the Initial Term A-1 Loans and (b) any Incremental Term Loans in the form of additional Term A-1 Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(e).

“Term A-1 Maturity Date” shall mean the date that is the five year anniversary of the Closing Date.

“Term Borrowing” shall mean a Borrowing of Term A Loans, Term A-1 Loans, Term B Loans or Other Term Loans.

“Term B Facility” shall mean the Initial Term B Loan Commitments and the Term B Loans made hereunder.

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(iii).

“Term B Lender” shall mean, at any time, any Lender that holds an Initial Term B Loan Commitment or Term B Loan at such time.

“Term B Loans” shall mean (a) the Initial Term B Loans and (b) any Incremental Term Loans in the form of additional Term B Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(e).

“Term B Maturity Date” shall mean January 31, 2025.

“Term Facility” shall mean each of the Initial Term Facilities and/or each of the Other Term Facilities.

“Term Facility Commitment” shall mean the commitment of a Term Lender to make Term Loans, including Initial Term Loans and/or Other Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Term A Facility, the Term A Maturity Date, (b) with respect to the Term A-1 Facility, the Term A-1 Maturity Date, (c) with respect to Term B Facility, the Term B Maturity Date and (d) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.

“Term Lender” shall mean a Lender with a Term Facility Commitment or with outstanding Term Loans.

“Term Loan Installment Date” shall mean any Term A Loan Installment Date, Term A-1 Loan Installment Date, Term B Loan Installment Date or any Other Term Loan Installment Date.

“Term Loans” shall mean the Term A Loans, the Term A-1 Loans, the Term B Loans and/or the Other Term Loans.

“Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(v).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan and L/C Borrowing all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due), and (c) all Letters of Credit (other than those that have been Cash Collateralized with the Minimum L/C Collateral Amount in accordance with Section 2.05(k)) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash.

“Test Period” shall mean, on any date of determination, (i) except for purposes of determining whether there has been a breach of any Financial Covenant, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period and (ii) for purposes of determining whether there has been a breach of any Financial Covenant, the period of four consecutive fiscal quarters of the Borrower ending on the date specified in such Financial Covenant.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Debt of the Borrower as of such date minus any Specified Refinancing Cash Proceeds of the Borrower as of such date to (b) EBITDA of the Borrower for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Leverage Ratio shall be determined on a Pro Forma Basis.

“Transaction Documents” shall mean the Merger Agreement and the Loan Documents.

“Transactions” shall mean, collectively (a) the consummation of the Mergers; (b) if applicable, the consummation of the Data Center Sale; (c) the release of the Escrowed Property to the Borrower pursuant to the Escrow Agreement and other Loan Documents; (d) the Closing Date Refinancing; (e) the Escrow Merger (or, at CenturyLink’s option, entry into the Escrow Assumption Agreement); (f) the other transactions to occur pursuant to or in connection with the foregoing; and (g) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Transformative Acquisition” means any acquisition by the Borrower or any Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, but would not provide the Borrower and its Subsidiaries with adequate flexibility under the this Agreement for the continuation and/or expansion of the combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean, from and after the Closing Date, the Eurodollar Rate, the ABR and, prior to the Closing Date, the Applicable Term B Escrow Rate.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(c).

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower, whether owned on, or acquired or created after, the Closing Date, that is designated after the Closing Date by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary following the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance and (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04; and (2) any subsidiary of an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (other than Section 6.04(b)). The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) immediately after giving effect to such redesignation, the Borrower shall be in Pro Forma Compliance and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i). The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(d).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Voting Participant” shall have the meaning assigned to such term in Section 9.04(j).

“Voting Participant Notification” shall have the meaning assigned to such term in Section 9.04(j).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” shall mean a Wholly-Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly-Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly-Owned Subsidiary of the Borrower.

“Wildcat Merger Sub 1” shall mean Wildcat Merger Sub 1 LLC, a Delaware limited liability company and an indirect Wholly-Owned Subsidiary of the Borrower.

“Wildcat Merger Sub 2” shall mean WWG Merger Sub LLC, a Delaware limited liability company and an indirect Wholly-Owned Subsidiary of the Borrower.

“Wildcat Merger Subs” shall mean Wildcat Merger Sub 1 and Wildcat Merger Sub 2.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Terms Generally; GAAP. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capitalized Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Borrower notifies the Administrative Agent that the Borrower requests an amendment (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

Section 1.03    Effectuation of Transactions. Each of the representations and warranties of CenturyLink contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04    Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.05    Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.

Section 1.06    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term B Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term B Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term B Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term B Borrowing”).

Section 1.07    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

Section 2.01    Commitments. Subject to the terms and conditions set forth herein:

(a)    Each Term A Lender agrees, severally and not jointly, to make an Initial Term A Loan in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Initial Term A Loan Commitment.

(b)    Each Term A-1 Lender agrees, severally and not jointly, to make an Initial Term A-1 Loan in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Initial Term A-1 Loan Commitment.

(c)    Each Term B Lender agrees, severally and not jointly, to make an Initial Term B Loan in Dollars to the Borrower on the Effective Date in an aggregate principal amount not to exceed its Initial Term B Loan Commitment. The Borrower shall pay to each Term B Lender on the Effective Date an upfront fee in Dollars (which may be net funded from the proceeds of the Initial Term B Loan funded by such Term B Lender on the Effective Date) equal to 0.50% of the aggregate principal amount of the Initial Term B Loan funded by such Term B Lender on the Effective Date. Once paid such fee shall not be refundable under any circumstances (but subject to the provisions of Section 2.10(e)).

(d)    Each Revolving Facility Lender agrees, severally and not jointly, to make Revolving Facility Loans of a Class in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class, or (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

(e)    Each Lender having an Incremental Commitment agrees, severally and not jointly, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make an Incremental Loan to the Borrower, in an aggregate principal amount not to exceed its Incremental Commitment.

(f)    The full amount of the Term A Loans pursuant to the Initial Term A Loan Commitments must be drawn in a single drawing on the Closing Date. The full amount of the Term A-1 Loans pursuant to the Initial Term A-1 Loan Commitments must be drawn in a single drawing on the Closing Date. The full amount of the Term B Loans pursuant to the Initial Term B Loan Commitments must be drawn in a single drawing on the Closing Date. Term Loans that are repaid or prepaid may not be reborrowed.

Section 2.02    Loans and Borrowings.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and of the same Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (or, in the case of Swingline Loans, in accordance with the Swingline Commitment); provided that, prior to the Closing Date, all Term B Loans shall accrue interest at the Applicable Term B Escrow Rate. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurodollar Loans (or for periods prior to the Closing Date Term B Loans accruing interest at the Applicable Term B Escrow Rate) as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)    At the commencement of each Interest Period for any Eurodollar Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving

Facility Commitments or contemplated by Section 2.04(c) or Section 2.05(c). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, and after giving effect to all Borrowings, all conversions of Loans from one type to another, and all continuations of Loans of the same type, would result in more than (i) 10 (ten) Eurodollar Borrowings outstanding under the Revolving Facility at any time and (ii) 4 (four) Eurodollar Borrowings outstanding under each other Facility. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date for such Class.

Section 2.03    Requests for Borrowings.

(a)    To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, by telephone, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing; provided, that (i) if the Borrower wishes to request Eurodollar Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00, noon, Local Time four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and not later than 12:00, noon, Local Time, three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders and (ii) any such notice of an ABR Revolving Facility Borrowing as contemplated by Section 2.04(c) or Section 2.05(c) may be given no later than 12:00 noon, Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Mergers) and (in the case of telephonic requests) shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    whether such Borrowing is to be a Borrowing of Term A Loans, Term A-1 Loans, Term B Loans, Other Term Loans or Revolving Facility Loans of a particular Class, as applicable;

(ii)    the aggregate amount of the requested Borrowing;

(iii)    the date of such Borrowing, which shall be a Business Day;

(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing (or prior to the Closing Date a Borrowing of Term B Loans accruing interest at the Applicable Term B Escrow Rate);

(v)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)    the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing (or prior to the Closing Date a Borrowing of Term B Loans accruing interest at the Applicable Term B Escrow Rate). If no Interest Period is specified with respect to any requested Eurodollar Borrowing then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Swingline Loans.

(a)    Subject to the terms and conditions set forth herein, the Swingline Lender hereby agrees to make Swingline Loans under any Revolving Facility in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Lender’s Swingline Commitment or (ii) the Revolving Facility Credit Exposure of the applicable Class exceeding the total Revolving Facility Commitments of such Class; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing and the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by the making of such Swingline Loan may have, Fronting Exposure. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)    To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date of such Swingline Borrowing (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower.

(c)    The Swingline Lender may, by written notice given to the Administrative Agent not later than 12:00 noon, Local Time, on any Business Day, require the Revolving Facility Lenders under the applicable Revolving Facility to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it under such Revolving Facility. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, Local Time, on a Business Day no later than 2:00 p.m. Local Time on such Business Day and if received after 12:00 noon, Local Time, on a Business Day, no later than 12:00, noon, Local Time on the immediately succeeding Business Day), to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of any Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05    Letters of Credit.

(a)    The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date for the applicable Revolving Facility, to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries under any Revolving Facility, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders under each Revolving Facility severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Subsidiaries under such Revolving Facility and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Revolving Facility Credit Exposure under the applicable Revolving Facility shall not exceed the Revolving Facility Commitments thereunder, (x) the Revolving Facility Credit Exposure of any Lender under the applicable Revolving Facility shall not exceed such Lender’s Revolving Facility Commitment thereunder, (y) the outstanding amount of the L/C Obligations under all Revolving Facilities shall not exceed the Letter of Credit Sublimit and (z) unless otherwise agreed by such Issuing Bank in its sole discretion, the outstanding amount of the L/C Obligations in respect of Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s and its Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower and its Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Any letter of credit issued by a person that is or becomes an Issuing Bank hereunder but which letter of credit was not originally a Letter of Credit but the terms of which then comply with the requirements applicable to Letters of Credit hereunder may, if agreed in writing by the Borrower, such Issuing Bank and the Administrative Agent be designated as a Letter of Credit hereunder (any such letter of credit subject to the foregoing, an “Existing Letter of Credit”), in which event, such Existing Letter of Credit shall, subject to the satisfaction of the applicable conditions set forth in Article IV, be deemed to be a Letter of Credit under this Agreement as of the date that is on or after the Closing Date that is specified in such written agreement.

(ii)    No Issuing Bank shall issue any Letter of Credit under any Revolving Facility if:

(A)    subject to Section 2.05(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Facility Lenders under such Revolving Facility have approved such expiry date; or

(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date for such Revolving Facility, unless (x) all the Revolving Facility Lenders under such Revolving Facility and such Issuing Bank have approved such expiry date or (y) such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the applicable Issuing Bank.

(iii)    No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B)    the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount of less than $500,000;

(D)    such Letter of Credit is to be denominated in a currency other than Dollars;

(E)    any Revolving Facility Lender under the applicable Revolving Facility is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including for the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or reasonably determined potential Fronting Exposure (after giving effect to Section 2.24(a)(iv) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or reasonably determined potential Fronting Exposure, as it may elect in its sole discretion); or

(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)    No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not have been permitted at such time to issue the Letter of Credit in its amended form under the terms of this Section 2.05(a).

(v)    No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)    Subject to the provisions of Section 2.05(f), each Issuing Bank shall act on behalf of the Revolving Facility Lenders under the applicable Revolving Facility with respect to any Letters of Credit issued by it under such Revolving Facility and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Request, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank. Such Letter of Credit Request must be received by the applicable Issuing Bank and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) if more than one Revolving Facility is then in effect, the Revolving Facility under which such Letter of Credit is to be issued; and (I) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable Issuing Bank may reasonably request. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may reasonably request pursuant to its policies of general applicability to other account parties for whom such Issuing Bank issues letters of credit.

(ii)    Promptly after receipt of any Letter of Credit Request, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from the Required Revolving Facility Lenders, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit under a Revolving Facility, each Revolving Facility Lender under such Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Facility Lender’s Revolving Facility Percentage of such Revolving Facility times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Request, an Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date of the applicable Revolving Facility; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Facility Lenders under the applicable Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Article IV is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. one Business Day after the date of notice of any payment by an Issuing Bank under a Letter of Credit or, if the Borrower shall have received such notice from the Issuing Bank later than 11:00 a.m. on any Business Day, not later than 4:00 p.m. on the next Business Day (each such date of payment by an Issuing Bank, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender under the applicable Revolving Facility of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Facility Lender’s Revolving Facility Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Revolving Facility Loans under the applicable Revolving Facility to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Facility Commitments under Section 4.02 and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Revolving Facility Lender under the applicable Revolving Facility shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank to Administrative Agent in an amount equal to its applicable Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Facility Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Facility Borrowing of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to ABR Revolving Facility Loans of the applicable Class. In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05; provided that the amount of any drawing that is not reimbursed on the Honor Date shall bear interest at the rate applicable to ABR Revolving Facility Loans from and including the date of drawing to but excluding the date such amount becomes an Unreimbursed Amount.

(iv)    Until each Revolving Facility Lender under the applicable Revolving Facility funds its Revolving Facility Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of such Issuing Bank.

(v)    Each Revolving Facility Lender’s obligation to make Revolving Facility Loans or L/C Advances to reimburse the Issuing Banks for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, the Borrower or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Facility Lender’s obligation to make Revolving Facility Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (minus the foregoing interest and fees) shall constitute such Lender’s Revolving Facility Loan included in the relevant Revolving Facility Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Facility Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.22 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by such Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)    any payment made by such Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)    any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the relevant Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the relevant Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)    Role of Issuing Banks. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, other than in respect of any sight draft, certificates and documents expressly required by the Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Banks shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Required Revolving Facility Lenders, as applicable, under the applicable Revolving Facility; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence, or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in compliance with the terms of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Applicability of ISP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any Requirements of Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j)    Cash Collateralization Following Certain Events. If and when the Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.11(d), 2.11(e), 2.24(a)(v) or 7.01, the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders under each Revolving Facility, an amount in cash equal to 102% of the Revolving L/C Exposure under such Revolving Facility as of such date plus any accrued but unpaid interest thereon (or, in the case of Sections 2.11(d), 2.11(e) and 2.24(a)(v), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Collateral Agent, for the benefit of the Secured Parties, a security interest in such account. Such deposits shall not bear interest. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for any disbursements under any Letter of Credit for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Loan Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(d) or (e) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.11(d) and (e) no longer being exceeded, as applicable.

(k)    Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Revolving Facility Lender (in addition to the initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l)    Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank (other than the Administrative Agent or its Affiliates) shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof (or, if earlier, the time specified thereon) and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any disbursement under any Letter of Credit, the date of such disbursement and the amount of such disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

Section 2.06    Funding of Borrowings.

(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request; provided, that Borrowings made to finance the reimbursement of any disbursement under any Letter of Credit and reimbursements as provided in Section 2.05(c) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of ABR Loans, prior to 11:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The foregoing shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07    Interest Elections.

(a)    Each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loans, which may not be converted or continued. Notwithstanding any other provision of this Section 2.07, the Borrower shall not be permitted to change the Class of any Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice), by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower to (i) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(d) regarding the maximum number of Borrowings of the relevant Type.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto or with respect to the Term B Loans prior to the Closing Date, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period.

Section 2.08    Termination and Reduction of Commitments.

(a)    Unless previously terminated, the Revolving Facility Commitments of each Class shall automatically and permanently terminate on the applicable Revolving Facility Maturity Date for such Class. On the Effective Date (after giving effect to the funding of the Initial Term B Loans on such date), the Initial Term B Loan Commitments of each Term Lender with an Initial Term B Loan Commitment as of the Effective Date will automatically and permanently terminate. On the Closing Date (after giving effect to the funding of the Term A Loans to be made on such date), the Initial Term A Loan Commitments of each Term Lender with an Initial Term A Loan Commitment as of the Closing Date will automatically and permanently terminate. On the Closing Date (after giving effect to the funding of the Term A-1 Loans to be made on such date), the Initial Term A-1 Loan Commitments of each Term Lender with an Initial Term A-1 Loan Commitment as of the Closing Date will automatically and permanently terminate. On the Closing Date (after giving effect to the funding of the Initial Term B Loans on such date), the Initial Term B Loan Commitments of each Term Lender with an Initial Term B Loan Commitment as of the Closing Date will automatically and permanently terminate. Notwithstanding the foregoing, all Commitments shall automatically terminate upon the occurrence of the Outside Date if the Closing Date has not occurred at or prior to such time or if the Term B Loans are prepaid pursuant to Section 2.10(e).

(b)    The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j), as applicable, the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit, to the extent so Cash Collateralized) would exceed the total Revolving Facility Commitments of such Class.

(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under clause (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09    Repayment of Loans; Evidence of Debt.

(a)    The Borrower hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made under any Revolving Facility on the Revolving Facility Maturity Date for such Revolving Facility; provided, that on each date that a Revolving Facility Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans then outstanding.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit H, or in another form approved by such Lender, the Administrative Agent and the Borrower in their sole discretion. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.10    Repayment of Term Loans and Revolving Facility Loans and Prepayment Procedures.

(a)    Subject to the other clauses of this Section 2.10 and to Section 9.08(e),

(i)    the Borrower shall repay principal of outstanding Term A Loans on the last Business Day of each March, June, September and December of each year (commencing on the last Business Day of the first fiscal quarter of the Borrower commencing after the Closing Date) and on the Term A Maturity Date (each such date being referred to as a “Term A Loan Installment Date”), in an aggregate principal amount of Term A Loans equal to (i) for each Term A Loan Installment Date prior to the Term A Maturity Date, 1.25% of the aggregate principal amount of the Term A Loans incurred on the Closing Date and (ii) in the case of such payment due on the Term A Maturity Date, an amount equal to the then unpaid principal amount of such Term A Loans outstanding;

(ii)    the Borrower shall repay principal of outstanding Term A-1 Loans on the last Business Day of each March, June, September and December of each year (commencing on the last Business Day of the first fiscal quarter of the Borrower commencing after the Closing Date) and on the Term A-1 Maturity Date (each such date being referred to as a “Term A-1 Loan Installment Date”), in an aggregate principal amount of Term A-1 Loans equal to (i) for each Term A-1 Loan Installment Date prior to the Term A-1 Maturity Date, 1.25% of the aggregate principal amount of the Term A-1 Loans incurred on the Closing Date and (ii) in the case of such payment due on the Term A-1 Maturity Date, an amount equal to the then unpaid principal amount of such Term A-1 Loans outstanding;

(iii)    the Borrower shall repay principal of outstanding Term B Loans on the last Business Day of each March, June, September and December of each year (commencing on the last Business Day of the first fiscal quarter of the Borrower commencing after the Closing Date) and on the Term B Maturity Date (each such date being referred to as a “Term B Loan Installment Date”), in an aggregate principal amount of such Term B Loans equal to (A) for each such Term B Loan Installment Date prior to the Term B Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of the Term B Loans incurred on the Effective Date, and (B) in the case of such payment due on the Term B Maturity Date, an amount equal to the then unpaid principal amount of such Term B Loans outstanding;

(iv)    in the event that any Other Term Loans are made, the Borrower shall repay such Other Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (each such date being referred to as an “Other Term Loan Installment Date”); and

(v)    to the extent not previously paid, all outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b)    To the extent not previously paid, all outstanding Revolving Facility Loans and Swingline Loans shall be due and payable on the applicable Revolving Facility Maturity Date.

(c)    Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or Section 2.11(c) shall be applied so that the aggregate amount of such prepayment is allocated among the Term A Loans, the Term A-1 Loans, the Term B Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term A Loans, Term A-1 Loans, Term B Loans and Other Term Loans, if any, to reduce amounts due on the succeeding Term Loan Installment Dates for such Classes; provided, that, subject to the pro rata application to Loans outstanding within any respective Class of Loans, (x) with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(b)(1) and 2.11(c), any Class of Other Term Loans may receive less than its pro rata share thereof (so long as the amount by which its pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding Term A Loans, Term A-1 Loans, Term B Loans and any other Classes of then outstanding Other Term Loans, in each case to the extent the respective Class receiving less than its pro rata share has consented thereto) and (y) the Borrower shall allocate any repayments pursuant to Section 2.11(b)(2) to repay the respective Class or Classes or, in the case of Refinancing Term Loans incurred to refinance Indebtedness of LVLT, QC, Embarq or any of their respective Subsidiaries that is included in “Consolidated Priority Debt” (and, in the case of revolving Indebtedness to correspondingly reduce Commitments), the relevant Indebtedness, being refinanced, as provided in Section 2.11(b)(2). Any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Borrower may in each case direct.

Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by electronic means) of such selection not later than (i) 10:00 a.m., Local Time, in the case of an ABR Borrowing or any Swingline Loan, on the scheduled date of such prepayment and (ii) 2:00 p.m., Local Time, in the case of a Eurodollar Borrowing, at least three (3) Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent (and Swingline Lender, if applicable)). Each such notice shall be irrevocable; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent (and Swingline Lender, if applicable) on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing (x) in the case of the Revolving Facility of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon its respective Revolving Facility Percentage of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by (1) accrued interest on the amount repaid to the extent required by Section 2.13(d) and (2) break funding payments pursuant to Section 2.16. In connection with any prepayment of any Loan of any Lender hereunder that would otherwise occur from the proceeds of new Loans being funded hereunder on the date of such prepayment, if agreed to by the Borrower and such Lender in a writing provided to the Administrative Agent, the portion of the existing Loan of such Lender that would otherwise be prepaid on such date may instead be converted on a “cashless roll” basis into a like principal amount of the new Loans being funded on such date.

(d)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(b)(1) or 2.11(c) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender (a “Declining Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.11(b)(1) or 2.11(c) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Borrower. For the avoidance of doubt, the Borrower may, at its option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.11(a) below.

(e)    In the event the Escrowed Property is released to the Administrative Agent pursuant to Sections 3(b) of the Escrow Agreement, the Administrative Agent shall apply such funds when and as received to pay in full the outstanding Term B Loans at a prepayment price equal to 99.50% of the aggregate principal amount thereof (payment of such amount constituting repayment in full of the principal amount of the Term B Loans), together with all accrued interest on such Term B Loans and all other Obligations (other than principal) then due and payable and, thereafter, shall remit any remaining amounts to the Borrower.

Section 2.11    Prepayment of Loans.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.12(d), Section 2.12(e) and Section 2.16 and subject to prior notice in accordance with the provisions of Section 2.10(c)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with the first sentence of Section 2.10(d).

(b)    Beginning on the Closing Date, the Borrower shall apply (1) all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within five (5) Business Days after receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and (2) all Net Proceeds from any issuance or incurrence of Refinancing Notes, Refinancing Term Loans (other than Refinancing Term Loans incurred to refinance Indebtedness of LVLT, QC, Embarq or any of their respective Subsidiaries that is included in “Consolidated Priority Debt” (and, in the case of revolving Indebtedness to correspondingly reduce Commitments)) and Replacement Revolving Facility Commitments (other than solely by means of extending or renewing then existing Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments without resulting in any Net Proceeds) no later than three (3) Business Days after the date on which such Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments are issued or incurred, to prepay Term Loans and/or Revolving Facility Commitments in accordance with Section 2.23 and the definition of “Refinancing Notes” (as applicable). Notwithstanding anything to the contrary in this Section 2.11(b) or elsewhere in this Agreement, to the extent that (A) any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary are prohibited by any Requirement of Law from being loaned, distributed or otherwise transferred to Borrower or any Domestic Subsidiary or materially adverse consequences (including any material Tax) would result therefrom or (B) any or all of the Net Proceeds of any Asset Sale or Recovery Event by a Subsidiary other than a Guarantor are prohibited from being transferred to the Borrower for application in accordance with this Section 2.11(b) by any applicable organizational documents, joint venture agreement, shareholder agreement, or similar agreement or any other contractual obligation with an unaffiliated third party (including any agreement governing Indebtedness) that was not created in contemplation of such Asset Sale or Recovery Event, then in each case the portion of such Net Cash Proceeds so affected will not be required to be applied at the times provided in this Section 2.11(b) but may be retained by the applicable Subsidiary or applied in any other manner not prohibited by this Agreement.

(c)    Not later than five (5) Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and, if and to the extent the amount of such Excess Cash Flow exceeds $0, the Borrower shall apply an amount to prepay Term Loans equal to (i) the Required Percentage of such Excess Cash Flow minus (ii) to the extent not financed using the proceeds of funded Indebtedness, the sum of (a) the amount of any voluntary payments of Term Loans and amounts used to repurchase outstanding principal of Term Loans during such Excess Cash Flow Period pursuant to Sections 2.11(a) and Section 2.25 (it being understood that the amount of any such payments pursuant to Section 2.25 shall be calculated to equal the amount of cash used to repay principal and not the principal amount deemed prepaid therewith), (b) the amount of any voluntary payments of Revolving Facility Loans to the extent that Revolving Facility Commitments are terminated or reduced pursuant to Section 2.08 by the amount of such payments and (c) the amount used to fund any voluntary prepayments, voluntary repurchases or voluntary redemptions of any other Indebtedness of LVLT, QC, Embarq or any of their respective Subsidiaries that is included in “Consolidated Priority Debt” (other than Indebtedness under any revolving credit facility except to the extent there is a corresponding reduction in the commitments thereunder), plus, in each case, without duplication of any amounts previously deducted under this clause (ii), the amount of any such voluntary payments, voluntary repurchases or voluntary redemptions of such Indebtedness after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c). Such calculation will be set forth in a certificate signed by a Financial Officer of the Borrower delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail. Notwithstanding anything to the contrary in this Section 2.11(c) or elsewhere in this Agreement, to the extent that any or all of Excess Cash Flow that is attributable to a Foreign Subsidiary is prohibited by any Requirement of Law from being loaned, distributed or otherwise transferred to Borrower or any Domestic Subsidiary or materially adverse consequences (including any material Tax) would result therefrom then the portion of such Excess Cash Flow so affected will not be required to be applied at the times provided in this Section 2.11(c) but may be retained by the applicable Subsidiary or applied in any other manner not prohibited by this Agreement.

(d)    In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrower shall prepay Revolving Facility Borrowings and/or Swingline Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(e)    Prepayments pursuant to this Section 2.11 shall be in accordance with the procedures specified in clauses (c) and (d) of Section 2.10 (including, for the avoidance of doubt, that Term Lenders may decline such prepayments and the Borrower may retain any Declined Prepayment Amount).

Section 2.12    Fees.

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender, on the first Business Day following the end of each March, June, September and December (commencing on the first such Business Day that is at least three months after the Closing Date) and on the date on which the Revolving Facility Commitments of any Class of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b)    The Borrower agrees to pay from time to time (i) to the Administrative Agent for the account of each Revolving Facility Lender of each Class, on the first Business Day following the end of each March, June, September and December (commencing on the first such Business Day that is at least three months after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders in such Class shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily average Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed disbursements under any Letter of Credit) of such Class, during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated; provided, that any such fees accruing after the date on which such Revolving Facility Commitments terminate shall be payable on demand) at the rate per annum equal to the Applicable Margin for Eurodollar Revolving Facility Borrowings of such Class effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the last Business Day of each March, June, September and December (commencing on the last Business Day of the first fiscal quarter commencing after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit (or such lesser amount as may be acceptable to the Issuing Bank in its sole discretion, or with respect to any additional Issuing Bank designated in accordance with Section 2.05(k) after the Closing Date, such greater amount as may be agreed with the Borrower), plus (y) in connection with the issuance, amendment, cancellation, negotiation, presentment, renewal, extension or transfer of any such Letter of Credit or any disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.

(c)    The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the “Senior Administration Fee” as set forth in the Fee Letter, in the amounts and, at the times specified therein (the “Administrative Agent Fees”).

(d)    If any Repricing Event occurs prior to the date occurring one year after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender with Term B Loans that are subject to such Repricing Event (including any Term Lender which is replaced pursuant to Section 2.19(c) as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the Term B Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event.

(e)    All Fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13    Interest.

(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin. Prior to the Closing Date, all Term B Loans shall bear interest at the Applicable Term B Escrow Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)    Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (D) any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing under any Facility:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Majority Lenders under such Facility that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request under such Facility that requests (or any deemed request for) the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request under such Facility requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings for a particular Facility or Class, then that Type of Borrowings for each other Facility and Class shall be permitted.

Section 2.15    Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or

(ii)    subject the Administrative Agent, any Lender or the Issuing Bank to any Tax with respect to any Loan Document (other than (i) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17 or (ii) Excluded Taxes); or

(iii)    impose on any Lender or Issuing Bank or the London or other relevant interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to the Administrative Agent, such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate the Administrative Agent such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10 or 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked under Section 2.10(c)) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17    Taxes.

(a)    Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)    The Borrower shall timely pay any Other Taxes imposed on or incurred by the Administrative Agent or any Lender to the relevant Governmental Authority in accordance with applicable law.

(c)    The Borrower shall, without duplication of any additional amounts paid pursuant to Section 2.17(a)(iii) or any amounts paid pursuant to Section 2.17(b), indemnify and hold harmless the Administrative Agent and each Lender within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)    Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by the Borrower such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall only be required to the extent the relevant Lender is legally eligible to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(d) and Section 2.17(f); provided, that a Participant shall furnish all such required forms and statements to the participating Lender.

(i)    Each Lender and Administrative Agent that is a U.S. Person (other than persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by the Borrower, to the Borrower and the Administrative Agent (as applicable), a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that such person is exempt from United States backup withholding Tax on payments made hereunder.

(ii)    Without limiting the foregoing:

(A)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal Tax purposes, the person treated as its owner for U.S. Federal Tax purposes) eligible for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)    duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal Tax purposes, with respect to the person treated as its owner for U.S. Federal Tax purposes);

(3)    in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal Tax purposes, the person treated as its owner for Federal Tax purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable; or

(4)    to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal Tax purposes, the person treated as its owner for U.S. Federal Tax purposes) is not the beneficial owner of such payments, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-1 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-4 on behalf of each such direct and indirect partner.

(iii)    Each Lender (A) shall promptly notify the Borrower and the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction, and (B) agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)    If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in good faith to the be the portion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided, that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period during which the Loan Party actually held such funds, except to the extent that the refund was initially claimed at the written request of such Loan Party) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17.

(f)    If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable Requirement of Law” includes FATCA.

Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of any disbursement under any Letter of Credit, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)    [Reserved].

(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in any disbursement under any Letter of Credit or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in any disbursement under any Letter of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in any disbursement under any Letter of Credit and Swingline Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in any disbursement under any Letter of Credit and Swingline Loans and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in any disbursement under any Letter of Credit to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    Subject to Section 2.24, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(d) or (e), 2.06, or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section 2.18; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.15 (in excess of that being charged by other Lenders under the applicable Facility) or gives notice under Section 2.20, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (in a material amount in excess of that being charged by other Lenders), or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment, the Swingline Lender and each Issuing Bank), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in any disbursement under any Letter of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with any applicable Requirement of Law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

(c)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all Lenders or all of the Lenders adversely affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of a Term Loan, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment, the Swingline Lender and the Issuing Bank; provided, that: (i) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced in respect of the assigned interest shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the Borrower shall pay any amount required by Section 2.12(d), if applicable, and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

Section 2.20    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Borrowings of such Lender to ABR Borrowings (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21    Incremental Commitments.

(a)    After the Closing Date has occurred, the Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Term Loans are funded or Incremental Revolving Facility Commitments are established (except as set forth in clause (C) of the third paragraph under Section 6.01) from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which, in each case, may include any existing Lender, but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their sole discretion; provided, that each Incremental Revolving Facility Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, the Issuing Bank and the Swingline Lender (which approvals shall not be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving

Facility Commitments are requested to become effective, (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to (and which shall together with any then outstanding Term A Loans, Term A-1 Loans or Term B Loans, as applicable, form a single Class of) Term A Loans, Term A-1 Loans or Term B Loans or (y) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Term A Loans, Term A-1 Loans and Term B Loans (“Other Incremental Term Loans”).

(b)    The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:

(i)    any (x)(A) commitments to make additional Term B Loans shall have the same terms as the Term B Loans, and shall form part of the same Class as the Term B Loans, (B) commitments to make additional Term A Loans shall have the same terms as the Term A Loans, and shall form part of the same Class as the Term A Loans (and shall only be permitted to the extent they are primarily syndicated to regulated banks in the primary syndication thereof) and (C) commitments to make additional Term A-1 Loans shall have the same terms as the Term A-1 Loans, and shall form part of the same Class as the Term A-1 Loans (and shall only be permitted to the extent they are primarily syndicated to regulated banks in the primary syndication thereof) and (y) Incremental Revolving Facility Commitments shall have the same terms as the then outstanding Class of Revolving Facility Commitments (or, if more than one Class of Revolving Facility Commitments is then outstanding, the Revolving Facility Commitments with the then latest Revolving Facility Maturity Date) and shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date of all then outstanding Revolving Facility Commitments,

(ii)    the Other Incremental Term Loans incurred pursuant to this Section 2.21 shall rank equally and ratably in right of security with the Term A Loans and Term B Loans,

(iii)    (x) the final maturity date of any Incremental Term A Loans shall be no earlier than the Term A Maturity Date in effect at the date of incurrence of such Incremental Term A Loans and, subject to clause (i) above, except as to pricing, amortization, final maturity date and participation in mandatory prepayments (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), shall have terms that (as determined by the Borrower in good faith) are no more restrictive, taken as a whole, to the Borrower and its Subsidiaries, than the Term A Loans or such other terms as shall be reasonably satisfactory to the Administrative Agent and (y) the final maturity date of any Incremental Term Loans that are not additional Term A Loans, additional Term A-1 Loans, additional Term B Loans or Incremental Term A Loans shall be no earlier than the Term B Maturity Date in effect at the date of incurrence of such Incremental Term Loans and, except as to pricing, amortization, final maturity date and participation in mandatory prepayments (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), shall have the terms that (as determined by the Borrower in good faith) are no more restrictive, taken as a whole, to the Borrower and its Subsidiaries, than the Term B Loans or such other terms as shall be reasonably satisfactory to the Administrative Agent,

(iv)    (x) the Weighted Average Life to Maturity of any Incremental Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A Loans and (y) the Weighted Average Life to Maturity of any Incremental Term Loans that are not additional Term A Loans, additional Term B Loans or Incremental Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans,

(v)    with respect to any Other Incremental Term Loan incurred prior to the date that is 12 months after the Closing Date, the All-in Yield shall be as agreed by the respective Incremental Term Lenders and the Borrowers, except that the All-in Yield in respect of any such Other Incremental Term Loan may exceed the All-in Yield in respect of the Term B Loans by no more than 0.50%, or if it does so exceed such All-in Yield (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “LIBOR floor” as provided in the following proviso) applicable to such Term B Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided, that to the extent any portion of the Term Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Other Incremental Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Eurodollar Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Term B Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Other Incremental Term Loans prior to any increase in the Applicable Margin applicable to such Term B Loans then outstanding (this clause (v), the “MFN Provision”),

(vi)    such Other Incremental Term Loans may require participation on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term A Loans, Term A-1 Loans and Term B Loans in any mandatory prepayment hereunder,

(vii)    there shall be no borrower (other than the Borrower) or guarantor (other than the Guarantors) in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments,

(viii)    Other Incremental Term Loans and Incremental Revolving Facility Commitments shall not be secured by any asset of the Borrower or its Subsidiaries other than the Collateral, and

(ix)    the Borrower shall be in compliance with the Financial Covenants (if applicable) at the time of the incurrence of such Incremental Term Loans and/or Incremental Revolving Facility Commitments on a Pro Forma Basis for the then most recently ended Test Period.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)    Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) no Default or Event of Default shall exist; provided, that in the event that any tranche of Incremental Term Loans is used to finance a Limited Condition Transaction, (A) to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (i) and clause (ix) of the preceding paragraph (b) shall be tested at the time of the execution of the acquisition agreement, the declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the giving of the irrevocable notice of repayment or redemption, as applicable related to such Limited Condition Transaction (provided, that such Incremental Term Lenders shall not be permitted to waive any Default or Event of Default then existing or existing after giving effect to such tranche of Incremental Term Loans) and (B) no Event of Default shall exist under Section 7.01(a) or, with respect to the Borrower only, under Sections 7.01(h) or 7.01(i) at the time such Incremental Term Loans are incurred; (ii) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct); provided, that in the event that the tranche of Incremental Term Loans is used to finance a Limited Condition Transaction and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (ii) shall be limited to the Specified Representations (with the representation in Section 3.18 made on the date of funding of such Incremental Term Loans and after giving effect to such Limited Condition Transaction and other transactions on such date in connection therewith) and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to the person or business to be acquired that are material to the interests of the Lenders and only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a failure of such representations to be accurate; and (iii) the Administrative Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

(d)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurodollar Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22    Extensions of Loans and Commitments.

(a)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the

Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Other Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment,” and any Revolving Facility Loan made pursuant to such Extended Revolving Facility Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b)    The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have the same terms as the existing Class of Term Loans from which they are extended except for any terms which shall not apply until after the then Latest Maturity Date, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Term Facility Maturity Date of the Class of Term Loans subject to such Pro Rata Extension Offer, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have the same terms as the existing Class of Revolving Facility Commitments from which they are extended except for any terms which shall not apply until after the then Latest Maturity Date and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or Swingline Lender, and (v) any Extended Term Loans may require participation on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term A Loans, Term A-1 Loans and Term B Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Facility Commitments, and with the consent of the Swingline Lender and each Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(c)    Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(d)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.22), (i) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iii) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (iv) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Obligations secured by Other First Liens), (v) no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vi) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of any such Extended Term Loans or Extended Revolving Facility Commitments.

(e)    Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.23    Refinancing Amendments.

(a)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower may by written notice to the Administrative Agent at any time after the Closing Date establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.11(b)(2) or any Indebtedness of LVLT, QC, Embarq or any of their respective Subsidiaries that is included in “Consolidated Priority Debt” (and, in the case of revolving Indebtedness, to correspondingly reduce commitments). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i)    after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.03 shall be satisfied;

(ii)    the final maturity date of the Refinancing Term Loans shall be no earlier than the earlier of (x) the final maturity date of the refinanced Indebtedness and (y) the 91st day following the Latest Maturity Date in effect at the time of incurrence thereof;

(iii)    the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the lesser of (x) the then-remaining Weighted Average Life to Maturity of the refinanced Indebtedness and (y) 91 days after the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity;

(iv)    the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Indebtedness plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)    all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms and optional prepayment or mandatory prepayment terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially similar to, or (as determined by the Borrower in good faith) no more restrictive, taken as a whole, to the Borrower and its Subsidiaries than the terms applicable to the Term B Loans or, if applicable, the Term Loans being refinanced or, with respect to any such Refinancing Term Loans with amortization in excess of 1.0% per year that are being primarily syndicated to regulated banks in the primary syndication thereof and that are used to Refinance in whole or in part any Indebtedness of LVLT, QC, Embarq or their respective Subsidiaries, the Term A Loans (except, in each case, to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);

(vi)    there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans;

(vii)    Refinancing Term Loans shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral; and

(viii)    Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(b)(2)) hereunder, as specified in the applicable Refinancing Amendment.

(b)    The Borrower may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(c)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower may by written notice to the Administrative Agent at any time after the Closing Date establish one or more additional Facilities (each, a “Replacement Revolving Facility”) providing for revolving commitments (“Replacement Revolving

Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that: (i) after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.03 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including upfront fees) and accrued interest associated therewith; (iii) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date for the Revolving Facility Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) shall be substantially similar to, or (as determined by the Borrower in good faith) no more restrictive, taken as a whole, to the Borrower and its Subsidiaries than, those applicable to the Revolving Facility Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent); (v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and (vi) Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral. In addition, the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including upfront fees) and accrued interest associated therewith (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder) so long as (i) after giving effect to the establishment such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.03 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Facility Commitments, (ii) the remaining life to termination of such Replacement Revolving Facility Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, (iv) such Replacement Revolving Loans shall be secured by Liens on Collateral that rank pari passu in right of security to the other Loans, (v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and (vi) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) shall be substantially similar to, or (as determined by the Borrower in good faith) no more restrictive, taken as a whole, to the Borrower and its Subsidiaries than those applicable to the then effective Revolving Facilities (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent). Solely to the extent that an Issuing Bank or Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or Swingline Lender shall not be required to issue any letters of credit or swingline loan under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank or Swingline Lender to withdraw as an Issuing Bank or Swingline Lender, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or Swingline Lender, as the case may be, in its sole discretion. The Borrower agrees to reimburse each Issuing Bank or Swingline Lender, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d)    The Borrower may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments (subject to receipt of any consents that would be required for an assignment of Revolving Facility Commitments to such person pursuant to Section 9.04); provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(e)    The Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) this Agreement shall impose no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iii) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Term A Loans, Term A-1 Loans, Term B Loans and other Loan Obligations.

Section 2.24    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders,” “Required Lenders,” “Required Pro Rata Lenders” or “Required Revolving Facility Lenders,” as applicable, and Section 9.08.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and, except as provided in clause (C) below, the Borrower shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C)    With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans under any Revolving Facility shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments under such Revolving Facility (calculated without regard to such Defaulting Lender’s Commitment) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender under such Revolving Facility to exceed such Non-Defaulting Lender’s Revolving Facility Commitment under such Revolving Facility. Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of the (i) Administrative Agent or (ii) the Swingline Lender or any Issuing Bank, as applicable (with a copy to the Administrative Agent), (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par (together with any break funding costs incurred by the non-Defaulting Lenders as a result of such purchase) that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.25    Loan Repurchases.

(a)    Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase Term Loans of one or more Classes (as determined by the Borrower but excluding the Term A Loans and the Term A-1 Loans) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by the Borrower and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)    each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures;

(ii)    no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer;

(iii)    the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv)    the principal amount of all Term Loans of the applicable Class or Classes so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold) (without any increase to EBITDA as a result of any gains associated with cancellation of debt), and in no event shall the Borrower be entitled to any vote hereunder in connection with such Term Loans;

(v)    no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(vi)    the Borrower represents and warrants that no Loan Party shall have any material non-public information with respect to the Loan Parties or their Subsidiaries, or with respect to the Loans or the securities of any such person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer;

(vii)    at the time of each purchase of Term Loans through a Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with the preceding clause (vi);

(viii)    any Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis; and

(ix)    no purchase of any Term Loans shall be made from the proceeds of any Revolving Facility Loan or Swingline Loan.

(b)    The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If the Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Borrower pursuant to this Section 2.25, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.

(c)    The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25; provided, that notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.16, 2.18 and 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d)    This Section 2.25 shall supersede any provisions in Section 2.18 or 9.06 to the contrary.

ARTICLE III

Representations and Warranties

On (i) the Effective Date and the Closing Date (in each case, after giving effect to the Transactions, but subject to Section 7.02) and (ii) the date of each Credit Event (after the Closing Date), as provided in Section 4.03, the Borrower represents and warrants to the Lenders that (it being understood and agreed that the only representations and warranties in this Article III or any other Loan Document that are required to be true and correct as a condition to the Closing Date, the release of the Escrowed Property to the Borrower on the Closing Date, the funding of the Loans on the Closing Date and the use of the proceeds thereof on the Closing Date to consummate the Mergers are solely those referred to in Section 4.02(c)):

Section 3.01    Organization; Powers. The Borrower and each of the Subsidiaries which is a Loan Party or a Significant Subsidiary (a) is a partnership, limited liability company, corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to the Borrower), clause (b) (other than with respect to the Borrower), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02    Authorization. The execution, delivery and performance by the Borrower and each of the Guarantors of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by the Borrower and such Guarantors and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower or any such Guarantor, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Borrower, or any such Guarantor, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to the Borrower or any such Guarantor or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Guarantor that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Borrower and each such Guarantor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, and (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

Section 3.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) filings or other actions listed on Schedule 3.04 and any other filings or registrations required to perfect Liens created by the Security Documents.

Section 3.05    Financial Statements. (a) The audited consolidated balance sheets and the statements of income, stockholders’ equity, and cash flow (i) for CenturyLink and its consolidated subsidiaries as of and for each fiscal year of CenturyLink in the three-fiscal year period ended on December 31, 2016 and (ii) for LVLT and its consolidated subsidiaries as of and for each fiscal year of LVLT in the three-fiscal year period ended December 31, 2016, and (b) the unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flow (i) for CenturyLink and its consolidated subsidiaries as of and for the fiscal quarter ended March 31, 2017 and (ii) for LVLT and its consolidated subsidiaries as of and for the fiscal quarter ended March 31, 2017, in each case, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries or LVLT and its consolidated subsidiaries (as applicable) as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of footnotes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06    No Material Adverse Effect. Since December 31, 2016 (for this purpose, assuming that the Transaction had been consummated before such date), there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07    Title to Properties; Possession Under Leases. Each of the Borrower and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, free and clear of all Liens except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Prior to the Closing Date, references to the Borrower in this Section 3.07 only shall be deemed to refer to CenturyLink.

Section 3.08    Subsidiaries.

(a)    Schedule 3.08(a) of the Effective Date Certificate sets forth as of the Closing Date, after giving effect to the Transactions, the name and jurisdiction of incorporation, formation or organization of each subsidiary of CenturyLink (other than any Immaterial Subsidiary) and, as to each such subsidiary, the percentage of the Equity Interests of such subsidiary owned by CenturyLink or by any such subsidiary.

(b)    As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of any of the Subsidiaries, except as set forth on Schedule 3.08(b) of the Effective Date Certificate.

Section 3.09    Litigation; Compliance with Laws.

(a)    There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower or (prior to the Closing Date) CenturyLink or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by the Borrower or (prior to the Closing Date) CenturyLink or any of its subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2016, the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, LVLT’s Annual Report on Form 10-K for the year ended December 31, 2016, or LVLT’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017. There have been no developments in any such matter disclosed in the Annual or Quarterly Reports described above which would reasonably be expected, individually or in the aggregate with any such other matters or any additional actions, suits, proceedings or investigations, to result in a Material Adverse Effect.

(b)    None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10    Federal Reserve Regulations. No part of the proceeds of any Loans or any Letter of Credit will be used by the Borrower and its Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

Section 3.11    Investment Company Act. None of the Borrower or any of the other Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12    Use of Proceeds.

(a)    The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for working capital purposes, for capital expenditures, for the Transactions, for Permitted Business Acquisitions and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit); provided, that on the Closing Date, the aggregate amount of undrawn Revolving Facility Commitments shall be at least (A) $1,000,000,000 minus (B) the amount of Revolving Facility Commitments drawn on the Closing Date for ordinary course working capital needs.

(b)    The Borrower will use the proceeds of the Term A Loans borrowed on the Closing Date and the Term B Loans borrowed on the Effective Date directly or indirectly to finance a portion of the Transactions. The Borrower will use the proceeds of the Term A-1 Loans borrowed on the Closing Date to refinance the Existing Term Loan Agreement and to pay fees, expenses and accrued interest in connection therewith and in connection with the Term A-1 Loans; provided, however, that the Borrower may use any excess proceeds for general corporate purposes.

(c)    The Borrower will use the proceeds of any Incremental Loans solely for general corporate purposes of the Borrower and its Subsidiaries.

Section 3.13    Tax Returns.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and, to the extent such Taxes are due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings; and

(c)    Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14    No Material Misstatements.

(a)    All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders (and as of the Closing Date, with respect to Information provided prior thereto) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)    The Projections and other forward looking information prepared by or on behalf of the Borrower or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders.

Section 3.15    Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c) none of the Borrower, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA. The Borrower represents and warrants as of the Effective Date and as of the Closing Date that the Borrower is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

Section 3.16    Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (b) each of the Borrower and its Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) except as set forth on Schedule 3.16, no Hazardous Material is located at, on or under any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Borrower or any of the Subsidiaries of any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17    Security Documents.

(a)    Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties, or, in the case of the Escrow Agreement, for the benefit of the “Secured Parties” as defined therein) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, in the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b)    When the Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c)    Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18    Solvency. (A) On the Effective Date and (B) (immediately after giving effect to the Transactions on the Closing Date and the making of each Loan on the Closing Date and the application of the proceeds of such Loans) on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 3.19    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.20    Insurance. Schedule 3.20 of the Effective Date Certificate sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of any Loan Party as of the Closing Date after giving effect to the Transactions. As of such date, such insurance is in full force and effect.

Section 3.21    Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that are used or held for use or is otherwise reasonably necessary in the operation of their respective businesses, (b) to the knowledge of the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Borrower and its Subsidiaries is pending or, to the knowledge of the Borrower, threatened and (ii) to the knowledge of the Borrower, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.22    Communications and Regulatory Matters.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect, (I) the business of each Loan Party is being conducted in compliance with the Telecommunications Laws, (ii) each Loan Party possess all registrations, licenses, authorizations, and certifications issued by the FCC and the State PUCs necessary to conduct their respective businesses as currently conducted, and (III) all FCC Licenses and State PUC Licenses required for the operations of each Loan Party is in full force and effect.

(b)    To the best of the Borrower’s knowledge, there is no proceeding being conducted or threatened by any Governmental Authority, which would reasonably be expected to cause the termination, suspension, cancellation, or nonrenewal of any of the FCC Licenses or the State PUC Licenses, or the imposition of any penalty or fine by any Governmental Authority with respect to any of the FCC Licenses or the State PUC Licenses, in each case which would reasonably be expected to have a Material Adverse Effect.

(c)    There is no (I) outstanding decree, decision, judgment, or order that has been issued by the FCC or a State PUC against the Loan Parties, the FCC Licenses, or the State PUC Licenses or (II) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding pending or, to the best of the Borrower’s knowledge, threatened by or before the FCC or a State PUC against the Loan Parties, the FCC Licenses, or the State PUC Licenses that, in each case, would reasonably be expected to have a Material Adverse Effect.

(d)    The Loan Parties each have filed with the FCC and State PUCs all necessary reports, documents, instruments, information, or applications required to be filed pursuant to the Telecommunications Laws, and have paid all fees required to be paid pursuant to the Telecommunications Laws, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 3.23    USA PATRIOT Act. The Borrower and each of its Subsidiaries is in compliance in all material respects with the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and other applicable anti-money laundering laws.

Section 3.24    Anti-Corruption Laws and Sanctions. (a) Neither the Borrower nor any Subsidiary, nor any director or officer of the Borrower, nor, to the knowledge of the Borrower, any employee, agent or affiliate of the Borrower or any Subsidiary of the Borrower, nor any director or officer of any Subsidiary, is the subject of Sanctions or in violation of any Anti-Corruption Laws, (b) neither the Borrower nor any Subsidiary is located, organized or resident in a Sanctioned Country and (c) no part of the proceeds of the Loans and no Letter of Credit shall be used, directly or indirectly, in a manner that would result in a violation of Anti-Corruption Laws or Sanctions by any party hereto.

Section 3.25    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions of Lending

Section 4.01    Effective Date. The effectiveness of the Commitments hereunder and the obligation of each Lender with an Initial Term B Loan Commitment to make Initial Term B Loans to the Borrower on the Effective Date are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

(a)    The Administrative Agent shall have received from each of the Borrower, the Issuing Bank and the Lenders a counterpart of this Agreement signed on behalf of such party.

(b)    The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of (i) Wachtell, Lipton, Rosen & Katz, as special New York counsel for the Loan Parties, (ii) Covington & Burling LLP, as federal communications regulatory counsel for the Loan Parties, with respect to the enforceability of the applicable Loan Documents and other related matters, in each case (A) dated the Effective Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Effective Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c)    The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of the Borrower dated the Effective Date and certifying:

(i)    that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or by the Secretary or Assistant Secretary or similar officer of the Borrower or other person duly authorized by the constituent documents of the Borrower,

(ii)    that attached thereto is a true and complete copy of a certificate as to the good standing of the Borrower as of a recent date from such Secretary of State (or other similar official or Governmental Authority),

(iii)    that attached thereto is a true and complete copy of the limited liability company agreement of the Borrower as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in the following clause (iv),

(iv)    that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of the Borrower, authorizing the execution, delivery and performance by the Borrower of this Agreement and the borrowings hereunder, and the execution, delivery and performance of each of the other Loan Documents required hereby with respect to the Borrower and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date, and

(v)    as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on behalf of the Borrower.

(d)    The Administrative Agent shall have received a Borrowing Request with respect to the Initial Term B Loans as required by Section 2.03.

(e)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower attaching and certifying as true and correct a copy of the Escrow Agreement signed on behalf of each party thereto, together with evidence reasonably satisfactory to the Administrative Agent that, prior to or substantially concurrently with the funding of the Initial Term B Loans on the Effective Date, the “Initial Escrow Deposit” (as defined in the Escrow Agreement) shall have been deposited with the Escrow Agent pursuant to the Escrow Agreement.

(f)    (i) The Specified Representations are true and correct in all material respects as of the Effective Date as though made on and as of such date, except to the extent such representations and warranties (A) expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) or (B) expressly relate to the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, and (ii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the condition set forth in the foregoing clause (f)(i) has been satisfied.

(g)    The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information required with respect to the Borrower by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent requested in writing at least 10 Business Days prior to the Effective Date.

(h)    The Administrative Agent shall have received an executed counterpart of the Pro Rata Ticking Fee Letter signed by the Borrower.

(i)    The Administrative Agent shall have received an executed copy of the Effective Date Certificate signed by the Borrower.

Section 4.02    Closing Date. The obligations of (i) (a) the Revolving Facility Lenders to make Revolving Facility Loans and the Swingline Lender to make Swingline Loans, (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder, (c) each Lender with an Initial Term A Loan Commitment to make Initial Term A Loans to the Borrower and (d) each Lender with an Initial Term A-1 Loan Commitment to make Initial Term A-1 Loans to the Borrower and (ii) the release of the Escrowed Property to the Borrower (or as directed by the Borrower), in each case, on the Closing Date are subject solely to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions at or prior to the Outside Date:

(a)    The Administrative Agent shall have received in the case of any Borrowing on the Closing Date, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of any Letter of Credit to be issued on the Closing Date, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)    To the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied as of the Closing Date.

(c)    (i) The Specified Representations are true and correct in all material respects as of the Closing Date (after giving effect to the Transactions) as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, (ii) the Merger Agreement LVLT Representations are true and correct to the extent contemplated by the definition of “Merger Agreement LVLT Representations”, and (iii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in the foregoing clauses (c)(i) and (ii) have been satisfied.

(d)    The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower confirming the solvency of the Borrower and its subsidiaries on a consolidated basis immediately after giving effect to the Transactions on the Closing Date.

(e)    The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of (i) Wachtell, Lipton, Rosen & Katz, as special New York counsel for the Loan Parties, (ii) Jones Walker LLP, as Louisiana counsel for the Loan Parties, (iii) local counsel reasonably acceptable to the Administrative Agent in each other jurisdiction of formation or incorporation of any Loan Party and (iv) Covington & Burling LLP, as federal communications regulatory counsel for the Loan Parties, or, in each case, such other firm as may be reasonably acceptable to the Administrative Agent, with respect to the enforceability of the Loan Documents (other than this Agreement) and other related matters, in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(f)    The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party (other than the Borrower) dated the Closing Date and certifying:

(i)    that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or by the Secretary or Assistant Secretary or similar officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii)    that attached thereto is a true and complete copy of a certificate as to the good standing of such Loan Party (to the extent that such concept exists in such jurisdiction) as of a recent date from such Secretary of State (or other similar official or Governmental Authority),

(iii)    that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the following clause (iv),

(iv)    that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, and

(v)    as to the incumbency and specimen signature of each officer or authorized signatory executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(g)    The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), Tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the Closing Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(h)    Substantially concurrently with initial Credit Event on the Closing Date and the release of the Escrowed Property to the Borrower on the Closing Date, the Mergers shall be consummated in accordance with the Merger Agreement and none of the Borrower, Merger Sub 1 or Merger Sub 2 shall have waived, amended, or provided any consent with respect to, any term or condition of the Merger Agreement in a manner that materially and adversely affects the interests of the Lenders in their capacities as such without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (1) any increase in the purchase price in respect of the Mergers shall be deemed not to be adverse to the interests of the Lenders to the extent funded by the issuance of common shares by the Borrower and (2) any decrease in the consideration for the Mergers in an amount less than 10% shall be deemed not to be adverse to the interest of the Lenders so long as there is a corresponding reduction in the amount of the Term A Facility, the Term A-1 Facility and the Term B Facility on a pro rata basis).

(i)    The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and LVLT for their respective most recent three full fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and LVLT for each subsequent interim quarterly period ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year). The Administrative Agent acknowledges that it has received each of the financial statements in the foregoing clauses (i) and (ii) for each fiscal year and fiscal quarter of the Borrower and LVLT ended prior to March 31, 2017 and that the Borrower’s or LVLT’s filing of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii), as applicable, of this Section 4.02(i).

(j)    The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required with respect to the Loan Parties by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent requested in writing at least 10 Business Days prior to the Closing Date.

(k)    Except as otherwise expressly disclosed in the Company SEC Reports (as defined in the Merger Agreement) filed prior to October 31, 2016 (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Reports) or as set forth in the corresponding sections or subsections of the Company Disclosure Schedule (as defined in the Merger Agreement) (or, pursuant to Section 10.2(b) of the Merger Agreement, as set forth in any section or subsection of the Company Disclosure Schedule to the extent the applicability thereof is readily apparent from the face of the Company Disclosure Schedule), since December 31, 2015, there has not been any LVLT Material Adverse Effect (as defined below). “LVLT Material Adverse Effect” shall have the meaning given the term “Company Material Adverse Effect” in the Merger Agreement as in effect on October 31, 2016.

(l)    Prior to, or consummated substantially concurrently with, each Credit Event on the Closing Date and the release of the Escrowed Property to the Borrower on the Closing Date, (A) at CenturyLink’s option, either the Escrow Merger shall occur or the Escrow Assumption Agreement shall be entered into by the parties thereto, and (B) the Closing Date Refinancing shall have been consummated and all commitments in respect thereof, and any security interests and guaranties granted in connection therewith, if any, shall have been terminated and released (or have been authorized to be released pursuant to a customary payoff letter).

(m)    The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP) required to be reimbursed or paid by the Loan Parties hereunder, under the Fee Letter or under any Loan Document on or prior to the Closing Date.

Section 4.03    Subsequent Credit Events. Each Credit Event after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions on the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a)    The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)    Except as set forth in Section 2.21(c) with respect to Incremental Term Loans used to finance a Limited Condition Transaction, the representations and warranties of the Borrowers and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)    Except as set forth in Section 2.21(c) with respect to Incremental Term Loans used to finance a Limited Condition Transaction, at the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Section 4.04    Determinations Under Sections 4.01 and 4.02. For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to, with respect to conditions specified in Section 4.01, the Effective Date and with respect to conditions specified in Section 4.02, the Closing Date, specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of each of the Effective Date, the Closing Date and each such notification shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that from and after the Effective Date (with respect to the following Sections 5.01, 5.03, 5.05, 5.06, 5.07, 5.08, and 5.11 only) and from and after the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01    Existence; Business and Properties.

(a)    Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Subsidiaries if the assets of any such Subsidiary (to the extent they exceed estimated liabilities of such Subsidiary) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that (x) Guarantors may not be liquidated into Subsidiaries that are not Loan Parties, and (y) Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05).

(b)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02    Insurance. Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (as determined by the Borrower in good faith), and cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other assets which do not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure (as reasonably determined by the Borrower).

(a)    In connection with the covenants set forth in this Section 5.02(a), it is understood and agreed that:

(i)    the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii)    the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03    Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP and, to the extent due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04    Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)    within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2017, a consolidated balance sheet and related statements of operations,

cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower as a going concern other than with respect to or resulting from, an upcoming maturity date of any Indebtedness under this Agreement occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein and are delivered within the time period specified above);

(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter (other than the fourth fiscal quarter of the Borrower’s fiscal year) after the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 4.02(i)), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of certain footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein and are delivered within the time period specified above);

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Effective Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the end of the first full fiscal quarter after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenants (if applicable);

(d)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;

(e)    within 90 days after the beginning of each fiscal year that commences after the Effective Date, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;

(f)    concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 4.03, as applicable (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable); and

(g)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such persons’ securities. The Borrower hereby agrees that (w) the Borrower Materials that are to be distributed to the Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 5.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)    any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07    Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 5.08    Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

Section 5.09    Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10    Further Assurances; Additional Security.

(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)    If any asset is acquired by any Collateral Guarantor after the Closing Date or owned by an entity at the time it becomes a Collateral Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z) assets of any Collateral Guarantor organized outside the United States), such Collateral Guarantor will, (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Collateral Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the penultimate and last paragraphs of this Section 5.10 and the definition of “Excluded Property.”

(c)    If any additional direct or indirect Subsidiary of the Borrower is formed, acquired or ceases to constitute an Excluded Subsidiary following the Closing Date and such Subsidiary is (1) a Wholly-Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary or (2) any other Domestic Subsidiary of the Borrower that may be designated by the Borrower in its sole discretion, within twenty (20) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Collateral Agent may agree in its sole discretion), notify the Collateral Agent thereof and, within thirty (30) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree in its sole discretion, cause such Subsidiary to become a Collateral Guarantor (or, in the case of any Subsidiary of QCF or Embarq, to become a Guarantor) and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Collateral Guarantor, subject to the third to last and penultimate paragraphs of this Section 5.10. Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated as a Guarantor by the Borrower in its sole discretion and in no circumstance shall QCF, Embarq and their respective Subsidiaries be required to become Collateral Guarantors.

(d)    Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within 10 days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(e)    If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary of a Collateral Guarantor, within thirty (30) days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within sixty (60) days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate and last paragraphs of this Section 5.10 and the definition of “Excluded Property.”

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any interest in Real Property; (ii) motor vehicles and other assets subject to certificates of title (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code); (iii) letter of credit rights (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code); (iv) commercial tort claims (as defined in the Uniform Commercial Code) with a value of less than $25,000,000; (vi) leases, licenses, permits and other agreements to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor), but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, the Bankruptcy Code or other Requirement of Law; (vii) other assets to the extent the pledge thereof or the security interest therein is prohibited by applicable law, rule or regulation (other than to the extent such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Bankruptcy Code or any other Requirement of Law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (viii) those assets as to which the Administrative Agent and the Borrower shall reasonably agree that the costs or other adverse consequences (including, without limitations, Tax consequences) of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby; (ix) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law; (x) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent Liens and security interests therein are prohibited or restricted thereby, (xi) any asset owned by a Regulated Subsidiary to the extent prohibited by any Requirement of Law or that would if pledged, in the good faith judgment of the Borrower, result in adverse regulatory consequences or impair the conduct of the business of the Borrower and the Subsidiaries (provided, in the case of this clause (xi), the Borrower shall promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent, shall use commercially reasonable efforts to obtain any necessary approvals or authorizations to permit such assets to be pledged), but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any such adverse consequence or impairment is not eliminated; (xii) Excluded Securities and (xiii) for the avoidance of doubt, any assets of any person other than a Collateral Guarantor; provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of Excluded Property by expressly notifying the Agent of it decision to do so with reference to this proviso.

In addition, in no event shall (1) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (2) landlord, mortgagee and bailee waivers or subordination agreements (other than any subordination agreement expressly contemplated by Sections 6.01(a), (e), or (m) of this Agreement) be required, (3) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing and (4) foreign-law governed security documents or perfection under foreign law be required.

Notwithstanding anything herein to the contrary herein, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Collateral Guarantors on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents and (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents.

Section 5.11    Ratings. Use commercially reasonable efforts to obtain and to maintain (a) public ratings from Moody’s and S&P for the Term Loans and (b) public corporate credit ratings and corporate family ratings from Moody’s and S&P in respect of the Borrower; provided, however, in each case, that the Borrower and its subsidiaries shall not be required to obtain or maintain any specific rating. Prior to the Closing Date, references to the Borrower in this Section 5.11 shall be deemed to refer to CenturyLink.

Section 5.12    Restricted and Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein.

Section 5.13    Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.13 to the Effective Date Certificate within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

Section 5.14    Farm Credit Equity and Security.

(a)    So long as a Farm Credit Lender is a Lender hereunder, the Borrower will acquire, directly or through one or more of its Subsidiaries (and such Farm Credit Lender will make available to the Borrower or its applicable Subsidiaries for purchase) equity in such Farm Credit Lender in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s Bylaws and Capital Plan (or their equivalent) (as each may be amended from time to time), except that the maximum amount of equity that the Borrower shall be required pursuant to this sentence to purchase, directly or through its applicable Subsidiaries, in such Farm Credit Lender in connection with the Loans made by such Farm Credit Lender shall not exceed the maximum amount required by the Bylaws and the Capital Plan (or the equivalent) on the Closing Date. The Borrower acknowledges receipt of documents from each Farm Credit Lender that describe the nature of the Borrower’s stock and other equities in such Farm Credit Lender acquired in connection with its patronage loan from such Farm Credit Lender (the “Farm Credit Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b)    Each party hereto acknowledges that each Farm Credit Lender’s Bylaws and Capital Plan (or their equivalent) (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender, (y) the Borrower’s eligibility for patronage distributions from such Farm Credit Lender (in the form of Farm Credit Equities and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

(c)    Each party hereto acknowledges that each Farm Credit Lender has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all Farm Credit Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit Lender’s sole and exclusive benefit. The Farm Credit Equities shall not constitute security for the Obligations due to any other Secured Party. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities or on patronage accrued by such Farm Credit Lender for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, a Farm Credit Lender may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. CoBank, ACB shall have no obligation to retire the Farm Credit Equities upon any Event of Default, Default or any other default by the Borrower or any other Loan Party, or at any other time, either for application to the Obligations or otherwise.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that from the Closing Date until the Termination Date, unless the Required Lenders (or, in the case of the Pro Rata Only Covenants, the Required Pro Rata Lenders) shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness, including Capitalized Lease Obligations (other than Indebtedness described in Section 6.01(b) below) existing or committed on the Closing Date (provided, that any such Indebtedness that is owed to any person other than the Borrower and/or one or more of its Subsidiaries, in an aggregate amount in excess of $25,000,000 shall be set forth in Schedule 6.01 of the Effective Date Certificate) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b)    Indebtedness created hereunder (including pursuant to Section 2.21, Section 2.22 and Section 2.23) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness;

(c)    Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e)    subject to Section 6.08, Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Loan Party owing to a Loan Party incurred pursuant to this Section 6.01(e)

shall be subject to Section 6.04(b) and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Guarantor and Indebtedness of any Guarantor owing to the Borrower incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Loan Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h)    (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by any Loan Party in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger, amalgamation or consolidation is not prohibited by this Agreement; provided, that, (x) Indebtedness acquired or assumed pursuant to this subclause (h)(i) shall be in existence prior to the respective merger or acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) after giving effect to the acquisition or assumption of such Indebtedness, (A) the Borrower shall be in compliance with the Financial Covenants (if applicable) and (B) the Total Leverage Ratio shall not be greater than 5.00 to 1.00, in each case calculated on a Pro Forma Basis for the then most recently ended Test Period; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i)    Capitalized Lease Obligations (and any Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal amount not to exceed the greater of (x) $250,000,000 and (y) 2.75% of Pro Forma LTM EBITDA measured at the time of incurrence, creation or assumption (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(j)    (x) mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of fixed or capital assets in order to finance such acquisition, lease, construction, repair, replacement or improvement (whether through the direct purchase of property or the Equity Interests of any person owning such property), in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(j), would not exceed the greater of (x) $2,000,000,000 and (ii) 21.5% of Pro Forma LTM EBITDA measured when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(k)    other Indebtedness of the Borrower or any Subsidiary (including, for the avoidance of doubt, any Guarantees thereof), in an aggregate principal amount not to exceed the greater of (x) $1,000,000,000 and (y) 10.75% of Pro Forma LTM EBITDA (measured when incurred, created or assumed) at any time outstanding;

(l)    [Reserved];

(m)    Guarantees (A) by the Borrower of Indebtedness of any Subsidiary, (B) by any Subsidiary that is not a Guarantor or a Subsidiary of a Guarantor of Indebtedness of any other Subsidiary that is not a Guarantor or a Subsidiary of a Guarantor and (C) by any Guarantor or Subsidiary of such Guarantor of Indebtedness of any other Subsidiary of such Guarantor;

(n)    Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with any Permitted Business Acquisition or similar Investment or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)    (i) Permitted Unsecured Debt so long as immediately after giving effect to the incurrence of such Permitted Unsecured Debt and the use of proceeds thereof, the Total Leverage Ratio shall not be greater than (A) solely for the benefit of the Term A Facility, the Term A-1 Facility and the Revolving Facility following the second anniversary of the Closing Date, 4.75 to 1.00 (this subclause (p)(i)(A) the “Pro Rata Only Debt Restriction”) or (B) 5.00 to 1.00, in each case calculated on a Pro Forma Basis for the then most recently ended Test Period (including, for the avoidance of doubt, any Guarantees of such Permitted Unsecured Debt by the Guarantors, which shall be subordinated to the extent required by the definition of “Permitted Unsecured Debt”) and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q)    obligations in respect of Cash Management Agreements in the ordinary course of business;

(r)    Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or any Subsidiary incurred in the ordinary course of business;

(t)    (i) Indebtedness incurred by LVLT and its Subsidiaries so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, (A) the Priority Leverage Ratio shall not be greater than 3.00 to 1.00 and (B) the LVLT Leverage Ratio shall not be greater than 3.75 to 1.00, in each case calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u)    (i) Indebtedness incurred by QC and its Subsidiaries so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, (A) the Priority Leverage Ratio shall not be greater than 3.00 to 1.00 and (B) the QC Leverage Ratio shall not be greater than 1.90 to 1.00, in each case calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(v)    Indebtedness issued by the Borrower (and, for the avoidance of doubt, the Guarantee thereof by any Guarantor) and in the form of one or more series of senior or subordinated notes or loans (which may be unsecured or secured on a junior lien basis or a pari passu basis with the Liens securing the Obligations), (the “Incremental Equivalent Debt”); provided that (i) no Event of Default shall have occurred and be continuing or would exist after giving effect to such Indebtedness, (ii) any such Incremental Equivalent Debt in the form of term loans secured on a pari passu basis with the Liens securing the Obligations shall be subject to the MFN Provision as if such Indebtedness was Other Incremental Term Loans, (iii) such Incremental Equivalent Debt (A) shall have no borrower (other than the Borrower) or guarantor (other than the Guarantors), (B) if secured, shall not be secured by any assets other than the Collateral, (C) shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans, (iv) such Incremental Equivalent Debt shall not be subject to any maturity, mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss (or from the proceeds of an equity offering or Permitted Refinancing Indebtedness) and a customary acceleration right after an event of default) prior to the then Latest Maturity Date, (D) shall have a final maturity no earlier than the Latest Maturity Date in effect at the date of incurrence of such Incremental Equivalent Debt (provided that such Incremental Equivalent Debt may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (D)), (E) shall be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable, (v) such Incremental Equivalent Debt shall have terms and conditions (other than (x) pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) that (i) in the good faith judgment of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) or (ii) are otherwise reasonably satisfactory to the Administrative Agent (provided, that a certificate of a financial officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of the material terms and conditions thereof or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects)); (vi) the Borrower shall be in compliance with the Financial Covenants (if applicable) at the time of the incurrence of such Incremental Equivalent Debt on a Pro Forma Basis for the then most recently ended Test Period; provided, that for purposes of calculating compliance with the Financial Covenants under this clause (vi), any Revolving Facility Commitments (including any Incremental Revolving Facility Commitments) in excess of $2,000,000 shall be deemed to be fully drawn and (vii) after giving effect to the incurrence of such Incremental Equivalent Debt, the aggregate principal amount of all Incremental Equivalent Debt (together with all Incremental Loans and Incremental Commitments) shall not exceed the Incremental Amount;

(w)    (i) Capitalized Lease Obligations and any other Indebtedness incurred by the Borrower or any Subsidiary arising from any Permitted Sale Lease-Back Transaction and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(x)    Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.06;

(y)    Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder; and

(z)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (z) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02), (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (z), the Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 (including, in the case of Indebtedness incurred on the same day, electing the order in which such Indebtedness shall be deemed incurred for purposes of computing the available amount under any category) and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01 and (C) at the option of the Borrower by written notice to the Administrative Agent, any Indebtedness and/or Lien incurred to finance a Limited Condition Transaction shall be deemed to have been incurred on the date of execution of the acquisition agreement, the declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the giving of the irrevocable notice of repayment or redemption, as applicable, related to such Limited Condition Transaction (and not at the time such Limited Condition Transaction is consummated) and the Total Leverage Ratio, Priority Leverage Ratio, LVLT Leverage Ratio and/or QC Leverage Ratio shall be tested (x) in connection with such incurrence, as of the date of execution of the acquisition agreement, the declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the giving of the irrevocable notice of repayment or redemption, as applicable related to such Limited Condition Transaction was entered into, giving pro forma effect to such Limited Condition Transaction, to any such Indebtedness or Lien, and to all transactions in connection therewith and (y) in connection with any other incurrence after the date definitive acquisition agreement was entered into, the date of declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the date of giving of the irrevocable notice of repayment or redemption, as applicable related to such Limited Condition Transaction and prior to the earlier of the consummation of such Limited Condition Transaction or the termination of such definitive agreement or abandonment of such dividend, repayment or redemption prior to the incurrence (but not, for the avoidance of doubt, for purposes of determining the Applicable Margin, the Required Percentage or actual compliance with the Financial Covenants), both (i) on the basis set forth in clause (x) above and (ii) without giving effect to such Limited Condition Transaction or the incurrence of any such Indebtedness or Liens or the other transactions in connection therewith. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)    Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $25,000,000, set forth on Schedule 6.02(a) of the Effective Date Certificate and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b)    any Lien created under the Loan Documents (including Liens under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements) and statutory Liens described in Section 5.14(c);

(c)    any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the Borrower or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and Permitted Refinancing Indebtedness in respect thereof));

(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section 5.03;

(e)    Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)     (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g)    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)    zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)    Liens securing Indebtedness permitted by Sections 6.01(i) and 6.01(j); provided, that such Liens do not apply to any property or assets of the Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(j)    Liens arising out of any Permitted Sale Lease-Back Transaction, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k)    non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)    any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Borrower or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(n)    Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(o)    Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)    leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)    Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)    Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations in respect of Indebtedness of any Subsidiary that is not a Loan Party permitted under Section 6.01;

(t)    Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v)    agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of their Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w)    Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x)    Liens (i) on Equity Interests in joint ventures that are not Subsidiaries (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;

(y)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z)    Liens on the Collateral securing Permitted Refinancing Indebtedness in respect of LVLT, Embarq, QC and their respective Subsidiaries that was included in “Consolidated Priority Debt” to the extent contemplated by the definition of “Permitted Refinancing Indebtedness”;

(aa)    Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb)    in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc)    Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of the Borrower or any Guarantor and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;

(dd)    Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff)    Subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Borrower or any Subsidiary;

(gg)    Liens on Collateral that are Other First Liens or Junior Liens, so long as such Other First Liens or Junior Liens secure Indebtedness permitted by Section 6.01(b) or Section 6.01(v);

(hh)    liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Borrower or any of the Subsidiaries in the ordinary course of business;

(ii)    with respect to any Real Property which is acquired in fee after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any of its Subsidiaries; and

(jj)    other Liens (i) incidental to the conduct of the Borrower’s and its Subsidiaries’ businesses or the ownership of its property not securing any Indebtedness of the Borrower or a Subsidiary of the Borrower, and which do not in the aggregate materially detract from the value of the Borrower’s and its Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business and (ii) with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (jj)(ii), immediately after giving effect to the incurrence of such Liens, would not exceed $250,000,000.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (jj) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (jj), the Borrower may, in its sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 (including, in the case of Lien incurred on the same day, electing the order in which such Lien shall be deemed incurred for purposes of computing the available amount under any category) and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Section 6.03    [Reserved].

Section 6.04    Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)    Investments to effect the Transactions;

(b)    Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary;

(c)    Permitted Investments and Investments that were Permitted Investments when made;

(d)    Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e)    loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $25,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Borrower;

(f)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)    Hedging Agreements entered into for non-speculative purposes;

(h)    Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 of the Effective Date Certificate and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i)    Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r), (dd) and (ii);

(j)    other Investments by the Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (x) $500,000,000 and (y) 5.5% of Pro Forma LTM EBITDA (measured at the time of the making of any such Investment); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j);

(k)    Investments constituting Permitted Business Acquisitions;

(l)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers,

in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m)    Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n)    acquisitions by the Borrower of obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o)    Guarantees by the Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (b), (e), (f), (g), (h), (i), (j) or (k) of the definition thereof, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(p)    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;

(q)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r)    [Reserved];

(s)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(t)    Investments by the Borrower and the Subsidiaries, if the Borrower or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);

(u)    [Reserved];

(v)    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;

(w)    to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x)    any Investment in fixed income or other assets by any Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with its customary practices of portfolio management; and

(y)    additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and is continuing and (ii) the Total Leverage Ratio on a Pro Forma Basis is not greater than (A) solely for the benefit of the Term A Facility, the Term A-1 Facility and the Revolving Facility, 4.50 to 1.00 (the “Pro Rata Only Investment Restriction”) or (B) 5.00 to 1.00.

For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (y) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (y), the Borrower may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Schedule 6.04 of the Effective Date Certificate shall be deemed outstanding under Section 6.04(h).

The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Section 6.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a)    (i) the purchase and Disposition of inventory or equipment, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset, (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property and (iv) the Disposition of Permitted Investments, in each case pursuant to this clause (a) (as determined in good faith by the Borrower), by the Borrower or any Subsidiary in the ordinary course of business or, with respect to operating leases, otherwise for Fair Market Value on market terms;

(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary with or into the Borrower in a transaction in which such Borrower is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary with or into any Guarantor in a transaction in which the surviving or resulting entity is or becomes a Guarantor and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Guarantor receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Guarantor with or into any other Subsidiary that is not a Guarantor, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if (x) the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) the same meets the requirements contained in the proviso to Section 5.01(a), (v) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04 (other than Section 6.04(m)(ii))), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c)    Dispositions to the Borrower or a Subsidiary;

(d)    Dispositions of any property subject to a Permitted Sale Lease-Back Transaction;

(e)    (i) Investments permitted by Section 6.04 (other than Section 6.04(m)(ii)), Permitted Liens, and Restricted Payments permitted by Section 6.06 and (ii) the Transactions to the extent otherwise prohibited by this Section 6.05;

(f)    the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g)    other Dispositions of assets; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby, (ii) any such Dispositions shall comply with the final sentence of this Section 6.05 and (iii) the Borrower may not dispose of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole in one transaction or a series of related transactions pursuant to this clause (g);

(h)    Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i)    leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)    Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Borrower and its Subsidiaries determined in good faith by the management of the Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k)    Dispositions (whether in one transaction or in a series of related transactions) of assets having a Fair Market Value not in excess of $50,000,000 per transaction or series of related transactions;

(l)    the Transactions;

(m)    any exchange or swap of assets (other than cash and Permitted Investments) in the ordinary course of business for other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, determined in good faith by the management of the Borrower; and

(n)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (A) any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Borrower; provided that the Borrower shall be the surviving entity or (B) any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Borrower or all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole may be Disposed of to any person; provided that, in the case of this subclause (B) either the Borrower shall be the surviving entity or, if the surviving person (or the person to whom all or substantially all of the assets of the Borrower and its Subsidiaries are disposed) is not the Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Subsidiary Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Collateral Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), and (5) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement); provided that this subclause (B) shall not apply at any time any Revolving Facility Commitments, Term A Loans or Term A-1 Loans are outstanding.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) shall in each case be permitted unless (i) no Event of Default shall have occurred and be continuing at the time of such Disposition or would result therefrom, (ii) such Disposition is for Fair Market Value, (iii) the Borrower shall be in compliance with the Financial Covenants (if applicable) at the time of such Disposition on a Pro Forma Basis for the then most recently ended Test Period and (iv) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (iv) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $25,000,000; provided, further, that for purposes of this clause (iv), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed, in the aggregate, 2.0% of Consolidated Total Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 6.06    Restricted Payments. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions), (ii) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) or (iii) make any Junior Debt Restricted Payment, (all of the foregoing, “Restricted Payments”); provided, however, that:

(a)    Restricted Payments may be made to the Borrower or any Subsidiary (provided, that Restricted Payments made by a non-Wholly-Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary based on its ownership interests in such non-Wholly-Owned Subsidiary);

(b)    Restricted Payments may be made by the Borrower to purchase or redeem the Equity Interests of the Borrower (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any fiscal year $50,000,000 (plus (x) the amount of net proceeds contributed to the Borrower that were received by the Borrower during such calendar year from sales of Qualified Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c)    any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests to the extent such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(d)    [Reserved];

(e)    Restricted Payments may be made in connection with the consummation of the Transactions to the extent contemplated by the Merger Agreement, including the payment of the appraised value of any Dissenting Shares (as defined in the Merger Agreement) in accordance with the Merger Agreement;

(f)    Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g)    so long as no Default or Event of Default shall have occurred and is continuing, other Restricted Payments may be made in an aggregate amount not to exceed $2,500,000,000; and

(h)    additional Restricted Payments, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and is continuing and (ii) the Total Leverage Ratio on a Pro Forma Basis is not greater than (A) solely for the benefit of the Term A Facility, the Term A-1 Facility and the Revolving Facility, 4.50 to 1.00 (the “Pro Rata Only Restricted Payment Restriction”) or (B) 4.75 to 1.00.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment constituting a Limited Condition Transaction if such transaction would have complied with the provisions of this Section 6.06 on the date of the declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the date of giving of the applicable notice of prepayment or redemption, in each case, constituting a Limited Condition Transaction (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

Section 6.07    Transactions with Affiliates.

(a)    Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Borrower, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $100,000,000 unless such transaction is (i) otherwise permitted (or required) under this Agreement; or (ii) upon terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Borrower or such Subsidiary in good faith.

(b)    The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower,

(ii)    [Reserved],

(iii)    transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Borrower or a Subsidiary is the surviving entity),

(iv)    the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business,

(v)    the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $25,000,000, set forth on Schedule 6.07 of the Effective Date Certificate or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Borrower in good faith),

(vi)    (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)    Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04,

(viii)    transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(ix)    any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view,

(x)    transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi)    [Reserved],

(xii)    transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower; provided, however, that (A) such director abstains from voting as a director of the Borrower on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity,

(xiii)    transactions permitted by, and complying with, the provisions of Section 6.05 (other than Section 6.05(m)),

(xiv)    intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated Tax efficiency of the Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein,

(xv)    payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement, and

(xvi)    transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to the Borrower or the Subsidiaries.

Section 6.08    Business of the Borrower and the Subsidiaries; Etc. Permit (i) a material portion of the assets, taken as a whole that are owned by the Guarantors and their respective Subsidiaries on the Closing Date to be transferred to the Borrower or any Subsidiaries of the Borrower that are neither Guarantors nor Subsidiaries of Guarantors (it being understood that, without prejudice to the determination of whether any other amount is “a material portion of the assets, taken as a whole that are owned by the Guarantors and their respective Subsidiaries on the Closing Date” transfers of (A) cash, (B) Permitted Investments, (C) Equity Interests of Guarantors and (D) other assets, in the case of this subclause (D) that, in the aggregate measured as of the time of transfer, (x) have a value equal to or less than 3.5% of Consolidated Total Assets as of the most recently ended Test Period prior to the date of such transfer, (y) account for operating revenue which is equal to or less than 3.5% of the consolidated operating revenues of the Borrower and its Subsidiaries for the most recently ended Test Period prior to the date of such transfer, and account for (z) EBITDA for the most recently ended Test Period prior to the date of transfer that is less than or equal to 3.5% of the EBITDA of the Borrower and its Subsidiaries for the most recently ended Test Period as of the date of such transfer, shall, in each case, not be deemed to be “a material portion of the assets, taken as a whole that are owned by the Guarantors and their respective Subsidiaries on the Closing Date”), (ii) any Permitted Business Acquisition to be consummated by the Borrower unless (A) payment therefor is made solely with Equity Interests of the Borrower or (B) immediately after giving effect thereto, substantially all of the assets of the person or business acquired in connection with such Investment are owned by a Guarantor or a Subsidiary of a Guarantor or are promptly contributed or otherwise transferred to a Guarantor or a Subsidiary of a Guarantor, (iii) the Borrower to engage in any material activities or own any material assets other than (A) the direct ownership of its Subsidiaries on the Closing Date and other Subsidiaries that are Guarantors (and the indirect ownership of other Subsidiaries and Investments permitted hereunder through such Subsidiaries), and any substantially similar in amount and kind to those assets owned by it on the Closing Date (as determined in good faith by the Borrower), and in each case any permitted Disposition thereof and the granting of any permitted Liens thereon, (B) the issuance or Guarantee of any Indebtedness that the Borrower is permitted to incur hereunder, (C) the issuance and/or redemption of its Equity Interests and the making of permitted Restricted Payments with respect thereto, or (D) activities of the type substantially similar to those conducted by it on the Closing Date and other activities reasonably incidental to maintaining its existence, complying with its obligations with respect to Requirements of Law and rules of any stock exchange and the ownership of its Subsidiaries (including participating in shared overhead, management and administrative activities, and participating in tax, accounting and other administrative matters together with its Subsidiaries), or (iv) the aggregate principal amount of any Indebtedness (other than (I) Indebtedness of Guarantors that is expressly subordinated in right of payment to the Loan Obligations on terms reasonably satisfactory to the Administrative Agent and (II) any such Indebtedness incurred or outstanding pursuant to ordinary course cash management or cash pooling arrangements) of (x) all Subsidiaries that are Guarantors or Subsidiaries of Guarantors to (y) the Borrower or any Subsidiary of the Borrower that is not a Guarantor or a Subsidiary of a Guarantor to exceed $250,000,000 at any time outstanding; provided, that nothing in this Section 6.08 shall restrict any transfer of assets or the making or repayment of any intercompany loans or Investments solely among the Guarantors and their respective Subsidiaries; or

Engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business.

Section 6.09    Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit the Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by the Borrower or any Subsidiary to secure the Obligations, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a)    restrictions imposed by applicable law;

(b)    (i) contractual encumbrances or restrictions existing on the Closing Date, (ii) any agreements related to any Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower) beyond those restrictions applicable on the Closing Date, or (iii) with respect to any Subsidiary, any restriction that is not materially more restrictive (as determined by the Borrower in good faith) than the most restrictive restrictions applicable to such Subsidiary existing on the Closing Date;

(c)    any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(f)    any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Borrower);

(g)    customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i)    customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(j)    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k)    Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l)    customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(m)    any agreement in effect at the time a person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n)    customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(p)    restrictions in agreements (other than agreements governing Indebtedness of Subsidiaries) that (as determined in good faith by the Borrower) will not prevent the Borrower from satisfying its payment obligations in respect of the Facilities; and

(q)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (p) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10    Reserved.

Section 6.11    Fiscal Quarter and/or Fiscal Year. In the case of the Borrower, permit any change to its fiscal quarter and/or fiscal year; provided, that the Borrower and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as the Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize the Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.12    Financial Covenants.

(a)    For so long as any Term A Loans, Term A-1 Loans or Revolving Facility Commitments remain outstanding, with respect to the Term A Loans, Term A-1 Loans and the Revolving Facility only, permit the Total Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Closing Date) to exceed the ratio set forth opposite such period below:

Fiscal Quarter Ended	Maximum Total Leverage Ratio
On or before the second anniversary of the Closing Date	5.00 to 1.00
After the second anniversary of the Closing Date	4.75 to 1.00

(b)    For so long as any Term A Loans, Term A-1 Loans or Revolving Facility Commitments remain outstanding, with respect to the Term A Loans, Term A-1 Loans and the Revolving Facility only, permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Closing Date) to be less than 2.00 to 1.00.

ARTICLE VI-A

Escrow Sub Covenant

Section 6.01-A.    Activities of the Borrower Prior to the Closing Date. The Borrower covenants and agrees with each Lender that from the Effective Date until the Closing Date, (i) the Escrow Sub’s primary activities will involve entering into the Loan Documents and borrowing and repaying the Initial Term B Loans, performing its obligations under the Loan Documents and any escrow arrangements in connection therewith, consummating the Transactions and the Escrow Merger, and conducting such other activities as are necessary or appropriate to carry out the activities described above and (ii) the Escrow Sub will not engage in any business activity or enter into any transaction or agreement, except as contemplated by clause (i) above or the documents referred to therein, or as necessary to effectuate the Transactions.

ARTICLE VII

Events of Default

Section 7.01    Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)    any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)    default shall be made in (i) the payment of any principal of any Loan of LC Borrowing when and as the same shall become due and payable or (ii) the failure to deposit Cash Collateral when due, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)    default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in, Section 5.01(a) (solely with respect to the Borrower), 5.05(a) or 5.08 or in Article VI; provided, that the failure to observe or perform the Financial Covenant shall not in and of itself constitute an Event of Default with respect to any Term Facility (other than Term A Facility or Term A-1 Facility) unless the Required Pro Rata Lenders have accelerated any Term A Loans and Revolving Facility Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders (other than the Lenders under the Term A Facility and the Term A-1 Facility) declare an Event of Default in connection therewith;

(e)    default shall be made in the due observance or performance by the Borrower or any of the Guarantors of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)    any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or failing to be paid at its scheduled maturity or (B) other than with respect to any Hedging Agreement, enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness;

(g)    there shall have occurred a Change of Control;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of the Significant Subsidiaries, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Borrower or any of the Significant Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Significant Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of the Borrower or any Significant Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Borrower or any of the Significant Subsidiaries or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or fail generally to pay its debts as they become due;

(j)    the failure by the Borrower or any Significant Subsidiary to pay one or more final judgments aggregating in excess of $200,000,000, which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment;

(k)    (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l)    (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), or (iii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof).

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders (or in the case of a termination of the Revolving Facility Commitments pursuant to clause (i) below, the Required Revolving Facility Lenders or, in the case of a failure to observe or perform the Financial Covenant, unless the Required Pro Rata Lenders have accelerated any Term A Loans, Term A-1 Loans and Revolving Facility Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders (other than the Lenders under the Term A Facility and Term A-1 Facility) declare an Event of Default in connection therewith, the Required Pro Rata Lenders (with respect to the Revolving Facilities, Term A Loans and Term A-1 Loans only)), shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand Cash Collateral pursuant to Section 2.05(k); and in any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(k), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; provided, that notwithstanding anything to the contrary in this Agreement (including whether any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or that any representation or warranty made or to be made as a condition to the Effective Date, the Closing Date or otherwise was inaccurate or will be inaccurate when made, or whether the Borrower would fail to comply with the covenants in Articles V or VI upon the release of the Escrowed Property to the Borrower on the Closing Date or the funding of each Loan on the Closing Date, in each case, except as otherwise specified in Section 4.02), prior to release of the Escrowed Property to the Borrower on the Closing Date, the funding of the Initial Term A Loans, Initial Term A-1 Loans and any Revolving Facility Loans on the Closing Date and the use of proceeds thereof to consummate the Mergers, (x) no Commitment may be terminated and no Lender may refuse to participate in the making of any Loan on the Closing Date, (y) no Secured Party may exercise any right of set-off or counterclaim in connection herewith, and (z) no Loan may be declared due and payable, in each case, to the extent to do so would prevent, limit or delay the release of the Escrowed Property to the Borrower on the Closing Date, the funding of the Loans on the Closing Date and the use of the proceeds thereof to consummate the Mergers (it being understood that the funding of the Loans on the Closing Date and the release of the Escrowed Property to the Borrower are subject solely to the satisfaction or waiver of the conditions set forth in Section 4.02)).

Section 7.02    Clean-Up Period.

(a)    Notwithstanding anything in Section 7.01 or elsewhere in this Agreement to the contrary, during the period from the Effective Date until the date that is 30 days after the Closing Date (the “Clean-Up Period”), any representation or warranty (other than any Specified Representation or Merger Agreement LVLT Representation) that would have been breached or inaccurate by reason of any matter or circumstance relating to LVLT and its subsidiaries (were it not for this Section 7.02), will be deemed not to constitute a breach of representation or warranty for all purposes hereunder if, and for so long as the circumstances giving rise thereto:

(i)    are capable of being remedied within the Clean-Up Period and the Loan Parties are taking appropriate steps to remedy such breach or inaccuracy (it being understood that audited annual or quarterly unaudited financial statements cannot be cured by amending, supplementing or restating such financial statements);

(ii)    do not have and are not reasonably likely to have a Material Adverse Effect; and

(iii)    were not procured by the Borrower or any of its subsidiaries immediately prior to the Closing Date;

provided that promptly after a Responsible Officer of the Borrower has obtained knowledge thereof, the Borrower shall notify the Administrative Agent of any such breach.

(b)    For the avoidance of doubt, if any breach of representation shall be deemed to not exist due to Section 7.02(a), then such breach of representation shall be deemed not to exist for purposes of Section 4.03 for so long as (but in no event later than the end of the Clean-Up Period) such breach of representation shall be deemed not to exist due to the provisions of Section 7.02(a).

Section 7.03    Application of Funds. Any proceeds of Collateral received by the Administrative Agent (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied, subject to the provisions of any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements hereunder including amounts then due to the Administrative Agent, the Collateral Agent and any Issuing Bank from the Borrower, second, to pay any fees or expense reimbursements then due hereunder to the Secured Parties (all in their respective capacities as such) from the Borrower, third, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the Loans and on obligations arising under each Secured Cash Management Agreement and Secured Hedge Agreement ratably, fourth, to repay principal on the Loans and unreimbursed disbursements under any Letter of Credit, to Cash Collateralize all outstanding Letters of Credit, and to pay any other amounts owing with respect to Secured Cash Management Agreements (including providing cash collateral in an amount equal to the face amount of outstanding letters of credit issued under any Outside LC Facility) and Secured Hedge Agreements ratably; provided, that amounts which are applied to Cash Collateralize (or cash collateralized letters of credit issued under any Outside LC Facility) outstanding Letters of Credit (or such letters of credit) that remain available after expiry of the applicable Letter of Credit (or letter of credit) shall be applied in the manner set forth herein and fifth, to the payment of any other Obligation due to any Secured Party by the Borrower.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent as its agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if it were a “Lender” party hereto.

ARTICLE VIII

The Agents

Section 8.01    Appointment.

(a)    Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Article (other than the final paragraph of Section 8.12 hereof) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.

(b)    In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c)    Each Lender as of the Effective Date represents and warrants as of the Effective Date to the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that such Lender is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

Section 8.02    Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any such agents, employees or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03    Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws and (c) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent in accordance with Section 8.05. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any Disqualified Lender.

Section 8.04    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05    Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06    Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender and Issuing Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 8.07    Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank and Swingline Lender, in each case in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of any disbursement under any Letter of Credit owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank or Swingline Lender in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or Swingline Lender under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or Swingline Lender’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent, Issuing Bank or Swingline Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.05 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) based on each Lender’s share of the aggregate principal amount of Term Loans and Revolving Facility Commitments in effect at such time (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in connection with such capacity.

The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders and the Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, as applicable, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon any such resignation, then the Required Lenders shall have the right, subject to the reasonable consent of the Borrower (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its Subagents and their respective Related Parties while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10    Arrangers, Etc. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner, Joint Lead Arranger, Arranger, syndication agent or documentation agent is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 4.01(a), 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.11    Security Documents and Collateral Agent. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, and in the case of the following clause (1) upon the request of the Borrower the Collateral Agent shall, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify the any Permitted First Lien Intercreditor Agreement, any Permitted Junior Intercreditor Agreement, and any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under (1) any of Sections 6.02(c), (i), (j), (v), (z) and/or (gg) (and in accordance with the relevant requirements thereof) and (2) any other provision of Section 6.02 (it being acknowledged and agreed that the Collateral Agent shall be under no obligation to execute any Intercreditor Agreement pursuant to this clause (2), and may elect to do so, or not do so, in its sole and absolute discretion) (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j), (v) or (z) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09.

Section 8.12    Right to Realize on Collateral, Enforce Guarantees, and Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent; provided that, notwithstanding the foregoing, the Lenders may exercise the set-off rights contained in Section 9.06 in the manner set forth therein, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized (x) to form one or more acquisition vehicles to make a bid, (y) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (vii) of Section 9.08(b) of this Agreement, and (z) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 8.13    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.

Section 8.14    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.03, any Guarantee or any Collateral by virtue of the provisions hereof or of the Subsidiary Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE IX

Miscellaneous

Section 9.01    Notices; Communications.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Loan Party or the Administrative Agent, any Issuing Bank as of the Closing Date or the Swingline Lender to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)    if to any other Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided, that approval of such procedures may be limited to particular notices or communications.

(c)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)    Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which CenturyLink posts such documents, or provides a link thereto on CenturyLink’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on CenturyLink’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.15, 2.16, 2.17, 9.05 and 9.22 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.03    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Bank, each Swingline Lender, and each Lender and their respective permitted successors and assigns.

Section 9.04    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)    (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)    the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower shall be required (x) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender or (y) if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, for an assignment to any person;

(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to (x) a Lender, an Affiliate of a Lender, or an Approved Fund, or (y) the Borrower or an Affiliate of the Borrower made in accordance with Section 2.25; and

(C)    the Issuing Bank and the Swingline Lender (such consent, in each case, not to be unreasonably withheld or delayed); provided, that no consent of the Issuing Bank and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)    Assignments (other than pursuant to Section 2.25) shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the applicable Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term Loans and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance and any form required to be delivered pursuant to Section 2.17 via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)    the Assignee shall not be (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries except with respect to assignments to the Borrower in accordance with Section 2.25, (ii) any Disqualified Lender subject to Section 9.04(i)), (iii) a natural person or (iv) a Defaulting Lender.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement (I)(A) with respect to the Initial Term B Loan Commitments and Initial Term B Loans, prior to the funding of the Initial Term B Loans on the Effective Date, (B) with respect to the Initial Term A Loan Commitments, Initial Term A-1 Loan Commitments, Initial Term A-1 Loans and Initial Term A Loans, prior to the funding of the Initial Term A Loans and the Initial Term A-1 Loans on the Closing Date and (C) with respect to the Revolving Facility Commitments, prior to the funding of all Revolving Facility Loans requested by the Borrower on the Closing Date, in each case, to any person, unless consented to by the Borrower. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not a Default or an Event of Default has occurred and is continuing.

(iii)    Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections, including, without limitation, the requirements of Sections 2.17(d) and 2.17(f))). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations in Loans and Commitments to one or more banks or other entities other than any person that, at the time of such participation, is (I) a natural person, (II) the Borrower or any of its Subsidiaries or any of their respective Affiliates or (III) a Disqualified Lender subject to Section 9.04(i) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it);

provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19, including, without limitation, the requirements of Sections 2.17(d) and 2.17(f) (it being understood that the documentation required under Section 2.17(d) and 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of any Borrower or the Administrative Agent. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)    Each purchase of Term Loans pursuant to Section 2.25 shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrower shall, upon consummation of any such purchase, notify the Administrative Agent that the Register should be updated to record such event as if it were a prepayment of such Loans.

(h)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(i)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; provided, further, without limiting the generality of the foregoing clause, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. With respect to any Lender or Participant that becomes a Disqualified Lender after the applicable assignment or participation, (x) such Assignee shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such Assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (i) shall not be void, but the Borrower shall have the right to (A) in the case of any outstanding Revolving Facility Commitments, terminate any Revolving Facility Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Facility Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Assignee in accordance with this Section 9.04 that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b)(ii), (ii) such assignment does not conflict with applicable laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(j)    Voting Participants. Notwithstanding anything in this Section 9.04 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (ii) is, by written notice to the Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the selling Lender; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and notice of such failure has been delivered by the selling Lender to the Administrative Agent, then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the selling Lender to the Administrative Agent, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this clause (j), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant’s participation. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 9.04(j) hereto on the Closing Date shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers and the Administrative Agent. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in Exhibit A, (B) state the dollar amount of the participation purchased and (C) include such other information as may be required by the Administrative Agent. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Administrative Agent update or confirm there has been no change in the information set forth in Schedule 9.04(j) hereto on the Closing Date or delivered in connection with any Voting Participant Notification. The Borrowers and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Bank without verification thereof and may also conclusively rely on the information set forth in Schedule 9.04(j) hereto on the Closing Date, delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this clause (j) and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the dollar amount of participations, the contact information of the participants or any other information furnished to the Borrowers or the Administrative Agent pursuant to this clause (j). The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

Section 9.05    Expenses; Indemnity.

(a)    The Borrower hereby agrees to pay (i) all reasonable and documented out-of-pocket expenses (including, subject to Section 9.05(c), Other Taxes) incurred by the Administrative Agent or the Collateral Agent, the Arrangers and their respective Affiliates in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of such for such affected person).

(b)    The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates, successors and assignors, and each of their respective Related Parties, (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws by the Borrower or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or an Arranger in its capacity as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)    Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 9.06    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such

Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.18(c); provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07    Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of LVLT Material Adverse Effect and whether there shall have occurred an LVLT Material Adverse Effect on LVLT, (b) the determination of whether the condition in Section 4.01(h) has been satisfied and (c) the determination of whether the Merger Agreement LVLT Representations are accurate and whether as a result of any inaccuracy of any such representations the Borrower or either Wildcat Merger Sub has the right to terminate the obligations of the Borrower or either Wildcat Merger Sub or has the right to decline to consummate the Merger under the Merger Agreement, shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the applicable of the laws of any jurisdiction other than the State of Delaware.

Section 9.08    Waivers; Amendment.

(a)    No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, 2.22 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (except that any waiver, amendment or modification of the Pro Rata Only Covenants or of any defined term (or component defined term) but only to the extent as used therein (or any Default or Event of Default or exercise of remedies by the Required Pro Rata Lenders in respect or as a result thereof) shall require the Required Pro Rata Lenders voting as a single Class rather than the Required Lenders) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)    decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any reimbursement obligation with respect to any disbursement under any Letter of Credit, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any reimbursement obligation with respect to any disbursement under any Letter of Credit or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or Fees at the applicable default rate set forth in Section 2.13(c);

(ii)    increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, with respect to any such extension or decrease, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or mandatory prepayments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii)    extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date, extend or waive any Revolving Facility Maturity Date or reduce the amount due on any Revolving Facility Maturity Date or extend any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.13(c)) on any Loan or any disbursement under any Letter of Credit or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby;

(iv)    amend the provisions of Section 2.18(c) or Section 7.03 in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v)    amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders,” “Required Revolving Facility Lenders,” “Required Pro Rata Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi)    except as provided in Section 9.18 release all or substantially all of the Collateral or all or substantially all of the Guarantors from their respective Guarantees without the prior written consent of each Lender;

(vii)    effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

(viii)    amend the provisions of this Agreement expressly relating to any Outside LC Facility in a manner that would adversely affect the rights of the applicable Outside LC Facility Issuers in a manner that is different and adverse to such Outside LC Facility Issuer as compared to the manner such amendment would affect Lenders generally without the consent of each adversely affected Outside LC Facility Issuer;

(ix)    amend the provisions of Section 9.04 to reduce the number or percentage of Lenders required to permit the Borrower to assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of each Lender; or

(x)    amend the provisions of Section 9.04 in a manner that would further restrict assignments of any Loans under this Agreement without the prior written consent of each Lender directly adversely affected thereby;

provided, further, that (a) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lenders or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, each Swingline Lender or each Issuing Bank affected thereby, as applicable and (b) Schedule 3.08(a), Schedule 3.08(b), Schedule 3.20 and Schedule 5.13 to the Effective Date Certificate and Schedule 3.21 may, in each case, be updated with the consent of the Borrower and the Administrative Agent (not to be unreasonably withheld) following the Effective Date and prior to the Closing Date to reflect circumstances existing on the Closing Date. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)    Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required or contemplated by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Required Revolving Facility Lenders, and for purposes of the relevant provisions of Section 2.18(b). In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Borrower and the Administrative Agent (but without the consent of any Lender or Issuing Bank) to include any additional financial maintenance covenant (or any financial maintenance covenant that is already included in this Agreement but with covenant levels and component definitions that are more restrictive to the Borrower) for the benefit of the Lenders of all of the Facilities (but not fewer than all of the Facilities) then existing.

(e)    Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Other Term Loan Commitments, Other Revolving Facility Commitments, Other Term Loans and Other Revolving Loans in a manner consistent with Sections 2.21, 2.22 and 2.23 as may be necessary to establish such Other Term Loan Commitments, Other Revolving Facility Commitment, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Facility Commitments, Revolving Facility Commitments, Term Loans or Revolving Facility Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other First Lien Debt or (C) to cure any ambiguity, omission, error, defect or inconsistency.

(f)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

Section 9.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.10    Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees, the Cash Management Banks under any Secured Cash Management Agreement and the Hedge Banks under any Secured Hedge Agreement) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15    Jurisdiction; Consent to Service of Process.

(a)    The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Arranger or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 9.16    Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any Subsidiary or their respective businesses furnished to it by or on behalf of the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its Related Parties and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (G) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (H) with the prior written consent of the Borrower and (I) to any other party to this Agreement.

Section 9.17    Platform; Borrower Materials. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 9.18    Release of Liens and Guarantees.

(a)    The Lenders, the Issuing Banks, the Swingline Lenders, and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Subsidiary Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), or (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect

of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)    In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Guarantor shall be released from its respective Guarantee (i) upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary (including because such Subsidiary is designated an “Unrestricted Subsidiary”) or (y) in the case of any Guarantor which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary as a result of a transaction following which it has become (or remains) a Subsidiary of a Guarantor, in each case following a written request by the Borrower to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided, that any such release pursuant to preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 6.01 and 6.04 (for this purpose, with the Borrower being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to Section 6.05 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Guarantor (and all items described above in this clause (B) shall thereafter be deemed recharacterized as provided above in this clause (B)) and (C) such Subsidiary shall not be (or shall be simultaneously be released as) a guarantor (if applicable) with respect to any Permitted Unsecured Debt, Refinancing Notes, Incremental Equivalent Debt or any Permitted Refinancing Indebtedness with respect to the foregoing or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08).

(c)    The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)    Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e)    Obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors affected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

Section 9.19    USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall use commercially reasonable efforts to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 9.20    Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.21    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other person and (B) neither the Administrative Agent, the any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.22    Payments Set Aside. (a) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement.

Section 9.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.24    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Acceptances, amendments or other Borrowing Requests, Swingline Borrowing Requests, Letter of Credit Requests, Interest Election Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CENTURYLINK ESCROW, LLC, as Borrower

By:	/s/ R. Stewart Ewing, Jr.
	Name:	R. Stewart Ewing, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

[Signature page to Credit Agreement]

BANK OF AMERICA, N.A., as Swingline Lender, an Issuing Bank and a Lender

By:	/s/ Marie F. Harrison
	Name:	Marie F. Harrison
	Title:	Director

[Signature page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender and an Issuing Bank

By:	/s/ Reagan Philipp
	Name:	Reagan Philipp
	Title:	Authorized Signatory

[Signature page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender and an Issuing Bank

By:	/s/ Andrew Earls
	Name:	Andrew Earls
	Title:	Authorized Signatory

[Signature page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender and an Issuing Bank

By:	/s/ Ola Anderssen
	Name:	Ola Anderssen
	Title:	Director

[Signature page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender and an Issuing Bank

By:	/s/ May Huang
	Name:	May Huang
	Title:	Assistant Vice President

[Signature page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and an Issuing Bank

By:	/s/ Nicholas Gitron-Beer
	Name:	Nicholas Gitron-Beer
	Title:	Vice President

[Signature page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By:	/s/ Kieran Mahon
	Name:	Kieran Mahon
	Title:	Director

[Signature page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender and an Issuing Bank

By:	/s/ Alexander Oliver
	Name:	Alexander Oliver
	Title:	Authorized Signatory

[Signature page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and an Issuing Bank

By:	/s/ Charles Johnston
	Name:	Charles Johnston
	Title:	Authorized Signatory

[Signature page to Credit Agreement]

SUNTRUST BANK, as a Lender and an Issuing Bank

By:	/s/ Kevin Curtin
	Name:	Kevin Curtin
	Title:	Director

[Signature page to Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Daniel Guevara
	Name:	Daniel Guevara
	Title:	Authorized Signatory

[Signature page to Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Michael Meyer
	Name:	Michael Meyer
	Title:	Vice President

[Signature page to Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:	/s/ Eric Oberfield
	Name:	Eric Oberfield
	Title:	Vice President

[Signature page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Signature page to Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Maria Mulic
	Name:	Maria Mulic
	Title:	Director

By:	/s/ Gregoire Poussard
	Name:	Gregoire Poussard
	Title:	Vice President

[Signature page to Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Christopher J. DeLauro
	Name:	Christopher J. DeLauro
	Title:	Vice President

[Signature page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kenneth L. Altena
	Name:	Kenneth L. Altena
	Title:	SVP

[Signature page to Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Keith L. Burson
	Name:	Keith L. Burson
	Title:	Senior Vice President

[Signature page to Credit Agreement]

COBANK, ACB, as a Lender

By:	/s/ Andy Smith
	Name:	Andy Smith
	Title:	Vice President

[Signature page to Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	[CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into][2] CenturyLink, Inc., a Louisiana corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of June 19, 2017 among [CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into][3] CenturyLink, Inc., a Louisiana corporation, as the Borrower, the lenders party thereto from time to time, the Issuing Banks party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Collateral Agent and Swingline Lender.

[1]	Select as applicable.
[2]	To be removed after the Closing Date.
[3]	To be removed after the Closing Date.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment Loans[4]
Term A Commitments/Loans	$	$	%
Term A-1 Commitments/Loans	$	$	%
Term B Commitments/Loans	$	$	%
Revolving Facility Commitments/Loans	$	$	%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][5] Accepted:

[BANK OF AMERICA, N.A., as Administrative Agent][6]

By:
Name:
Title:

[BANK OF AMERICA, N.A., as Swingline Lender]

By:
Name:
Title:

[BANK OF AMERICA, N.A.,
[ ] as Issuing Bank][7]

By:
Name:
Title:

[5]	To be completed to the extent consents are required under the Credit Agreement.
[6]	Consent of the Administrative Agent shall not be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to the Borrower or an Affiliate of the Borrower in accordance with Section 2.25 of the Credit Agreement.
[7]	Consent of the Issuing Bank and the Swingline Lender shall not be required for an assignment of all or any portion of a Term Loan.

[[CENTURYLINK ESCROW, LLC][CENTURYLINK, INC.],

as Borrower]8

By:
Name:
Title:

[8]	Consent of the Borrower shall not be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, or of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or an Approved Fund with respect to a Revolving Facility Lender or, in each case, if an Event of Default under Sections 7.01(b), (c), (h) or (i) of the Credit Agreement has occurred and is continuing. Consent of the Borrower, with respect to the assignment of a Term Loan, shall be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent.

Notwithstanding the foregoing, the consent of the Borrower shall be required for an assignment of (A) the Initial Term A Loan Commitments, Initial Term A-1 Loan Commitments, Initial Term A-1 Loans and Initial Term A Loans, prior to the funding of the Initial Term A Loans and the Initial Term A-1 Loans on the Closing Date and (B) the Revolving Facility Commitments, prior to the funding of all Revolving Facility Loans requested by the Borrower on the Closing Date.

ANNEX 1

CENTURYLINK, INC. CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.02(i), 5.04(a) or 5.04(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) it is not a Disqualified Lender under the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Acceptance by the Assignee and the Assignor by Electronic Signature (as defined below) or delivery of an executed counterpart of a signature page of this Assignment and Acceptance by any Electronic System (as defined below) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

A-I-1

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other person, providing for access to data protected by passcodes or other security system.

A-I-2

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

of

BORROWER

AND ITS SUBSIDIARIES

Pursuant to Section 4.02(d) of the Credit Agreement dated as of June 19, 2017 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among CenturyLink Escrow, LLC, a Delaware limited liability company to be merged with and into CenturyLink, Inc., a Louisiana corporation, as the Borrower, the Lenders and Issuing Banks from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a. The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b. The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c. The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d. The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[BORROWER]

By:
Name:
Title:

[Signature Page to Form of Solvency Certificate]

EXHIBIT D-1

FORM OF BORROWING REQUEST

Date:[1]	,

To:	Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender under that certain Credit Agreement dated as of June 19, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into][2] CenturyLink, Inc., a Louisiana corporation, as Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and the Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby notifies you, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

1. The Borrowing will be a Borrowing of                      Loans.3

2. The aggregate amount of the proposed Borrowing is: $                    .

3. The Business Day of the proposed Borrowing is:                     .

4. The Borrowing is a[n] [ABR Borrowing][Eurodollar Borrowing][Borrowing of Term B Loans accruing interest at the Applicable Term B Escrow Rate]4.

5. [The duration of the initial Interest Period for the [Eurodollar Borrowing] included in the Borrowing shall be                      month(s).]5

[1]	The Borrower must notify the Administrative Agent (a) in the case of a Eurodollar Borrowing after the Closing Date, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, by telephone, not later than 10:00 a.m., Local Time, on the Business Day of the proposed Borrowing. If the Borrower wishes to request Eurodollar Loans having an Interest Period other than one, two, three or six months in duration, the Borrower must notify the Administrative Agent not later than 12:00 noon, Local Time four (4) Business Days prior to the requested date of the proposed Borrowing. Any notice of an ABR Revolving Facility Borrowing as contemplated by Section 2.04(c) or 2.05(c) of the Credit Agreement may be given no later than 12:00 noon, Local Time, on the date of the proposed Borrowing. Each Borrowing Request will be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Mergers) and (in the case of telephonic requests) must be confirmed promptly by hand delivery or electronic means of this form, signed by the Borrower, to the Administrative Agent.
[2]	To be removed after the Closing Date.
[3]	Specify whether the Borrowing is of Term A Loans, Term A-1 Loans, Term B Loans, Other Term Loans or Revolving Facility Loans of a particular Class.
[4]	Only applicable prior to the Closing Date.

D-1-1

6. The location and number of the undersigned Borrower’s account to which the proceeds of such Borrowing are to be disbursed is                             .

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Borrowing Request, the conditions to lending specified in Sections 4.03(b) and, to the extent applicable, 4.03(c) of the Credit Agreement shall have been satisfied.]6

[Remainder of Page Intentionally Left Blank]

[5]	Insert in the case of a Borrowing of Eurocurrency Loans 1, 2, 3 or 6 months (or such other period that is 12 months or less requested by the Borrower, if agreed to by all relevant Lenders).
[6]	Include only for borrowing requests made after Closing Date.

D-1-2

This Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[CENTURYLINK, INC.][1]

By:
Name:
Title:

[1]	CenturyLink Escrow, LLC may request a borrowing to the extent it must be requested prior to the Escrow Merger on the Acquisition Date.

[Signature Page to Borrowing Request]

EXHIBIT D-2

FORM OF SWINGLINE BORROWING REQUEST

Date: [1]	,

To:	Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender under that certain Credit Agreement dated as of June 19, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into][2] CenturyLink, Inc., a Louisiana corporation, as Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and the Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby irrevocably notifies you, pursuant to Section 2.04(b) of the Credit Agreement, of the Swingline Borrowing specified below:

1. The Business Day of the proposed Swingline Borrowing is:                     .

2. The aggregate amount of the proposed Swingline Borrowing is: $                .

3. The location and number of the undersigned Borrower’s account to which the proceeds of such Swingline Borrowing are to be disbursed is                     .

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Borrowing Request, the conditions to lending specified in Sections 4.03(b) and 4.03(c) of the Credit Agreement shall have been satisfied.

[Remainder of Page Intentionally Left Blank]

[1]	The Borrower must notify the Administrative Agent and the Swingline Lender by telephone not later than 2:00 p.m., Local Time, on the day of the proposed Swingline Borrowing. Each telephonic Swingline Borrowing Request will be irrevocable and must be confirmed by delivery of this form to the Administrative Agent.
[2]	To be removed after the Closing Date.

D-2-1

This Swingline Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[CENTURYLINK, INC.]

By:
Name:
Title:

[Signature Page to Swingline Borrowing Request]

EXHIBIT D-3

FORM OF LETTER OF CREDIT REQUEST1

Date:[2]	,

To:	Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender under that certain Credit Agreement dated as of June 19, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into][3] CenturyLink, Inc., a Louisiana corporation, as Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and the Administrative Agent.

Bank of America, N.A.

Bank of America Plaza

901 Main Street

MC: TX1-492-14-11

Dallas, Texas 75202-3735

Telephone: 972-338-3811

Facsimile: 214-290-9485

Electronic Email: eldred.sholars@baml.com

Attention: Eldred L. Sholars

[[        4        ], as Issuing Bank

under the Credit Agreement

                                           ]

Attention: [                            ]

Ladies and Gentlemen:

[1]	To be included in the case of any original issuance of a Letter of Credit.
[2]	The Borrower must deliver, by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Bank (with a copy to the Administrative Agent), by personal delivery or by any other means acceptable to such Issuing Bank not later than 12:00 noon at least 2 Business Days in advance of the requested date of issuance, amendment or extension (or such later date and time as the Administrative Agent and the Issuing Bank in their sole discretion may agree).
[3]	To be removed after the Closing Date.
[4]	Insert name and address of Issuing Bank.

D-3-1

Pursuant to Section 2.05(b) of the Credit Agreement, we hereby request that the Issuing Bank referred to above issue a [Trade] [Standby] Letter of Credit for the account of the undersigned on [    5    ] (the “Date of Issuance”) in the aggregate amount of [    6    ].

For purposes of this Letter of Credit Request, unless otherwise defined herein, each capitalized term used herein which is defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be [        7        ], the documents to be presented by such beneficiary in the case of any drawing under the requested Letter of Credit shall be [        8        ] and such Letter of Credit will have a stated expiration date of [        9        ].

[                ].10

[                ].11

[                ].12

[                ].13

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Credit Event contemplated by this Letter of Credit Request, the conditions to lending specified in Sections 4.03(b) and 4.03(c) of the Credit Agreement shall have been satisfied.

[Remainder of Page Intentionally Left Blank]

[5]	Insert date of requested issuance/amendment/extensions which shall be (x) a Business Day and (y) at least 2 Business Days after the date hereof (or such earlier date as the Administrative Agent and the Issuing Bank in their sole discretion may agree).
[6]	Insert aggregate initial amount of the Letter of Credit.
[7]	Insert name and address of beneficiary.
[8]	Insert documents to be presented by beneficiary in the case of any drawing under the requested Letter of Credit.
[9]	Insert the last date upon which drafts may be presented which may not be later than the earlier of (x) one year after the date of issuance/extension/renewal and (y) the Letter of Credit Expiration Date of the applicable Revolving Facility unless all the Revolving Facility Lenders under that Revolving Facility and the Issuing Bank have approved such expiry date or such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the Issuing Bank.
[10]	Insert the full text of any certificate to be presented by the beneficiary in case of any drawing under the requested Letter of Credit.
[11]	Insert the purpose and nature of the requested Letter of Credit.
[12]	If more than one Revolving Facility is then in effect, insert the Revolving Facility under which such Letter of Credit is to be issued.
[13]	Insert such other matters as the Issuing Bank may reasonably request.

D-3-2

This Letter of Credit Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[CENTURYLINK, INC.]

By:
Name:
Title:

[Signature Page to Letter of Credit Request]

FORM OF LETTER OF CREDIT AMENDMENT REQUEST1

Date:[2]	,

To:	Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender under that certain Credit Agreement dated as of June 19, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into][3] CenturyLink, Inc., a Louisiana corporation, as Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and the Administrative Agent.

Bank of America, N.A.

Bank of America Plaza

901 Main Street

MC: TX1-492-14-11

Dallas, Texas 75202-3735

Telephone: 972-338-3811

Facsimile: 214-290-9485

Electronic Email: eldred.sholars@baml.com

Attention: Eldred L. Sholars

[[        4         ], as Issuing Bank

under the Credit Agreement

                                           ]

Attention: [                                ]

Ladies and Gentlemen:

Pursuant to Section 2.05(b) of the Credit Agreement, we hereby request that the Issuing Bank referred to above [amend][extend] that certain [Trade] [Standby] Letter of Credit issued on [        5        ] for the account of the undersigned on [        6        ] (the “Date of [Amendment][Extension]”) in the aggregate amount of [        7        ].

[1]	To be included in the case of any amendment or extension to an existing Letter of Credit.
[2]	The Borrower must deliver, by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Bank (with a copy to the Administrative Agent ), by personal delivery or by any other means acceptable to such Issuing Bank not later than 12:00 noon at least 2 Business Days in advance of the requested date of issuance, amendment or extension (or such later date and time as the Administrative Agent and the Issuing Bank in their sole discretion may agree).
[3]	To be removed after the Closing Date.
[4]	Insert name and address of Issuing Bank.
[5]	Insert initial issuance date of Letter of Credit being requested to be amended/extended.
[6]	Insert the proposed date of the amendment thereof (which shall be a Business Day).
[7]	Insert amount requested.

D-3-1

For purposes of this Letter of Credit Request, unless otherwise defined herein, each capitalized term used herein which is defined in the Credit Agreement shall have the respective meaning provided therein.

[                ].8

[                ].9

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Credit Event contemplated by this Letter of Credit Request, the conditions to lending specified in Sections 4.03(b) and 4.03(c) of the Credit Agreement shall have been satisfied.

[Remainder of Page Intentionally Left Blank]

[8]	Insert the nature of the proposed amendment.
[9]	Insert such other matters as the Issuing Bank may reasonably request.

D-3-2

This Letter of Credit Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[CENTURYLINK, INC.]

By:
Name:
Title:

[Signature Page to Letter of Credit Amendment Request]

EXHIBIT E

FORM OF INTEREST ELECTION REQUEST

Date:[1]	,

To:	Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender under that certain Credit Agreement dated as of June 19, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into][2] CenturyLink, Inc., a Louisiana corporation, as Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and the Administrative Agent.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes an Interest Election Request and the undersigned Borrower hereby makes an election with respect to Loans under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such election:

1.	Borrowing to which this request applies (including Facility, Class, principal amount and Type of Loans subject to election): .[3]
2.	Effective date of election (which shall be a Business Day): .

3.	The Borrowing is to be [converted into] [continued as] [an ABR Borrowing] [a Eurodollar Borrowing].

4.	The duration of the Interest Period for the Eurodollar Borrowing, if any, included in the election shall be months.[4]

[Remainder of Page Intentionally Left Blank]

[1]	The Borrower must notify the Administrative Agent of such election (by telephone or irrevocable written notice) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each telephonic Interest Election Request will be irrevocable and must be confirmed promptly by hand delivery or electronic means of this form, signed by the Borrower, to the Administrative Agent.
[2]	To be removed after the Closing Date.
[3]	If different options are being elected with respect to different portions of the Borrowing, the portions thereof must be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Paragraphs 3 and 4 shall be specified for each resulting Borrowing).
[4]	1, 2, 3 or 6 months (or such other period that is 12 months or less requested by the Borrower, if agreed to by all relevant Lenders).

E-1

This Interest Election Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[CENTURYLINK, INC.]

By:
Name:
Title:

[Signature Page to Interest Election Request]

EXHIBIT F

AUCTION PROCEDURES

This Exhibit F is intended to summarize certain basic terms of the modified Dutch auction (an “Auction”) procedures pursuant to and in accordance with the terms and conditions of Section 2.25 of that certain Agreement of which this Exhibit F is a part (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Credit Agreement”). It is not intended to be a definitive statement of all of the terms and conditions of an Auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit F have the meanings assigned to them in the Credit Agreement.

1. Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Term Lenders of the applicable Class of Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans of each applicable Class that the Borrower offers to purchase in such Auction (the “Auction Amount”) which shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”) expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Term Loans of each applicable Class in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

2. Reply Procedures. In connection with any Auction, each Term Lender of each applicable Class wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans of each applicable Class (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of each applicable Class, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Term Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of each applicable Class held by such Term Lender. Term Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Term Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Term Loans of any applicable Class at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

3. Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans of each applicable Class from each Term Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

4. Proration Procedures. All Term Loans of each applicable Class offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided, that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of any applicable Class for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of such Class to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase the Term Loans of such Class for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

5. Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Exhibit F). The Auction Manager will insert the principal amount of Term Loans of each applicable Class to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

6. Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations, warranties and covenants by the Borrower:

(a) The conditions set forth in Section 2.25 of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Borrower must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans of any applicable Class pursuant to an Auction.

(b) The representations and warranties of each Loan Party contained in Article III of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 3.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 4.02(i) or clauses (a) and (b) of Section 5.04 of the Credit Agreement.

7. Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction only in the event that, (i) as of such time, no Qualifying Bid has been received by the Auction Manager or (ii) the Borrower has failed to meet a condition set forth in Section 2.25 of the Credit Agreement. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans of any applicable Class by the Borrower required by the terms and conditions of Section 2.25 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Term Loans of each applicable Class that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.25 of the Credit Agreement or this Exhibit F. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.25 of the Credit Agreement or this Exhibit F. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit F shall not require the Borrower to initiate any Auction.

EXHIBIT G

[Reserved]

EXHIBIT H

FORM OF [TERM][REVOLVING] NOTE

$[        ]

New York, New York

[Date]

FOR VALUE RECEIVED, [BORROWER] hereby promises to pay to [LENDER] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, to the Administrative Agent’s payment office initially located at 901 Main Street, Dallas, Texas 75202-3735 Attention: Eldred Sholars on the [Term][Revolving] Facility Maturity Date (as defined in the Agreement) the principal sum of [        ] DOLLARS ($[        ]) or, if less, the unpaid principal amount of all Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each [Term] [Revolving Facility] Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.13 of the Agreement.

This Note is one of the Notes referred to in Section 2.09(e) of the Credit Agreement, dated as of June 19, 2017, among CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into CenturyLink, Inc., a Louisiana corporation, as Borrower, the lenders from time to time party thereto (including the Lender), the issuing banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent and Swingline Lender (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Agreement). This Note is secured in accordance with the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guarantees (as defined in the Agreement) provided by the Guarantors pursuant to the Loan Documents (as each such term is defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the [Term] [Revolving] Facility Maturity Date, in whole or in part, and [Term] [Revolving Facility] Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE AGREEMENT.

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

H-1

EXHIBIT I

FORM OF PERFECTION CERTIFICATE

[See Attached]

Exhibit I

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Collateral Agreement dated as of [ ], 2017 (the “Collateral Agreement”), among the Guarantors party thereto (collectively, the “Guarantors”) and Bank of America, N.A., as the collateral agent (in such capacity, the “Collateral Agent”) and (ii) that certain Credit Agreement dated as of June 19, 2017 (the “Credit Agreement”) among CenturyLink Escrow, LLC, as borrower, certain other parties thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent and Swingline Lender. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means CenturyLink, Inc., a Louisiana corporation (“Company”), and each Guarantor.

The undersigned hereby certify to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is (i) the organizational identification number, if any, of each Company that is a registered organization, (ii) the Federal Taxpayer Identification Number of each Company and (iii) the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the Collateral, attached as Schedule 5 relating to the Collateral Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents.

7. [Reserved].

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9. Subsidiaries, Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of all of the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of or owned by any Company and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Collateral Agreement. In addition, Schedule 9(a) lists whether each Company or direct Subsidiary of a Company listed therein, as applicable, is (w) the Borrower, (x) a Collateral Guarantor, (y) a Guarantor (together with an explanation as to why such entity is not a Collateral Guarantor) or (z) an Excluded Subsidiary (together with an explanation as to why such entity qualifies as an Excluded Subsidiary). Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Collateral Agreement.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Collateral Agreement.

11. Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of the Companies’ Patents and Trademarks (each as defined in each of the Collateral Agreement) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the Collateral Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in each of the Collateral Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c) Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d) Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Notices of Grant of Security Interest in Intellectual Property (as defined in the Collateral Agreement).

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Collateral Agreement) in excess of $25,000,000 held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Collateral Agreement.

13. Insurance. Attached hereto as Schedule 13 is a true and correct list of all insurance policies of the Companies.

14. Transmitting Utility. Attached hereto as Schedule 14 is a list of all Companies that are transmitting utilities.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this          day of                     , 2017.

CENTURYLINK, INC.

By:
Name:
Title:

EMBARQ CORPORATION

By:
Name:
Title:

QWEST COMMUNICATIONS INTERNATIONAL, INC.

By:
Name:
Title:

QWEST SERVICES CORPORATION

By:
Name:
Title:

QWEST CAPITAL FUNDING, INC.

By:
Name:
Title:

[CENTURYLINK COMMUNICATIONS, LLC]

By:
Name:
Title:

[CENTURYTEL HOLDINGS, INC.]

By:
Name:
Title:

CENTURYTEL INVESTMENTS OF TEXAS, INC.

By:
Name:
Title:

WILDCAT HOLDCO LLC

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	City / County	State

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Seller’s/Predecessor’s State of Formation	Date of Transaction

Schedule 4

File Search Reports

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

Type of Filing	Entity	Applicable Security Document [Credit Agreement Collateral Agreement, Notes Collateral Agreement or Other]	Jurisdictions

Schedule 8(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged	Type of Entity (e.g., Borrower, Collateral Guarantor, Guarantor or Excluded Subsidiary)

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1. Promissory Notes:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2. Chattel Paper:

Description	Pledged [Yes/No]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS:

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 11(d)

Intellectual Property Filings

Schedule 12

Commercial Tort Claims

Description	Pledged [Yes/No]

Schedule 13

Insurance

Coverage	Policy Period	Carrier	Limits	Retention/ Deductible	Policy Number

Schedule 14

Transmitting Utilities

EXHIBIT J-1

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of June 19, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into CenturyLink, Inc., a Louisiana corporation, as Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(d)(ii)(A) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                 , 20[    ]

J-1-2

EXHIBIT J-2

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of June 19, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into CenturyLink, Inc., a Louisiana corporation, as Borrower the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(d)(ii)(A) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-2-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                 , 20[    ]

J-2-2

EXHIBIT J-3

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of June 19, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into CenturyLink, Inc., a Louisiana corporation, as Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(d)(ii)(A) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-3-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                 , 20[    ]

J-3-2

EXHIBIT J-4

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of June 19, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CenturyLink Escrow, LLC, a Delaware limited liability company, to be merged with and into] CenturyLink, Inc., a Louisiana corporation, as Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Banks party thereto from time to time, and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(d)(ii)(A) and 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-4-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                 , 20[    ]

J-4-2

EXHIBIT K

FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

[See Attached]

EXHIBIT K

[FORM OF]

PARI PASSU INTERCREDITOR AGREEMENT

Dated as of [                    ], 2017

among

CENTURYLINK, INC.,

as Borrower,

and the Grantors from time to time party hereto,

BANK OF AMERICA, N.A.,

as the Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,

[                ]

as the Initial Additional First Lien Agent,

and

each Additional Senior Class Debt Collateral Agent from time to time party hereto

PARI PASSU INTERCREDITOR AGREEMENT, dated as of [                    ], 20[        ] (as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time, this “Agreement”), among CENTURYLINK, INC., a Louisiana corporation (the “Borrower”), the Grantors (as defined below) from time to time party hereto, BANK OF AMERICA, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), [                    ], as collateral agent for the Initial Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional First Lien Agent”), and each Additional Senior Class Debt Collateral Agent (as defined below) from time to time party hereto in each case for the other Additional First Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional First Lien Agent (for itself and on behalf of the Initial Additional First Lien Secured Parties) and each Additional Senior Class Debt Collateral Agent (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Debt Documents” means, with respect to the Initial Additional First Lien Obligations or any Series of Additional First Lien Obligations and any Refinancing of such debt, the notes, indentures, credit agreements, loan agreements, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional First Lien Obligations and the Additional First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First Lien Obligations or any Series of Additional First Lien Obligations; provided that, in each case of any such Series of Additional First Lien Obligations incurred after the date hereof, the Indebtedness thereunder has been designated as Additional First Lien Obligations pursuant to Section 5.13 hereto.

“Additional First Lien Obligations” means all amounts owing to any Additional First Lien Secured Party (including the Initial Additional First Lien Secured Parties) pursuant to the terms of any Additional First Lien Debt Document (including the Initial Additional First Lien Debt Documents), including, without limitation, all amounts in respect of any principal, premium, interest, fees, expenses (including any interest, fees and expenses accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the respective Additional First Lien Debt Document, whether or not such interest, fees or expenses are an allowed or allowable claim under any such proceeding or under applicable state, federal or foreign law), penalties, indemnification, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations and any Collateral Agent with respect thereto, and shall include the Additional Senior Class Debt Parties and the Initial Additional First Lien Secured Parties.

“Additional First Lien Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional First Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Collateral Agent” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, as now or hereafter in effect.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors as now or hereafter in effect.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to any Lien created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First Lien Obligations, the Initial Additional First Lien Agent and (iii) in the case of any other Series of Additional First Lien Obligations that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent named as such for such Series in the applicable Joinder Agreement.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Collateral Agent Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Collateral Agent Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Collateral Agent; provided, in each case, that if there shall occur one or more Non-Controlling Collateral Agent Enforcement Dates, the Controlling Collateral Agent shall be the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Collateral Agent in respect of the most recent Non-Controlling Collateral Agent Enforcement Date.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Collateral Agent is the Controlling Collateral Agent for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of [    ], 2017, among [Escrow Sub, a Delaware limited liability company, to be merged with and into CenturyLink, Inc., as Borrower], the lenders party thereto from time to time, the Issuing Banks party thereto from time to time, and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), as amended, restated, amended and restated, extended, supplemented, Refinanced and/or otherwise modified from time to time.

“Credit Agreement Collateral Agreement” that certain Collateral Agreement, dated as of [                ], 2017 among the Grantors party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement, the Credit Agreement Collateral Agreement, the Credit Agreement Security Documents and the other “Loan Documents” (as such term is defined in the Credit Agreement).

“Credit Agreement Obligations” means the “Obligations” (as such term is defined in the Credit Agreement).

“Credit Agreement Secured Parties” means the “Secured Parties” (as such term is defined in the Credit Agreement).

“Credit Agreement Security Documents” means the Credit Agreement Collateral Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, with respect to any Shared Collateral, the Discharge of the applicable First Lien Obligations with respect to such Shared Collateral; provided that a Discharge of First Lien Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Debt Document which has been designated in writing by the Controlling Collateral Agent (under First Lien Obligation so Refinanced) or by the Borrower, in each case, to each other Collateral Agent as a “First Lien Obligation” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or other similarly defined term) as defined in any First Lien Debt Document.

“First Lien Debt Documents” means, collectively, (i) the Credit Agreement and (ii) the Additional First Lien Debt Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means (i) the Credit Agreement Security Documents, (ii) the Other Intercreditor Agreements and (iii) the Additional First Lien Security Documents.

“Grantors” means each Subsidiary of the Borrower that has granted a security interest to any First Lien Secured Party pursuant to any First Lien Debt Document. The Grantors existing on the date hereof are set forth in Annex I hereto. From and after the date hereof additional Grantors may become a party hereto pursuant to a joinder agreement in form and substance reasonably satisfactory to such Grantors and the Controlling Collateral Agent.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional First Lien Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [                    ], among [the Borrower], [the Grantors identified therein] and [                    ], as [trustee], as amended, restated, amended and restated, extended, supplemented, Refinanced and/or otherwise modified from time to time.

“Initial Additional First Lien Debt Documents” means the Initial Additional First Lien Agreement, [the debt securities issued thereunder,] the Initial Additional First Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First Lien Obligations.

“Initial Additional First Lien Obligations” means the [“Obligations”] as such term is defined in the Initial Additional First Lien Security Agreement.

“Initial Additional First Lien Secured Parties” means the Initial Additional First Lien Agent and the holders of the Initial Additional First Lien Obligations issued pursuant to the Initial Additional First Lien Agreement.

“Initial Additional First Lien Security Agreement” means the [security agreement], dated as of the date hereof, among [the Borrower,] the Initial Additional First Lien Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereto required to be delivered by an Additional Senior Class Debt Collateral Agent to the Controlling Collateral Agent pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First Lien Obligations and add Additional First Lien Secured Parties hereunder.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, trust (deemed or statutory) or security interest in, on or of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Major Non-Controlling Collateral Agent” means, with respect to any Shared Collateral, the Collateral Agent of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional First Lien Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional First Lien Obligations which have an equal outstanding principal amount, the Series of Additional First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“Non-Controlling Collateral Agent” means, at any time, with respect to any Shared Collateral, any Collateral Agent that is not the Controlling Collateral Agent at such time with respect to such Shared Collateral.

“Non-Controlling Collateral Agent Enforcement Date” means, with respect to any Non-Controlling Collateral Agent, the date which is 120 days (throughout which 120-day period such Non-Controlling Collateral Agent was the Major Non-Controlling Collateral Agent) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Debt Document under which such Non-Controlling Collateral Agent is the Collateral Agent) and (ii) the Controlling Collateral Agent’s and each other Collateral Agent’s receipt of written notice from such Non-Controlling Collateral Agent certifying that (x) such Non-Controlling Collateral Agent is the Major Non-Controlling Collateral Agent and that an Event of Default (under and as defined in the Additional First Lien Debt Document under which such Non-Controlling Collateral Agent is the Collateral Agent) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Collateral Agent is the Collateral Agent are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable First Lien Debt Document; provided that the Non-Controlling Collateral Agent Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or any portion thereof or (2) at any time the Grantor that has granted a security interest in such Shared Collateral or any portion thereof is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Other Intercreditor Agreements” means, if applicable and in effect, any other Permitted First Lien Intercreditor Agreement and any Permitted Junior Intercreditor Agreement.

“Pledged or Controlled Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof or of any account in which such Shared Collateral is held perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Pledged or Controlled Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper or any Deposit Account, commodities account or securities account, in each case, delivered to or in the possession or control of the Collateral Agent under the terms of the First Lien Debt Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First Lien Secured Parties (in their capacities as such), and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Collateral Agent (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First Lien Obligations, and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Debt Document, which pursuant to any Joinder Agreement are to be represented hereunder by a common Collateral Agent (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations (or their Collateral Agents) hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, amended and restated, supplemented or otherwise modified and, with respect to any statute or regulation, all statutory and regulatory provisions consolidating, replacing or interpreting such statute or regulation, (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, but shall not be deemed to include the subsidiaries of such person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03. Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clause (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law), any reference to such First Lien Obligations or the First Lien Debt Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Priority of Claims.

(a) Anything contained herein or in any of the First Lien Debt Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Borrower or any other Grantor (including any adequate protection payments) or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement, but including the Other Intercreditor Agreements) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party or received by any Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement (other than this Agreement, but including the Other Intercreditor Agreements) with respect to such Shared Collateral and proceeds of any such distribution or payment (subject, in the case of any such proceeds, distribution or payment, to the sentence immediately following) (all payments, distributions, proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such payments or distribution being collectively referred to as “Proceeds”) shall be applied (i) FIRST, to the payment in full in cash of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any First Lien Debt Document, (ii) SECOND, subject to Section 1.03, to the payment in full in cash of the First Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable First Lien Debt Documents, provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among the holders of First Lien Obligations and solely for purposes of this clause SECOND and not any First Lien Debt Documents, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Series of First Lien Obligations shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and (iii) THIRD, after payment in full in cash and Discharge of all First Lien Obligations, to the Borrower and the Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same pursuant to any Other Intercreditor Agreement, if in effect, or otherwise, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations, after giving effect to any Permitted Junior Intercreditor Agreement, if applicable, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant First Lien Debt Documents and subject to Section 2.08, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the First Lien Debt Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(d) Notwithstanding anything in this Agreement or any other First Lien Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Credit Agreement Collateral Agent pursuant to Section 2.05 or 2.24 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02. Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First Lien Secured Party shall, or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, (i) the Controlling Collateral Agent shall act with respect to the Shared Collateral, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Collateral Agent (or any other Non-Controlling Secured Party) and (iii) no Non-Controlling Collateral Agent or other Non-Controlling Secured Party shall, or shall instruct the Controlling Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting in accordance with the Additional First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(c) Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Collateral Agent or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party or any Collateral Agent with respect to any Collateral not constituting Shared Collateral.

(d) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

SECTION 2.03. No Interference; Payment Over.

(a) Each First Lien Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity, allowability, or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) exercise, or direct the Controlling Collateral Agent or any other First Lien Secured Party to exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement, other than this Agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties that have a security interest in such Shared Collateral and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04. Automatic Release of Liens.

(a) If at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged in connection with the completion of such sale or disposition; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b) Each Collateral Agent agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent or the Borrower to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.

SECTION 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding, including any proceeding under the Bankruptcy Code or any other Bankruptcy Law by or against the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, it is acknowledged and agreed that this Agreement constitutes an agreement within the scope of Section 510(a) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, including with respect to the provisions of this Article II, and all references to “Grantor” shall include any Grantor as debtor and debtor in possession (and any receiver, trustee, or other estate representative for such Grantor, as the case may be) in any Insolvency or Liquidation Proceeding.

(b) If the Borrower and/or any other Grantor shall become subject to an Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First Lien Secured Party (other than the Controlling Collateral Agent or any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) and/or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent or any Controlling Secured Party shall then oppose or object to such DIP Financing or such DIP Financing Liens and/or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-á-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of such Insolvency or Liquidation Proceeding, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-á-vis the First Lien Secured Parties (other than any liens of the First Lien Secured Parties constituting DIP Financing Liens) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Collateral Agent that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing and/or use of cash collateral.

SECTION 2.06. Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference or fraudulent transfer under the Bankruptcy Code, other Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07. Insurance. As between the First Lien Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08. Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Debt Document of such debt being Refinanced) of, any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09. Controlling Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Pledged or Controlled Collateral shall be delivered, or control thereof shall be transferred, to the Controlling Collateral Agent, and the Controlling Collateral Agent agrees to hold (and, pending delivery or transfer of control of the Pledged or Controlled Collateral to the Controlling Collateral Agent, each other Collateral Agent agrees to hold) any Shared Collateral constituting Pledged or Controlled Collateral that is part of the Collateral from time to time in its possession or control (or in the possession or control of any agent or bailee) as gratuitous bailee for the benefit and on behalf of each other First Lien Secured Party and any assignee, in each case, solely for the purpose of perfecting the security interest granted in such Pledged or Controlled Collateral, if any, pursuant to the applicable First Lien Debt Documents, subject to the terms and conditions of this Section 2.09; provided, that at any time the Credit Agreement Collateral Agent ceases to be the Controlling Collateral Agent, the Credit Agreement Collateral Agent, at the request of the Controlling Collateral Agent, shall promptly deliver all Pledged or Controlled Collateral to the Controlling Collateral Agent, in its capacity as the successor Controlling Collateral Agent, together with any necessary endorsements (or otherwise allow the Controlling Collateral Agent to obtain control of such Pledged or Controlled Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of the willful misconduct or gross negligence of such Collateral Agent or any affiliate, director, officer, employee, agent or attorney-in-fact of such Collateral Agent as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b) In the event that any First Lien Secured Party other than the Controlling Collateral Agent receives any Pledged or Controlled Collateral, then such First Lien Secured Party shall promptly deliver, or transfer control of, such Pledged or Controlled Collateral (including any Proceeds therefrom), together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, to the Controlling Collateral Agent.

(c) [reserved]

(d) The duties and responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Pledged or Controlled Collateral as gratuitous bailee for the benefit and on behalf of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties thereon.

(e) In furtherance of the foregoing, each Grantor hereby grants a security interest in the Shared Collateral to the Controlling Collateral Agent that controls Shared Collateral for the benefit of all First Lien Secured Parties which have been granted a Lien on the Shared Collateral controlled by such Collateral Agent.

SECTION 2.10. Amendments to First Lien Security Documents.

(a) Without the prior written consent of each other Collateral Agent, on behalf of itself and each other First Lien Secured Party represented by it, each Collateral Agent agrees that no First Lien Security Document to which such Collateral Agent is a party may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First Lien Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01. Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon an officer’s certificate of the Borrower. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

SECTION 4.01. Appointment and Authority.

(a) Notwithstanding any other provision of this Agreement (including Section 2.09), nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01. Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Controlling Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Controlling Collateral Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. Each of the First Lien Secured Parties also authorizes the Controlling Collateral Agent, at the request of the Borrower, to, if applicable, execute and deliver the Permitted Junior Intercreditor Agreement in the capacity as “Designated Senior Representative,” or the equivalent agent, however referred to for the First Lien Secured Parties under such agreement (the “Senior Collateral Agent”) and authorizes the Controlling Collateral Agent, in accordance with the provisions of this Agreement, to take such actions on its behalf and to exercise such powers as are delegated to, or otherwise given to, the Designated Senior Representative by the terms of the Permitted Junior Intercreditor Agreement, together with such powers and discretion as are reasonably incidental thereto and authorizes the Controlling Collateral Agent, in accordance with the provisions of this Agreement, to take such actions on its behalf and to exercise such powers as are delegated to. In this connection, the Controlling Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Controlling Collateral Agent pursuant to the applicable First Lien Debt Documents for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder or under any of the Other Intercreditor Agreements at the direction of the Controlling Collateral Agent, shall be entitled to the benefits of all provisions of this Article IV and Article VIII of the Credit Agreement and the equivalent provision of any Additional First Lien Debt Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” named therein) as if set forth in full herein with respect thereto. Without limiting the foregoing, each of the First Lien Secured Parties, and each Collateral Agent, hereby agrees to provide such cooperation and assistance as may be reasonably requested by the Controlling Collateral Agent to facilitate and effect actions taken or intended to be taken by the Controlling Collateral Agent pursuant to this Article IV, such cooperation to include execution and delivery of notices, instruments and other documents as are reasonably deemed necessary by the Controlling Collateral Agent to effect such actions, and joining in any action, motion or proceeding initiated by the Controlling Collateral Agent for such purposes.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Debt Documents, as applicable, pursuant to which the Controlling Collateral Agent is the Collateral Agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that neither the Controlling Collateral Agent nor any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions that do not violate this Agreement which any Collateral Agent or any First Lien Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Debt Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Collateral Agent or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Collateral Agent representing holders of First Lien Obligations for which such Collateral constitutes Shared Collateral.

(c) The Person serving as the Controlling Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Controlling Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party,” “Credit Agreement Secured Parties,” “Initial Additional First Lien Secured Party,” “Initial Additional First Lien Secured Parties,” “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Controlling Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.02. Exculpatory Provisions. The Controlling Collateral Agent shall not have any duties or obligations to the Non-Controlling Collateral Agents and the First Lien Secured Parties except those expressly set forth herein. Without limiting the generality of the foregoing, the Controlling Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(c) shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First-Lien Obligations unless and until notice describing such Event of Default and referencing applicable agreement is given to the Controlling Collateral Agent;

(d) shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any First Lien Debt Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent;

(e) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;

(f) need not segregate money held hereunder from other funds except to the extent required by law; and

(g) shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the Credit Agreement Collateral Agent, to it at:

Bank of America, N.A.

Agency Management

222 Broadway, 14th Floor

MC: NY3-222-14-03

New York, New York 10038

Attention: Don B. Pinzon

Telephone: 646-556-3280

Facsimile: 212-901-7843

Electronic Email: don.b.pinzon@baml.com

(b)	if to the Initial Additional First Lien Agent, to it at:

[    ]

[Address],

Attention: [                    ],

Facsimile No.: [                            ];

Email: [                    ];

(c)	if to any Grantor, to Borrower, at:

[    ]

with a copy to:

[    ]

(d)	if to any other Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among the Controlling Collateral Agent and each other Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02. Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of, imposes additional duties on, or otherwise adversely affects the Borrower or any Grantor, with the consent of the Borrower).

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Additional Senior Class Debt Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Additional Senior Class Debt Collateral Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Additional Senior Class Debt Collateral Agent is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, without the consent of any other Collateral Agent or First Lien Secured Party, the Controlling Collateral Agent may, and at the request of the Borrower shall, effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations or any Refinancing of First Lien Obligations in compliance with the Credit Agreement and the other First Lien Debt Documents; provided, that the Controlling Collateral Agent may condition its execution and delivery of any such amendment or modification on receipt of a certificate of a Responsible Officer of the Borrower certifying that such incurrence or Refinancing is permitted by the then extant First Lien Debt Documents.

SECTION 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other First Lien Secured Parties, all of which are intended to be bound by, and to be third party beneficiaries of, this Agreement, provided that notwithstanding the foregoing the Loan Parties shall be third party beneficiaries only with respect to Sections 2.04, 2.05, 2.08, 2.09, 2.10, 5.03 of this Agreement and any other provision hereof pursuant to which rights are explicitly provided to the Loan Parties.

SECTION 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08. Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent, on behalf of itself and the First Lien Secured Parties of the Series for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Debt Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case, located in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such person (or its Collateral Agent) at the address set forth in Section 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09. WAIVER OF JURY TRIAL. EACH PARTY (ON BEHALF OF ITSELF, ANY PERSON CLAIMING BY, ON BEHALF, OR THROUGH SUCH PARTY, OR ANY PERSON ON WHOSE BEHALF SUCH PARTY IS ACTING) HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First Lien Debt Documents or any of the other First Lien Debt Documents, the provisions of this Agreement shall control. Notwithstanding the foregoing, in the event that pursuant to the terms of any First Lien Debt Document any person succeeds to or is substituted for the “Borrower” thereunder, then any reference to the “Borrower” herein shall be deemed to refer to such successor person and there parties hereto shall take such actions as may be necessary to give effect thereto.

SECTION 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First Lien Debt Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 2.10 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13. Additional First Lien Obligations. To the extent, but only to the extent, permitted by the provisions of the then extant First Lien Debt Documents, the Borrower or any Grantor may incur additional indebtedness after the date hereof that is permitted by the then extant First Lien Debt Documents to be incurred and to be secured on an equal and ratable or pari passu basis as the Liens on all or any part of the Collateral securing the First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”).

Any such Additional Senior Class Debt may be secured by a Lien on an equal and ratable or pari passu basis as the Liens securing the First Lien Obligations, in each case under and pursuant to the Additional First Lien Debt Documents relating thereto, if and subject to the condition that the Collateral Agent of any such Additional Senior Class Debt (each an “Additional Senior Class Debt Collateral Agent”), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Collateral Agent and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(i) such Additional Senior Class Debt Collateral Agent, the Controlling Collateral Agent and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by the Controlling Collateral Agent, the Additional Senior Class Debt Collateral Agent and the Borrower) pursuant to which such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Collateral Agent is the Collateral Agent and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have (x) delivered to the Controlling Collateral Agent and each other Collateral Agent true and complete copies of each of the Additional First Lien Debt Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower, and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First Lien Obligations and the initial aggregate principal amount or face amount thereof; and

(iii) the Additional First Lien Debt Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to the Controlling Collateral Agent and each other Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Collateral Agent acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Collateral Agent, an Additional Senior Class Debt Collateral Agent and each Grantor in accordance with this Section 5.13, each other Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.13 and returning the same to such Additional Senior Class Debt Collateral Agent; provided that the failure of any Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional Senior Class Debt if the other requirements of this Section 5.13 are complied with.

SECTION 5.14. Agent Capacities. Except as expressly provided herein or in the Credit Agreement Security Documents, [Bank of America, N.A.] is acting in the capacity of Credit Agreement Collateral Agent. Except as expressly provided herein or in the Additional First Lien Security Documents, [                    ] is acting in the capacity of Initial Additional First Lien Agent solely for the Initial Additional First Lien Secured Parties. Except as expressly set forth herein, neither the Credit Agreement Collateral Agent nor the Initial Additional First Lien Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable First Lien Debt Documents.

SECTION 5.15. Integration. This Agreement together with the other First Lien Debt Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other First Lien Debt Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[ ], as Initial Additional First Lien Agent

By:
Name:
Title:

CENTURYLINK, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO,

By:
Name:
Title:

[Signature Page to Pari Passu Intercreditor Agreement]

ANNEX I

Grantors

Annex I-1

ANNEX II

[FORM OF] JOINDER NO. [    ], dated as of [                    ], 20[    ] (this “Joinder Agreement”), to PARI PASSU INTERCREDITOR AGREEMENT, dated as of [                    ], 20[    ] (as amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time the “Pari Passu Intercreditor Agreement”), among CENTURYLINK, INC., a Louisiana corporation (“Borrower”), the Grantors from time to time party thereto, BANK OF AMERICA, N.A., as collateral agent for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), [                    ], as collateral agent for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional First Lien Agent”), and each other Collateral Agent from time to time party thereto in each case for the other Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B. As a condition to the ability of the Borrower or applicable Grantor to incur Additional First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First Lien Security Documents, the Additional Senior Class Debt Collateral Agent in respect of such Additional Senior Class Debt is required to become a Collateral Agent and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by the Pari Passu Intercreditor Agreement. Section 5.13 of the Pari Passu Intercreditor Agreement provides that such Additional Senior Class Debt Collateral Agent may become a Collateral Agent and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Pari Passu Intercreditor Agreement, upon the execution and delivery by the Additional Senior Class Debt Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the Pari Passu Intercreditor Agreement. The undersigned Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) is executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement and the First Lien Debt Documents.

Accordingly, the Controlling Collateral Agent, each other Collateral Agent and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.13 of the Pari Passu Intercreditor Agreement, the New Collateral Agent by its signature below becomes a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Collateral Agent had originally been named therein as a Collateral Agent and the New Collateral Agent, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as Collateral Agent and to the Additional Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to a “Collateral Agent” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Collateral Agent. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Collateral Agent represents and warrants to each Collateral Agent and the other First Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and

Annex II-1

binding obligation, enforceable against it in accordance with its terms, and (iii) the Additional First Lien Debt Documents relating to such Additional Senior Class Debt provide that, upon the New Collateral Agent’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Controlling Collateral Agent and each other Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Collateral Agent shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Collateral Agent for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel.

Annex II-2

IN WITNESS WHEREOF, the New Collateral Agent has duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW COLLATERAL AGENT],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Annex II-3

Acknowledged by:

[BANK OF AMERICA, N.A.,] as the Controlling Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Annex II-4

Acknowledged by:

CENTURYLINK, INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

Annex II-5

Schedule I to the

Supplement to the

Pari Passu Intercreditor Agreement

Grantors

Annex II-6

EXHIBIT L

FORM OF COLLATERAL AGREEMENT

[See Attached]

Exhibit L

COLLATERAL AGREEMENT

dated and effective as of

[    ], 201[    ]

Among

the Subsidiaries of CENTURYLINK, INC. named herein

and

BANK OF AMERICA, N.A.,

as Collateral Agent

TABLE OF CONTENTS

		Page
	ARTICLE I

	Definitions

SECTION 1.1.	Credit Agreement	1
SECTION 1.2.	Other Defined Terms	1

	ARTICLE II

	Pledge of Securities

SECTION 2.1.	Pledge	5
SECTION 2.2.	Delivery of the Pledged Collateral	6
SECTION 2.3.	Representations, Warranties and Covenants	7
SECTION 2.4.	Certification of Limited Liability Company and Limited Partnership Interests	8
SECTION 2.5.	Registration in Nominee Name; Denominations	9
SECTION 2.6.	Voting Rights; Dividends and Interest, Etc.	9

	ARTICLE III

	Security Interests in Other Personal Property

SECTION 3.1.	Security Interest	11
SECTION 3.2.	Representations and Warranties	13
SECTION 3.3.	Covenants	15
SECTION 3.4.	Other Actions	18
SECTION 3.5.	Covenants Regarding Patent, Trademark and Copyright Collateral	18

	ARTICLE IV

	Remedies

SECTION 4.1.	Remedies Upon Default	20
SECTION 4.2.	Application of Proceeds	22
SECTION 4.3.	Securities Act, Etc.	22
SECTION 4.4.	Collection of Receivables Assets	23
SECTION 4.5.	Special Collateral Account	23
SECTION 4.6.	Pledgors’ Obligations Upon Event of Default	23

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Stock; Pledged Debt
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement to the Collateral Agreement
Exhibit II	Form of Notice of Grant of Security Interest in Intellectual Property

COLLATERAL AGREEMENT dated and effective as of [ ], 201[ ] (this “Agreement”), is among each Subsidiary Loan Party (as defined below) listed on the signature pages hereof and each other Subsidiary Loan Party that becomes a party hereto after the date hereof (together, the “Pledgors”) and Bank of America, N.A., as collateral agent for the Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

Reference is made to the Credit Agreement, dated as of June [19], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CENTURYLINK, INC., a Louisiana corporation (the “Borrower”), the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time, Bank of America, N.A., as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Credit Agreement Agent”) and collateral agent, and the other parties party thereto.

The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement on or prior to the Closing Date. The Borrower and the Subsidiary Loan Parties, as affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement. The Subsidiary Loan Parties are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit under the Credit Agreement.

Therefore, to induce the Lenders and the Issuing Banks to make their respective extensions of credit under the Credit Agreement the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All terms defined in the Uniform Commercial Code (as defined herein) and not defined in this Agreement or the Credit Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in the Uniform Commercial Code.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.2. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper or General Intangibles.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.1.

“Collateral” means Article 9 Collateral and Pledged Collateral. For the avoidance of doubt, the term Collateral does not include any Excluded Property or Excluded Securities.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including any such rights that such Pledgor has the right to license).

“Copyrights” means all of the following now directly owned or hereafter directly acquired by any Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule III; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Credit Agreement Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Credit Agreement Documents” means the “Loan Documents” as defined in the Credit Agreement, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Event of Default” means an “Event of Default” under and as defined in the Credit Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.3.

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“General Intangibles” means all “general intangibles” as defined in the Uniform Commercial Code, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Intellectual Property” means all intellectual property of every kind and nature of any Pledgor, whether now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intellectual Property Collateral” has the meaning assigned to such term in Section 3.2.

“Intercreditor Agreements” means (a) a Permitted First Lien Intercreditor Agreement (upon and during the effectiveness thereof) and (b) any other intercreditor agreement (upon and during the effectiveness thereof) with respect to any other Indebtedness permitted under the Credit Agreement to be secured by a first priority Lien on all or any portion of the Collateral and that is entered into (including by the Collateral Agent) in compliance with the Credit Agreement.

“IP Agreements” means all material Copyright Licenses, Patent Licenses and Trademark Licenses, including, without limitation, the agreements set forth on Schedule III hereto.

“Notices of Grant of Security Interest in Intellectual Property” means the notices of grant of security interest substantially in the form attached hereto as Exhibit II or such other form as shall be reasonably acceptable to the Collateral Agent.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Patents” means all of the following now directly owned or hereafter directly acquired by any Pledgor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III; (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or

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claimed therein; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Perfection Certificate” means the Perfection Certificate with respect to the Borrower and the other Loan Parties in form and substance reasonably satisfactory to the Collateral Agent and delivered to the Collateral Agent as of the Closing Date, as the same may be supplemented from time to time to the extent required by Section 5.04(f) of the Credit Agreement.

“Permitted Liens” means Liens that are permitted pursuant to Section 6.02 of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 2.1.

“Pledged Debt” has the meaning assigned to such term in Section 2.1.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.1.

“Pledgor” means each Subsidiary Loan Party set forth on Schedule I and any other Subsidiary Loan Party that becomes a party hereto pursuant to Section 5.16. For the avoidance of doubt, the Borrower is not a Pledgor. Notwithstanding anything to the contrary set forth herein, any entity that ceases to be a Guarantor (as defined in the Credit Agreement) in accordance with the terms of Section 9.18 of the Credit Agreement shall automatically cease to be a Pledgor.

“Proceeds” means all “Proceeds” as defined in the Uniform Commercial Code, including all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Pledgor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Secured Obligations” means the “Obligations” as defined in the Credit Agreement.

“Security Interest” has the meaning assigned to such term in Section 3.1.

“Subsidiary Loan Party” means any Subsidiary set forth on Schedule I and any Subsidiary that becomes a party hereto pursuant to Section 5.16.

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“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Trademarks” means all of the following now directly owned or hereafter directly acquired by any Pledgor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III; (b) all goodwill associated with or symbolized by the foregoing; (c) all claims for, and rights to sue for, past or future infringements, dilutions or other violations of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement, dilutions or other violations thereof.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

ARTICLE II

Pledge of Securities

SECTION 2.1. Pledge. As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Secured Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (whether now owned or hereafter acquired):

(a) all Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (any such Equity Interests, the “Pledged Stock”); provided that the Pledged Stock shall not include any Excluded Securities or Excluded Property;

(b) (i) the debt obligations owed to such Pledgor listed opposite the name of such Pledgor on Schedule II, (ii) all other debt obligations existing on the Closing Date or in the future issued to such Pledgor, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the property described in clauses (b)(i), (ii) and (iii) above, the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Securities or Excluded Property;

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(c) subject to Section 2.6, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of the Pledged Stock and the Pledged Debt;

(d) subject to Section 2.6, all rights and privileges of such Pledgor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (c) above; and

(e) all Proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in this clause (e) and in clauses (c) and (d) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Securities or Excluded Property;

TO HAVE AND TO HOLD, the Pledged Collateral together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.2. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all certificates or other instruments (if any) representing such Pledged Securities, to the extent such Pledged Securities are either (i) Pledged Stock or (ii) in the case of promissory notes or other instruments evidencing Pledged Debt, are required to be delivered pursuant to paragraph (b) of this Section 2.2.

(b) To the extent any Indebtedness for borrowed money constituting Pledged Collateral owed to any Pledgor (other than intercompany Indebtedness owed to such Pledgor by another Pledgor) is evidenced by a duly executed promissory note in an individual amount in excess of $5,000,000, such Pledgor shall promptly cause such promissory note to be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof (except to the extent that a pledge or delivery of such promissory note would violate applicable law). To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon the occurrence and during the continuance of an Event of Default specified under Section 7.01(b), (c), (h) or (i) of the Credit Agreement, unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker of such promissory note.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.2 shall be accompanied by stock powers or allonges, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent, and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed

6

by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities that are created pursuant to Section 2.4(b)) as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.3. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(i) Schedule II correctly sets forth (or, with respect to any Pledged Stock issued by an issuer that is not a subsidiary of the Borrower, correctly sets forth, to the knowledge of the relevant Pledgor), as of the Closing Date, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) Pledged Debt pledged hereunder and in an individual principal amount in excess of $5,000,000;

(ii) the Pledged Stock and Pledged Debt (with respect to any Pledged Stock or Pledged Debt issued by an issuer that is not a subsidiary of the Borrower, to the knowledge of the relevant Pledgor), as of the Closing Date, (x) have been duly and validly authorized and issued by the issuers thereof and (y) (i) in the case of Pledged Stock, are fully paid and, with respect to Equity Interests constituting capital stock of a corporation, nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and any implied covenant of good faith and fair dealing;

(iii) except for the security interests granted hereunder (and other security interests not prohibited by the Credit Agreement Documents), each Pledgor (i) is and, subject to any transfers not in violation of the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II (as may be supplemented from time to time pursuant to Section 2.2(c)) as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction not prohibited by the Credit Agreement and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Credit Agreement Documents to Dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

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(iv) other than as set forth in the Credit Agreement, and except for restrictions and limitations imposed by the Credit Agreement Documents or securities laws generally or otherwise not prohibited by the Credit Agreement, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the Disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder other than under applicable Requirements of Law;

(v) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(vi) other than as set forth in the Credit Agreement, as of the Closing Date, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby other than such as have been obtained and are in full force and effect;

(vii) by virtue of the execution and delivery by the respective Pledgors of this Agreement or any supplement hereto, when any Pledged Securities are delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement (to the extent required hereunder) and financing statements naming the Collateral Agent as the secured party described in Section 3.2 are filed in the appropriate filing office, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in the Pledged Collateral under the Uniform Commercial Code or its equivalent in any applicable jurisdiction, subject only to Permitted Liens; and

(viii) each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, subject to the terms of any applicable Intercreditor Agreement, agrees to transfer record ownership of the securities issued by it in connection with any request by the Collateral Agent if an Event of Default has occurred and is continuing.

SECTION 2.4. Certification of Limited Liability Company and Limited Partnership Interests.

(a) As of the Closing Date, except as set forth on Schedule II, the Equity Interests in limited liability companies and limited partnerships that are pledged by the Pledgors hereunder and do not have a certificate described on Schedule II do not constitute a security under Section 8-103 of the Uniform Commercial Code or the corresponding code or statute of any other applicable jurisdiction.

(b) The Pledgors shall at no time elect to treat any interest in any limited liability company or limited partnership Controlled by a Pledgor and pledged hereunder as a “security” within the meaning of Article 8 of the Uniform Commercial Code or its equivalent in

8

any jurisdiction or issue any certificate representing such interest, unless promptly thereafter (and in any event within 30 days or such longer period as the Collateral Agent may permit in its sole discretion) the applicable Pledgor provides notification to the Collateral Agent of such election and delivers, as applicable, any such certificate to the Collateral Agent pursuant to the terms hereof.

SECTION 2.5. Registration in Nominee Name; Denominations. Subject to any applicable Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). If an Event of Default shall have occurred and be continuing, each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement, subject to any applicable Intercreditor Agreement. Subject to any applicable Intercreditor Agreement, each Pledgor shall cause any Subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.5, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

SECTION 2.6. Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement Documents; provided that, except as not prohibited by the Credit Agreement, such rights and powers shall not be exercised in any manner that would materially and adversely affect the rights and remedies of any of the Collateral Agent or any other Secured Parties under this Agreement or any Credit Agreement Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and

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otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement Documents and applicable laws; provided that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities, in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be promptly delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the relevant Pledgor or Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.6 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.6 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.2. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate of a Responsible Officer to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.6 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or

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consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.6, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.6, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate of a Responsible Officer to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Collateral Agent under paragraph (a)(ii) shall be in effect.

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.1. Security Interest. (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Secured Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles (including, without limitation, all Intellectual Property);

(viii) all Instruments (other than Pledged Debt which is governed by Article II);

(ix) all Inventory and all other Goods not otherwise described above;

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(x) all Investment Property (other than the Pledged Collateral and Pledged Debt, which are governed by Article II);

(xi) all Letters of Credit and Letter of Credit Rights;

(xii) all Commercial Tort Claims individually equal to at least $25,000,000, as described on Schedule IV (as may be supplemented from time to time pursuant to Section 3.4 or the Supplement hereto in the form of Exhibit I);

(xiii) all books and records, customer lists, credit files, programs, printouts and other computer materials and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or the other Credit Agreement Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include), and the other provisions of the Credit Agreement Documents with respect to Collateral need not be satisfied with respect to, the Excluded Property or the Excluded Securities.

(b) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant United States jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral and the Pledged Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code or its equivalent in each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the Security Interest in the Collateral granted under this Agreement, including describing such property as “all assets” or “all personal property” or words of similar effect. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor in such Pledgor’s Patents, Trademarks and Copyrights, without the signature of such Pledgor, and naming such Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.

(c) The security interest granted hereunder is security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Collateral.

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(d) Notwithstanding anything to the contrary in this Agreement, in no event shall (A) any control agreements or control, lockbox or similar agreements or arrangements be required with respect to any Deposit Accounts, Securities Accounts, Commodities Accounts or any other assets (other than the delivery of Pledged Securities to the Collateral Agent to the extent required by Article II), (B) any landlord, mortgagee and bailee waivers be required or (C) notices be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing.

SECTION 3.2. Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Each Pledgor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, except where the failure to have such rights and title would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto, and to execute, deliver and perform its obligations in accordance with the terms of this Agreement (or any supplement hereto, as applicable), without the consent or approval of any other person as of the Closing Date other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement or any offering circular related thereto.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the Closing Date. Except as provided in Section 5.10 of the Credit Agreement or in the definition of “Collateral and Guarantee Requirement” contained therein, the Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral that have been prepared for filing in each governmental, municipal or other office specified in the Perfection Certificate constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary as of the Closing Date to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Except as provided in Section 5.10 of the Credit Agreement, each Pledgor represents and warrants that the Notices of Grant of Security Interest in Intellectual Property executed by the applicable Pledgors containing descriptions of all Article 9 Collateral that consists of United States federally issued Patents (and Patents for which United States federal registration applications are pending), United States federally registered Trademarks (and Trademarks for which United States federal registration applications are pending) and United States federally registered Copyrights (and Copyrights for

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which United States federal registration applications are pending) have been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest (or, in the case of Patents and Trademarks, notice thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property described in such Notices of Grant of Security Interest in Intellectual Property as of the Closing Date in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States federally issued, registered or pending Patents, Trademarks and Copyrights acquired or developed after the Closing Date).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, as applicable, (ii) subject to the filings described in Section 3.2(b), as of the Closing Date a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Notices of Grant of Security Interest in Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, upon the making of such filings with such offices. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(d) The Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office for the benefit of a third party or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) No Pledgor holds any Commercial Tort Claim individually reasonably estimated to exceed $25,000,000 as of the Closing Date except as indicated on Schedule IV.

(f) As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to each Pledgor’s knowledge:

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(i) The Intellectual Property Collateral set forth on Schedule III includes a true and complete list of all of the issued and applied for United States federal Patents, registered and applied for United States federal Trademarks and material United States federal registered Copyrights owned by such Pledgor as of the date hereof (other than Excluded Property).

(ii) The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part and, to the best of such Pledgor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect. Such Pledgor is not aware of any current uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect, (A) such Pledgor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States, and (B) such Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral.

(iv) With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received a notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) such Pledgor is not in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(v) Except as would not reasonably be expected to have a Material Adverse Effect, no Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

SECTION 3.3. Covenants. (a) Each Pledgor agrees promptly to notify the Collateral Agent of any change in (i) its corporate or organization name, (ii) its identity or type of organization, (iii) its organizational identification number or (iv) its jurisdiction of organization. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or its equivalent in any applicable jurisdiction that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

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(b) Subject to any rights of such Pledgor to Dispose of Collateral provided for in the Credit Agreement Documents, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent granted hereunder, for the benefit of the Secured Parties, in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect, defend and perfect the security interest granted hereunder and the rights and remedies created hereby, including the payment of any fees and taxes together with any interest and penalties, if any, required in connection with the execution and delivery of this Agreement and the granting of the security interest granted hereunder and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and the terms of the Credit Agreement. Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute a material issued or applied for United States federal Patent, material registered or applied for United States Trademark or material registered United States federal Copyright; provided that any Pledgor shall have the right, exercisable within 90 days after the Borrower has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion), to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 45 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion).

(d) After the occurrence and during the continuance of an Event of Default, each Pledgor will permit any representatives designated by the Collateral Agent or any Secured Party (pursuant to a request made through the Collateral Agent), at reasonable times upon reasonable prior notice, (i) to inspect the Collateral (including to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral), and including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification, (ii) to examine and make copies of the records of such Pledgor relating to the Collateral and (iii) to discuss the Collateral and related records of such Pledgor with, and to be advised as to the same by, such Pledgor’s officers and employees. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party, subject to Section 9.16 of the Credit Agreement.

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(e) The Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Collateral to the extent any Pledgor fails to do so as required by the Credit Agreement or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.3(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein, in the other Credit Agreement Documents.

(f) Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral owned by it or in which it has an interest or shall grant any other Lien in respect of the Collateral owned by it or in which it has an interest, except as not prohibited by the Credit Agreement. None of the Pledgors shall make or permit to be made any transfer of the Collateral owned by it or in which it has an interest, except as not prohibited by the Credit Agreement or any Intercreditor Agreement.

(h) Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Agreement Documents or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 3.3(h), including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

(i) Each Pledgor shall keep and maintain, in all material respects, complete, accurate and proper books and records with respect to the Collateral owned by such Pledgor, and, after the occurrence and during the continuance of an Event of Default, furnish to the Collateral Agent, such reports relating to the Collateral as the Collateral Agent shall from time to time reasonably request.

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SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Security Interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Pledgor shall at any time own or acquire any Instruments (other than debt obligations which constitute Pledged Debt which is governed by Article II and checks received and processed in the ordinary course of business) or Tangible Chattel Paper, in each case evidencing an individual amount in excess of $5,000,000, such Pledgor shall promptly (and in any event within 50 days of its acquisition or such longer period as the Collateral Agent may permit in its sole discretion) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to be at least $25,000,000, such Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and deliver to the Collateral Agent in writing a supplement to Schedule IV including such description.

(c) Letter-of-Credit Rights. Each Pledgor will, upon the Collateral Agent’s request, use commercially reasonable efforts to cause each issuer of a letter of credit in an amount in excess of $5,000,000, to consent to the assignment of proceeds of the letter of credit in order to give the Collateral Agent control of the letter-of-credit rights to such letter of credit.

SECTION 3.5. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as not prohibited by the Credit Agreement:

(a) Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public.

(b) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use and (ii) maintain the quality of products and services offered under such Trademark in a manner consistent with the operation of such Pledgor’s business.

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(c) Each Pledgor shall notify the Collateral Agent promptly if it knows that any United States federally issued or applied for Patent, United States federally registered or applied for Trademark or United States federally registered Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(d) Each Pledgor, either by itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on an annual basis (with any such notification to be included in an updated Perfection Certificate required pursuant to Section 5.04(f) of the Credit Agreement) of each application for, or registration or issuance of, any Patent or Trademark with the United States Patent and Trademark Office and each registration of any Copyright with the United States Copyright Office filed by or on behalf of, or issued to, or acquired by, any Pledgor during the preceding 12-month period and (ii) upon the reasonable request of the Collateral Agent, execute, deliver and file with the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, any and all agreements, instruments, documents and papers necessary, or as reasonably requested by the Collateral Agent, to evidence the Collateral Agent’s Security Interest in such Patent, Trademark or Copyright and the perfection thereof, provided that any such Patent, Trademark or Copyright created or acquired after the Closing Date shall automatically become subject to the Security Interest and constitute Collateral to the extent such would have constituted Collateral if owned at Closing Date without further action by any party.

(e) Each Pledgor shall exercise its reasonable business judgment consistent with its past practice in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each United States federally issued Patent that is material to the normal conduct of such Pledgor’s business and (ii) the registrations of each United States federally registered Trademark and each United States federally registered Copyright, in each case that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(f) In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

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(g) Upon and during the continuance of an Event of Default, at the request of the Applicable Agent, each Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from each licensor under each Copyright License, Patent License or Trademark License to effect the assignment or sub-license of all such Pledgor’s right, title and interest thereunder to (in the Applicable Agent’s sole discretion) the designee of the Applicable Agent or the Applicable Agent; provided, however, that nothing contained in this Section 3.5(g) should be construed as an obligation of any Pledgor to incur any costs or expenses in connection with obtaining such approval.

ARTICLE IV

Remedies

SECTION 4.1. Remedies Upon Default. In accordance with, and to the extent consistent with, the terms of any applicable Intercreditor Agreement, the Collateral Agent may take any action specified in this Section 4.1. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand. It is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times upon the occurrence and during the continuance of an Event of Default: (a) exercise those rights and remedies provided in this Agreement, the Credit Agreement or any other Credit Agreement Document, (b) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Collateral Agent or to license or sublicense (subject to any such licensee’s obligation to maintain the quality of the goods and/or services provided under any Trademark consistent with the quality of such goods and/or services provided by the Pledgors immediately prior to the Event of Default), whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, and on a royalty-fee basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use) and (c) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral or any records relating to the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) or in equity. The Collateral Agent agrees and covenants not to exercise any of the rights or remedies set forth in the preceding sentence unless and until the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise Dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or

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sale thereof. Upon consummation of any such Disposition of Collateral pursuant to this Section 4.1 the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use). Each such purchaser at any such Disposition shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale, and each Pledgor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Uniform Commercial Code or its equivalent in any applicable jurisdiction. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.1, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and Dispose of such property in accordance with Section 4.2 without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral

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Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.1 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the Uniform Commercial Code or its equivalent in other jurisdictions.

SECTION 4.2. Application of Proceeds. The Collateral Agent shall, subject to any applicable Intercreditor Agreement, promptly apply the proceeds, moneys or balances of any collection or sale of Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, as well as any Collateral consisting of cash at any time when remedies are being exercised hereunder, as set forth in Section 7.03 of the Credit Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.3. Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as amended, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any Disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to Dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could Dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to Dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after

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registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.3 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 4.4. Collection of Receivables Assets. Subject to any Intercreditor Agreement, the Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default, by giving each Pledgor written notice, elect to require that any Accounts of any Pledgor be paid directly to the Collateral Agent for the benefit of the Secured Parties. In such event, each such Pledgor shall, and shall permit the Collateral Agent to, promptly notify the account debtors or obligors under the Accounts owned by such Pledgor of the Collateral Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Accounts directly to the Collateral Agent. Upon receipt of any such notice from the Collateral Agent, each Pledgor shall, so long as an Event of Default is continuing, thereafter hold in trust for the Collateral Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Accounts and other Collateral and promptly deliver to the Collateral Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Collateral Agent shall hold and apply funds so received as provided by the terms of Sections 4.2 and 4.5 hereof.

SECTION 4.5. Special Collateral Account. Subject to any Intercreditor Agreement, the Collateral Agent may, at any time after the occurrence and during the continuation of an Event of Default, require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Collateral Agent promptly after receipt thereof by a Pledgor and held in such cash collateral account as security for its Secured Obligations. No Pledgor shall have any control whatsoever over such cash collateral account; provided that the Collateral Agent shall at the request of the Borrower, release all funds in such cash collateral account (less any amounts that have been applied in accordance with the immediately following sentence) to the applicable Pledgor promptly upon the cure or waiver of all Events of Default. Subject to any Intercreditor Agreement, the Collateral Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations then due in accordance with the terms of Section 4.2 hereof and the terms of any applicable Intercreditor Agreement.

SECTION 4.6. Pledgors’ Obligations Upon Event of Default. Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Pledgor will:

(a) Assembly of Collateral. Assemble and make available to the Collateral Agent the Collateral at a place or places specified by the Collateral Agent that is reasonably convenient to the Collateral Agent and such Pledgor.

(b) Secured Party Access. Permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises owned or, to the extent lawful and permitted, leased by any of the Pledgors where all or any part of the Collateral is located, to take possession of all or any part of the Collateral, to remove all or any part of the Collateral, and to conduct sales of the Collateral, without any obligation to pay the Pledgor for such use and occupancy; provided that the Collateral Agent shall provide the applicable Pledgor with notice thereof prior to such occupancy or use.

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ARTICLE V

Miscellaneous

SECTION 5.1. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

SECTION 5.2. Security Interest Absolute. To the extent permitted by law, all rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Credit Agreement Document, any other agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Credit Agreement Document, any Intercreditor Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Secured Obligations or this Agreement (other than a defense of payment or performance of such Secured Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made)).

SECTION 5.3. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 5.4. Binding Effect; Several Agreements. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any

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such assignment or transfer shall be void) except as permitted under this Agreement, the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.9 or 5.15, as applicable.

SECTION 5.5. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns, provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement except as permitted by Section 5.4.

SECTION 5.6. Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder by the Pledgors, and the Collateral Agent and other Indemnitees shall be indemnified by the Pledgors, in each case of this clause (a), mutatis mutandis, as provided in Section 9.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.6 shall remain operative and in full force and effect regardless of the resignation of the Collateral Agent, the termination of this Agreement, any other Credit Agreement Document or the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement, any other Credit Agreement Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.

SECTION 5.7. Collateral Agent Appointed Attorney-in-Fact. Subject to the Intercreditor Agreements, each Pledgor hereby appoints the Collateral Agent as the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, in each case upon the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to applicable Requirements of Law and any Intercreditor Agreements, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and reasonable notice by the Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or

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proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise, realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent as contemplated by Section 4.4; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. Notwithstanding anything in this Section 5.7 to the contrary, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 5.7 unless an Event of Default shall have occurred and be continuing. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. For the avoidance of doubt, Section 8.03 of the Credit Agreement shall apply to the Collateral Agent as agent for the Secured Parties hereunder.

SECTION 5.8. Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.9. Waivers; Amendment. (a) No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Agreement Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Credit Agreement Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.9, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

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(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement, and except as otherwise provided in any applicable Intercreditor Agreement. For the avoidance of doubt, the Collateral Agent is authorized to amend, supplement or otherwise modify this Agreement without further consent of any Lender in the circumstances expressly contemplated by the definitions of “Junior Liens” or “Other First Liens” in the Credit Agreement. The Collateral Agent may conclusively rely on a certificate of an officer of the Borrower as to whether any amendment contemplated by this Section 5.9(b) is permitted.

(c) Notwithstanding anything to the contrary contained herein, the Collateral Agent may (in its sole discretion) grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Pledgors on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the other Credit Agreement Documents.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER CREDIT AGREEMENT DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11. Severability. In the event any one or more of the provisions contained in this Agreement or any other Credit Agreement Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 5.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.4. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.14. Jurisdiction; Consent to Service of Process. (a) Each Pledgor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party to this Agreement or any Affiliate thereof, in any way relating to this Agreement, any other Credit Agreement Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement, any other Credit Agreement Document shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Agreement Document against any Pledgor or its properties in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Agreement Document in any court referred to in paragraph (a) of this Section 5.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.1. Nothing in this Agreement, any other Credit Agreement Document will affect the right of any party to this Agreement, any other Credit Agreement Document to serve process in any other manner permitted by law.

SECTION 5.15. Termination or Release. In each case subject to the terms of the Intercreditor Agreements:

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(a) This Agreement and the pledges made by the Pledgors herein and all other security interests granted by the Pledgors hereby shall automatically terminate and be released upon the occurrence of the Termination Date.

(b) A Pledgor shall automatically be released from its obligations hereunder if such Pledgor is released from its obligations under the Subsidiary Guarantee Agreement in accordance with Section 9.18(a)(1)(v) or 9.18(b) of the Credit Agreement and/or (ii) the Security Interest in any portion of the Collateral shall be automatically released upon the occurrence of any of the circumstances set forth in Section 9.18(a) of the Credit Agreement (other than Section 9.18(a)(1)(v) thereof) with respect to such portion of the Collateral, in the case of each of preceding clauses (i) and (ii), in accordance with the requirements of such Section (or clause thereof, as applicable), and all rights to the applicable Collateral shall revert to any applicable Pledgor.

(c) The Security Interest in any portion of the Collateral shall be automatically released upon such portion of the Collateral becoming Excluded Property or Excluded Securities (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Pledgor upon its reasonable request without any further inquiry).

(d) In connection with any termination or release pursuant to this Section 5.15, the Collateral Agent shall execute and deliver to any Pledgor all documents that such Pledgor shall reasonably request to evidence such termination or release (including Uniform Commercial Code termination statements), and will duly assign and transfer to such Pledgor, any of such released Collateral that is in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty. Any execution and delivery of documents pursuant to this Section 5.15 shall be made without recourse to or warranty by the Collateral Agent. In connection with any release pursuant to this Section 5.15, the applicable Pledgor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of Uniform Commercial Code partial release amendments or termination statements, as applicable, in each case, as may be reasonably acceptable to the Collateral Agent with respect to the released portion of the Collateral. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute, deliver or acknowledge any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty. The Pledgors agree to pay all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.

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SECTION 5.16. Additional Subsidiaries. Upon execution and delivery by any Subsidiary that is required or permitted to become a party hereto by Section 5.10 of the Credit Agreement or the Collateral and Guarantee Requirement of the Credit Agreement of an instrument substantially in the form of Exhibit I hereto (or another instrument reasonably satisfactory to the Collateral Agent and the Borrower), such subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 5.17. General Authority of the Collateral Agent.

(a) By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Security Documents, (ii) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of this Agreement and such other Security Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Security Document against any Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Security Document and (iv) to agree to be bound by the terms of this Agreement and any other Security Documents and any applicable Intercreditor Agreement then in effect.

(b) Each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by Article VIII of the Credit Agreement, any Permitted First Lien Intercreditor Agreement and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(c) It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and Article VIII of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article VIII of the Credit Agreement.

SECTION 5.18. Subject to Intercreditor Agreements; Conflicts. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or the application of proceeds

30

(including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of any applicable Intercreditor Agreement to the extent provided therein. In the event of any conflict between the terms of such applicable Intercreditor Agreement and the terms of this Agreement, the terms of such applicable Intercreditor Agreement shall govern.

SECTION 5.19. [Intentionally Omitted].

SECTION 5.20. Person Serving as Collateral Agent. On the Closing Date, the Collateral Agent hereunder is the Credit Agreement Agent. Written notice of resignation by the Administrative Agent under (and as defined in) the Credit Agreement pursuant to the Credit Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the Administrative Agent under (and as defined in) the Credit Agreement by a successor, that successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto. The Collateral Agent immediately prior to any change in Collateral Agent pursuant to this Section 5.20 (the “Prior Collateral Agent”) shall be deemed to have assigned all of its rights, powers and duties hereunder to the successor Collateral Agent determined in accordance with this Section 5.20 (the “Successor Collateral Agent”) and the Successor Collateral Agent shall be deemed to have accepted, assumed and succeeded to such rights, powers and duties. The Prior Collateral Agent shall cooperate with the Pledgors and such Successor Collateral Agent to ensure that all actions are taken that are necessary or reasonably requested by the Successor Collateral Agent to vest in such Successor Collateral Agent the rights granted to the Prior Collateral Agent hereunder with respect to the Collateral, including (a) the filing of amended financing statements in the appropriate filing offices, (b) to the extent that the Prior Collateral Agent holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the New York UCC or the Uniform Commercial Code or its equivalent in any other applicable jurisdiction) (or any similar concept under foreign law) over Collateral pursuant to this Agreement or any other Security Document, the delivery to the Successor Collateral Agent of the Collateral in its possession or control together with any necessary endorsements to the extent required by this Agreement, and (c) the execution and delivery of any further documents, financing statements or agreements and the taking of all such further action that may be required under any applicable law, or that the Successor Collateral Agent may reasonably request, all without recourse to, or representation or warranty by, the Collateral Agent, and at the sole cost and expense of the Pledgors.

SECTION 5.21. Survival of Agreement. All covenants, agreements, representations and warranties made by the Pledgors in the Credit Agreement Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Agreement Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Credit Agreement Documents and the making of any Loans and issuance of any Letters of Credit under the Credit Agreement Documents, regardless of any investigation made by or on behalf of any Secured Party or any other person and notwithstanding that any Secured Party or any other person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Credit Agreement Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date.

31

SECTION 5.22. Secured Cash Management Agreements and Secured Hedge Agreements. No Secured Party that obtains the benefit of this Agreement shall have any right to notice of any action or to consent to, direct or object to, any action hereunder or otherwise in respect of the Collateral (including, without limitation, the release or impairment of any Collateral) other than in its capacity as a Lender, a Issuing Bank or the Administrative Agent, and, in any such case, only to the extent expressly provided in the Credit Agreement Documents, including without limitation Article VIII of the Credit Agreement. Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, including, without limitation, under Article VIII of the Credit Agreement and the appointment.

[Signature Pages Follow]

32

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written

Each as a Subsidiary Loan Party:

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:
Name:
Title:

QWEST SERVICES CORPORATION

By:
Name:
Title:

CENTURYTEL INVESTMENTS OF TEXAS, INC.

By:
Name:
Title:

[CENTURYLINK COMMUNICATIONS, LLC]

By:
Name:
Title:

[CENTURYTEL HOLDINGS, INC.]

By:
Name:
Title:

WILDCAT HOLDCO LLC

By:
Name:
Title:

[Signature Page to Collateral Agreement]

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Page to Collateral Agreement]

Schedule I to the

Collateral Agreement

Subsidiary Loan Parties

Qwest Communications International Inc.

Qwest Services Corporation

CenturyTel Investments of Texas, Inc.

[CenturyLink Communications, LLC]

[CenturyTel Holdings, Inc.]

Wildcat Holdco LLC

I-1

Schedule II to the

Collateral Agreement

Pledged Stock; Pledged Debt

A.	Pledged Stock[1]

Issuer	Record Owner	Certificate No.	Number and Class	Percentage of Equity Interest Owned	Percent (of Owned Equity Interests) Pledged

B.	Pledged Debt[2]

Payee	Payor	Principal	Date of Issuance	Maturity Date

[1]	To be updated based on Perfection Certificate.
[2]	To be updated based on Perfection Certificate.

II-1

Schedule III to the

Collateral Agreement

Intellectual Property3

A.	U.S. Federally Issued or Applied for Patents.

[3]	To be updated based on Perfection Certificate.

III-1

B.	U.S. Federally Registered Copyrights. [4]

OWNER	REGISTRATION NUMBER	TITLE

[4]	To be updated based on Perfection Certificate.

III-2

C.	U.S. Federally Registered or Applied for Trademarks. [5]

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

[5]	To be updated based on Perfection Certificate.

III-3

D.	IP Agreements. [6]

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

[6]	To be updated based on Perfection Certificate.

III-4

Schedule IV to the

Collateral Agreement

Commercial Tort Claims7

[7]	To be updated based on Perfection Certificate.

IV-1

Exhibit I to the

Collateral Agreement

Form of Supplement to the Collateral Agreement

SUPPLEMENT NO. [•] (this “Supplement”), dated as of [•], 20[•] to the U.S. Collateral Agreement dated as of [    ], 201[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among each Subsidiary Loan Party listed on the signature pages thereof and each other Subsidiary Loan Party that becomes a party thereto after the date thereof (together, the “Pledgors”) and BANK OF AMERICA, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A. Reference is made to the Credit Agreement, dated as of June 19, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CENTURYLINK, INC. (the “Borrower”), the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time, Bank of America, N.A., as administrative agent and collateral agent, and the other parties party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement.

C. The Pledgors have entered into the Collateral Agreement pursuant to the requirements set forth in the Credit Agreement. Section 5.16 of the Collateral Agreement provides that additional Subsidiary Loan Parties may become Pledgors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of Section 5.10 of the Credit Agreement to become a Pledgor under the Collateral Agreement.

Accordingly, the New Subsidiary agrees as follows:

SECTION 1. In accordance with Section 5.16 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Pledgor under the Collateral Agreement with the same force and effect as if originally named therein as a Pledgor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of its Secured Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary; provided that, for the avoidance of doubt, the Collateral shall not include any Excluded Property or Excluded Securities. Each reference to a “Pledgor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that, as of the date hereof, (a) set forth on Schedule I attached hereto is a true and correct schedule of any and all of (and, with respect to any Pledged Stock issued by an issuer that is not a subsidiary of the Borrower, correctly sets forth, to the knowledge of the New Subsidiary) the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) all Pledged Debt pledged hereunder now owned by the New Subsidiary required to be pledged in order to satisfy the Collateral and Guarantee Requirement or delivered pursuant to Section 2.2(a) and 2.2(b) of the Collateral Agreement, (b) set forth on Schedule II attached hereto is a list of any and all Intellectual Property now owned by the New Subsidiary consisting of material Patents and Trademarks applied for or registered with the United States Patent and Trademark Office and material Copyrights registered with the United States Copyright Office, (c) set forth on Schedule III attached hereto is a list of any and all Commercial Tort Claims individually equal to at least $25,000,000 and (d) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office. Schedule III hereto shall supplement Schedule IV to the Collateral Agreement.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall (except as otherwise expressly permitted by the Collateral Agreement) be in writing and given as provided in Section 5.1 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Signature Page Follows]

[NAME OF NEW SUBSIDIARY]

BY:
Name:
Title

Address:
Legal Name:
Jurisdiction of Formation:

[Signature Page to Supplement to Collateral Agreement]

Schedule I to

Supplement No.      to the

Collateral Agreement

Pledged Stock; Pledged Debt

A.	Pledged Stock

Issuer	Record Owner	Certificate No.	Number and Class	Percentage of Equity Interest Owned	Percent Pledged

B.	Pledged Debt

Payee	Payor	Principal	Date of Issuance	Maturity Date

Schedule II to

Supplement No.      to the

Collateral Agreement

Intellectual Property

A.	U.S. Federally Issued or Applied for Patents Owned by [New Subsidiary]

U.S. Patent Registrations

Title	Patent No.	Issue Date

U.S. Patent Applications

Title	Application No.	Filing Date

B.	U.S. Federally Registered Copyrights Owned by [New Subsidiary]

U.S. Copyright Registrations

Title	Registration No.	Registration Date

C.	U.S. Federally Registered or Applied for Trademarks Owned by [New Subsidiary]

U.S. Trademark Registrations

Mark	Registration No.	Registration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

Schedule I to

Supplement No.      to the

Collateral Agreement

Commercial Tort Claims

Exhibit II to the

Collateral Agreement

Form of Notice of Grant of Security Interest in Intellectual Property

[FORM OF] NOTICE OF GRANT OF SECURITY INTEREST IN [COPYRIGHTS] [PATENTS] [TRADEMARKS], dated as of [DATE] (this “Agreement”), made by [•], a [•] [•] (the “Pledgor”), in favor of BANK OF AMERICA, N.A., as Collateral Agent (as defined below).

Reference is made to the Collateral Agreement dated as of [    ], 201[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among each Subsidiary Loan Party listed on the signature pages thereof and each other Subsidiary Loan Party that becomes a party thereto after the date thereof (together, the “Pledgors”) and BANK OF AMERICA, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein). The parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement. The rules of construction specified in Section 1.1(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment and performance, as applicable, in full of its Secured Obligations, the Pledgor pursuant to the Collateral Agreement did, and hereby does, assign and pledge to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a continuing security interest in all of such Pledgor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, but excluding any Excluded Property, the “IP Collateral”):

[all Patents of the United States of America, including those listed on Schedule I;]

[all Copyrights of the United States of America, including those listed on Schedule I;]

[all Trademarks of the United States of America, including those listed on Schedule I;]

[provided, however, that the foregoing pledge, assignment and grant of security interest will not cover any Excluded Property, including, without limitation, any “intent-to-use” trademark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law.]

SECTION 3. Collateral Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. Each Pledgor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the IP Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5. Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[Name of Pledgor]

By:
Name:
Title:

[Signature Page to Notice of Grant of Security Interest in [Patents][Trademarks][Copyrights]]

BANK OF AMERICA, N.A.,
as Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Notice of Grant of Security Interest in [Patents][Trademarks][Copyrights]]

Schedule I

to Notice of Grant of Security Interest in Patents

Patents Owned by [Name of Pledgor]

U.S. Patent Registrations

Title	Patent No.	Issue Date

U.S. Patent Applications

Title	Application No.	Filing Date

Schedule I

to Notice of Grant of Security Interest in Copyrights

Copyrights Owned by [Name of Pledgor]

U.S. Copyright Registrations

Title	Registration No.	Registration Date

Schedule I

to Notice of Grant of Security Interest in Trademarks

Trademarks Owned by [Name of Pledgor]

U.S. Trademark Registrations

Mark	Registration No.	Registration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

EXHIBIT M

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

[See Attached]

Exhibit M

SUBSIDIARY GUARANTEE AGREEMENT

dated and effective as of

[                    ], 2017,

among

The Subsidiaries of CENTURYLINK, INC. named herein

and

BANK OF AMERICA, N.A., as Administrative Agent

-i-

This SUBSIDIARY GUARANTEE AGREEMENT, dated as of [        ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), by and among CENTURYLINK, INC. (“Borrower”), a Louisiana corporation, each Subsidiary listed on the signature page hereof and each other Subsidiary that becomes a party hereto after the date hereof (together, the “Guarantors”) and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successor thereto, the “Administrative Agent”) for the Secured Parties.

WITNESSETH:

WHEREAS, CenturyLink Escrow, LLC, a Delaware limited liability company, the lenders party thereto from time to time (the “Lenders”), Bank of America, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto from time to time, have entered into that certain Credit Agreement, dated as of June 19, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the extension of credit to the Borrower;

WHEREAS, it is a condition to the Closing Date under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty to guarantee the Obligations; and

WHEREAS, each Guarantor will obtain benefits from the extension of credit to the Borrower, and accordingly desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to extend credit to the Borrower.

Accordingly, the parties hereto agree as follows:

1.	DEFINITIONS

Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless otherwise defined herein. References to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

2.	REPRESENTATIONS AND WARRANTIES

Each of the Guarantors party hereto on the Closing Date represents and warrants as of the Closing Date, and each Guarantor that becomes a party to this Guaranty pursuant to the execution of a supplement hereto in the form of Exhibit A hereto (with such modifications as shall be reasonably acceptable to the Administrative Agent, each, a “Guaranty Supplement”) represents and warrants as of the date of execution of such Guaranty Supplement (in each case, which representations and warranties shall be deemed to have been renewed at the time of the making of any Loan or issuance of any Letter of Credit) to the Administrative Agent and the other Secured Parties:

(a) Such Guarantor (i) is a partnership, limited liability company, corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (iii) is qualified to do business in each jurisdiction where such qualification is required, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under this Guaranty (or any Guaranty Supplement hereto, as applicable) and each other agreement or instrument contemplated hereby to which it is or will be a party.

(b) The execution, delivery and performance by such Guarantor of this Guaranty (or any Guaranty Supplement hereto, as applicable) (i) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by such Guarantor and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation applicable to such Guarantor, (2) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of such Guarantor, (3) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to such Guarantor or (4) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Guarantor is a party or by which it or any of its property is or may be bound, (B) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (ii)(A) or (ii)(B) of this Section 2(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

(c) This Guaranty (or any Guaranty Supplement hereto, as applicable) has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, and (iv) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Collateral Guarantors in favor of the Collateral Agent.

3.	THE GUARANTY

(a) Guaranty of Guaranteed Obligations. Each Guarantor unconditionally guarantees to the Administrative Agent for the benefit of the Secured Parties, jointly and severally with the other Guarantors, as a primary obligor and not merely as a surety, the due and punctual payment and performance when due of the Obligations (the “Guaranteed Obligations”); provided that the Guaranteed Obligations of each Guarantor shall exclude any Obligations of such Guarantor as a counterparty or direct obligor under any Secured Cash Management Agreement or Secured Hedge Agreement. Each Guarantor further agrees that the Guaranteed Obligations may be extended, renewed or increased, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, renewal or increase of any Guaranteed Obligation. Each Guarantor waives presentment to, demand of payment from and protest to any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

(b) Guaranty of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes an absolute, irrevocable and unconditional guarantee of payment when due (whether at stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other person.

(c) No Limitations. Except for termination or release of a Guarantor’s obligations hereunder as expressly provided for in Section 6(g) and subject to the provisions of Section 3(g), the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or un-enforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) the failure of any other Guarantor to sign or become party to this Guaranty or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Guaranty; (iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the occurrence of the Termination Date); (vi) any illegality, irregularity, invalidity or enforceability of any Guaranteed Obligation or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Loan Party of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any other Loan Document, any Secured Cash Management Agreement, any Secured Hedge Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by any Loan Party of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations; (vii) any change in the corporate existence, structure or ownership of any Loan Party of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any Guaranteed Obligation (other than the occurrence of the Termination Date); (viii) the existence of any claim, set-off or other rights that such Guarantor may have at any time against any Loan Party, the Administrative Agent, or any other corporation or person, whether in connection herewith or any unrelated transactions; provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; (ix) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations; (x) any modification or amendment of or supplement to the Credit Agreement or any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations; (xi) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations; (xii) the election by, or on behalf of, any one or more of the Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code (or any equivalent or similar provisions under any Debtor Relief Law); (xiii) any borrowing or grant of a security interest by the Borrower or any of its Subsidiaries, as debtor-in-possession, under Section 364 of the Bankruptcy Code (or any equivalent or similar provisions under any Debtor Relief Law) or in any other bankruptcy or insolvency proceeding; and (xiv) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, any Loan Party or any other guarantor or surety (other than defense of payment or performance).

Except as otherwise set forth herein or in the Credit Agreement, each Guarantor expressly authorizes the Secured Parties (or the Administrative Agent and the Collateral Agent on behalf of the Secured Parties) to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Guarantor, other than the occurrence of the Termination Date or the release of such Guarantor from this Guaranty pursuant to Section 6(g). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Loan Party or exercise any other right or remedy available to them against any Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Termination Date shall have occurred. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Guarantor, as the case may be, or any security.

(d) Reinstatement. Notwithstanding the provisions of Section 6(g)(i), each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Party in cash in immediately available funds the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 7 hereof.

(f) Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of each Loan Party and their respective subsidiaries and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks. In the event any Secured Party (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Secured Party (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation, (ii) to disclose any information which such Secured Party (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

(g) Maximum Liability. Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each Secured Party hereby confirms that it is the intention of all such persons that this Guaranty and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Secured Parties and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

4.	FURTHER ASSURANCES

Each Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

5.	PAYMENTS FREE AND CLEAR OF TAXES

Each Guarantor agrees that (a) it will perform or observe all of the terms, covenants and agreements that Section 2.17 of the Credit Agreement requires such Guarantor to perform or observe, subject to the qualifications set forth therein, and (b) any payment required to be made by it hereunder shall be subject to Section 2.17 of the Credit Agreement, subject to the conditions and qualifications set forth therein.

6.	OTHER TERMS

(a) Entire Agreement. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements relating to a guaranty of the Loans and other extensions of credit under the Loan Documents.

(b) Headings. The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

(c) Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(d) Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 9.01 of the Credit Agreement.

(e) Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns. Whenever in this Guaranty any Guarantor is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by any Guarantor that are contained in this Guaranty shall bind and inure to the benefit of its respective permitted successors and assigns; provided, that no Guarantor shall have any right to assign its rights or obligations hereunder unless expressly permitted by the Credit Agreement or with such consents required by Section 9.08 of the Credit Agreement.

(f) No Waiver; Cumulative Remedies; Amendments. No failure or delay by the Administrative Agent or any other Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent and each other Secured Party provided in this Guaranty, the Credit Agreement, each other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement are cumulative and are not exclusive of any rights, powers or remedies that it would otherwise have. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 6(f), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. When making any demand hereunder against any of the Guarantors, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any other Loan Party or guarantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from any Loan Party or guarantor or any release of any Loan Party or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither this Guaranty nor any provision hereof may be waived, amended or modified (other than termination or release of this Guaranty pursuant to Section 6(g)) except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

(g) Termination and Release.

(i) This Guaranty shall automatically terminate on the Termination Date.

(ii) A Guarantor shall automatically be released from its obligations hereunder in accordance with Section 9.18 of the Credit Agreement.

(iii) In connection with any termination or release pursuant to this Section 6(g), the Administrative Agent shall execute and deliver to the Borrower all documents that the Borrower shall reasonably request to evidence such termination or release; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the applicable termination or release without recourse or warranty and (iii) in the case of a release under Section 6(g)(ii), such release shall not in any manner discharge, affect or impair the Guaranteed Obligations or the obligations of any other Guarantor hereunder. Any execution and delivery of documents pursuant to this Section 6(g) shall be made without recourse to or warranty by the Administrative Agent. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with the execution and delivery of such documents.

(h) Counterparts. This Guaranty may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Guaranty by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

(i) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

7.	INDEMNITY; SUBROGATION AND SUBORDINATION

(a) Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 7(c)), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor under this Guaranty in respect of any Guaranteed Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy in whole or in part a Guaranteed Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(b) Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 7(c)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Guaranteed Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the applicable Borrower as provided in Section 7(a) hereof, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.10 of the Credit Agreement, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 7(b) shall be subrogated to the rights of such Claiming Guarantor under Section 7(a) hereof to the extent of such payment. The provisions of this Section 7(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

(c) Subordination, etc. Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Sections 7(a) and 7(b) and all other rights of indemnity, contribution or subrogation of any Guarantor under applicable law or otherwise shall be fully subordinated to the Guaranteed Obligations until the occurrence of the Termination Date. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation or application of funds of any of the Guarantors by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against any Loan Party or any collateral security or guarantee or right of set-off held by any Secured Party for the payment of the Guaranteed Obligations until the Termination Date shall have occurred, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Loan Party in respect of payments made by such Guarantor hereunder until the Termination Date shall have occurred. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date of the Guaranteed Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be paid to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. No failure on the part of any Loan Party to make the payments required by Sections 7(a) and 7(b) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Borrower with respect to the Obligations or any Guarantor with respect to its obligations hereunder, and the Borrower shall remain liable for the full amount of the Obligations and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

Notwithstanding anything to the contrary contained above, upon the sale of all of the Equity Interests of any Guarantor and the release of such Guarantor from the provisions hereof (whether by the Administrative Agent or the Collateral Agent in connection with an exercise of its remedies or in accordance with the relevant provisions of the Credit Agreement), then any indemnification and contribution obligations otherwise provided above in this Section 7 with respect to the Guarantor which was so released shall terminate and be of no further force and effect, and if any other Guarantors have theretofore made payments hereunder with respect to the Guaranteed Obligations which have not yet been reimbursed in full, then any amount which would have otherwise been payable under this Section 7 by the Guarantor which has been released herefrom shall be reallocated to the remaining Guarantors based on their respective net worths as re-determined on such date.

8.	GOVERNING LAW

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9.	JURISDICTION; CONSENT TO SERVICE OF PROCESS

(a) Each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any other Secured Party, or any Affiliate of the foregoing, in any way relating to this Guaranty or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (a) of this Section 9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 6(d). Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

10.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY (WHETHER BASED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.	RIGHT OF SET-OFF

If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligation at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty held by such Lender or Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Guaranty and although such obligations may be unmatured; provided, however, that (x) any recovery by any Lender, any Issuing Bank or any Affiliate pursuant to its set-off rights under this Section 11 is subject to the provisions of Section 2.18(c) of the Credit Agreement and (y) any Defaulting Lender’s set-off right hereunder shall be subject to Section 9.06 of the Credit Agreement. Each Lender and each Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Issuing Bank under this Section 11 are in addition to other rights and remedies (including other rights of set-off) that such Lender and such Issuing Bank may have.

12.	ADDITIONAL SUBSIDIARIES

Upon execution and delivery by any direct or indirect Subsidiary of the Borrower that is required to become a party hereto pursuant to Section 5.10 of the Credit Agreement (or that is referred to in the definition of Guarantor in the Credit Agreement) of a Guaranty Supplement, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Guaranty. The rights and obligations of each party to this Guaranty shall remain in full force and effect notwithstanding the addition of any new party to this Guaranty. Each reference to “Guarantor” in this Guaranty shall be deemed to include such Subsidiary. Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary be required to become a Guarantor.

13.	AGENCY OF BORROWER FOR GUARANTORS

Each of the Guarantors hereby appoints the Borrower as its agent for all purposes relevant to this Guaranty and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

14.	COMMODITY EXCHANGE ACT ACKNOWLEDGEMENT

Each Qualified ECP Guarantor intends that this Guaranty constitute, and this Guaranty shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

In this Guaranty, “Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time its guarantee hereunder becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (an “ECP”) and can cause another person to qualify as an ECP at such time by entering into a keepwell, support or other agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed and delivered as of the date first above written.

CENTURYLINK, INC., as Borrower

By:
Name:
Title:

Each as a Guarantor:

[ ]

By:
Name:
Title:

[Signature Page to Guaranty]

Accepted and Agreed to:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to Subsidiary Guarantee Agreement]

Exhibit A

to the Subsidiary Guarantee Agreement

SUPPLEMENT NO.

TO SUBSIDIARY GUARANTEE AGREEMENT

SUPPLEMENT NO.     , dated as of         ,                  (as amended, restated, supplemented or otherwise modified from time to time, this “Supplement”), to the Subsidiary Guarantee Agreement, dated as of [•], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), by and among CENTURYLINK, INC., a Louisiana corporation (“Borrower”), and each Subsidiary listed on the signature page thereof and each other Subsidiary that became a party thereto after the date thereof (together, the “Existing Guarantors”) and BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with any successor thereto, the “Administrative Agent”) for the Secured Parties.

A. Reference is made to the Credit Agreement dated as of June 19, 2017 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among, inter alios, CenturyLink Escrow, LLC, a [Delaware limited liability company], the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as Administrative Agent and Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

C. Each Existing Guarantor has entered into the Guaranty in order to induce the Lenders to make Loans and each Issuing Bank to issue Letters of Credit. Section 12 of the Guaranty provides that additional Subsidiaries may become Guarantors (as defined in the Guaranty) under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to maintain and/or make additional Loans and each Issuing Bank to maintain and/or issue additional Letters of Credit, and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the New Subsidiary agrees as follows:

SECTION 1. In accordance with Section 12 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. In furtherance of the foregoing, the New Subsidiary does hereby guarantee to the Administrative Agent the due and punctual payment of the Guaranteed Obligations (as defined in the Guaranty) as set forth in the Guaranty. Each reference to a “Guarantor” in the Guaranty and in this Supplement shall be deemed to include the New Subsidiary. The Guaranty is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants (as to itself) to the Administrative Agent and the other Secured Parties that each of the representations and warranties set forth in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

SECTION 3. This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed counterpart to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

A-1

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 6(d) of the Guaranty.

SECTION 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent.

[remainder of page intentionally left blank; signature page follows]

A-2

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Guaranty as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

A-3

Schedule 2.01

Commitments and Letter of Credit Commitments

Lenders	Initial Term A Loan Commitments	Initial Term A-1 Loan Commitments	Initial Term B Loan Commitments	Revolving Facility Commitments	Letter of credit Commitments
Bank of America, N.A	$132,167,832.14	$0.00	$6,000,000,000.00	$167,832,167.86	$63,218,390.82
Morgan Stanley Senior Funding, Inc.	$132,167,832.14	$0.00	$0.00	$32,832,167.86	$12,367,097.71
Morgan Stanley Bank, N.A.	$0.00	$0.00	$0.00	$135,000,000.00	$50,851,293.11
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$114,545,454.55	$0.00	$0.00	$145,454,545.45	$39,846,743.29
Barclays Bank PLC	$114,545,454.55	$0.00	$0.00	$145,454,545.45	$39,846,743.29
JPMorgan Chase Bank, N.A.	$114,545,454.55	$0.00	$0.00	$145,454,545.45	$39,846,743.29
Wells Fargo Bank, National Association	$114,545,454.55	$0.00	$0.00	$145,454,545.45	$39,846,743.29
Royal Bank of Canada	$114,545,454.55	$0.00	$0.00	$145,454,545.45	$39,846,743.29
Goldman Sachs Bank USA	$114,545,454.55	$0.00	$0.00	$145,454,545.45	$39,846,743.29
SunTrust Bank	$99,125,874.13	$0.00	$0.00	$125,874,125.87	$34,482,758.62
Mizuho Bank, Ltd.	$99,125,874.13	$0.00	$0.00	$125,874,125.87	$0.00
Regions Bank	$77,097,902.10	$0.00	$0.00	$97,902,097.90	$0.00
Fifth Third Bank	$77,097,902.10	$0.00	$0.00	$97,902,097.90	$0.00
Credit Suisse AG, Cayman Islands Branch	$77,097,902.10	$0.00	$0.00	$97,902,097.90	$0.00
BNP Paribas	$77,097,902.10	$0.00	$0.00	$97,902,097.90	$0.00
Citizens Bank, N.A.	$44,055,944.06	$0.00	$0.00	$55,944,055.94	$0.00
U.S. Bank National Association	$44,055,944.06	$0.00	$0.00	$55,944,055.94	$0.00
The Northern Trust Company	$28,636,363.64	$0.00	$0.00	$36,363,636.36	$0.00
CoBank, ACB	$0.00	$370,000,000.00	$0.00	$0.00	$0.00

TOTAL	$1,575,000,000.00	$370,000,000.00	$6,000,000,000.00	$2,000,000,000.00	$400,000,000.00

Schedule 3.04

Governmental Approvals

None.

Schedule 3.16

Environmental Matters

None.

Schedule 3.21

Intellectual Property

None.

Schedule 9.01

Notice Information

If to Borrower:

R. Stewart Ewing, Jr.

Chief Financial Officer and Executive Vice President

100 CenturyLink Drive

Monroe, LA 71203

(318) 338-9512

stewart.ewing@centurylink.com

If to the Administrative Agent:

1)	Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Bank of America Plaza

901 Main Street

MC: TX1-492-14-11

Dallas, Texas 75202-3735

Attention: Eldred L. Sholars

Telephone: 972-338-3811

Facsimile: 214-290-9485

Electronic Email: eldred.sholars@baml.com

2)	Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

222 Broadway, 14th Floor

MC: NY3-222-14-03

New York, New York 10038

Attention: Don B. Pinzon

Telephone: 646-556-3280

Facsimile: 212-901-7843

Electronic Email: don.b.pinzon@baml.com

If to the Swingline Lender:

Bank of America, N.A.

Bank of America Plaza

901 Main Street

MC: TX1-492-14-11

Dallas, Texas 75202-3735

Attention: Eldred L. Sholars

Telephone: 972-338-3811

Facsimile: 214-290-9485

Electronic Email: eldred.sholars@baml.com

If to an Issuing Bank:

1)	Bank of America:

Bank of America, N.A.

Trade Operations

Mail Code: PA6-580-02-30

1 Fleet Way

Scranton, PA 18507

Phone: (570) 496-9619

Fax:     (800) 755-8740

Email: tradeclientserviceteamus@baml.com

Alfonso Malave

Phone: (570) 496-9622

Fax:     (800) 755-8743

Email: alfonso.malave@baml.com

2)	Morgan Stanley Bank, N.A.:

Morgan Stanley Bank, N.A.

1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Attention: Morgan Stanley Letters of Credit Team

Email: msb.loc@morganstanley.com

Fax: 212-507-5010

Hotline: 443-627-4555

3)	Morgan Stanley Senior Funding, Inc.

Morgan Stanley Senior Funding, Inc.

c/o Morgan Stanley Bank

1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Attention: Morgan Stanley Letters of Credit Team

Email: msb.loc@morganstanley.com

Fax: 212-507-5010

Hotline: 443-627-4555

4)	The Bank of Tokyo-Mitsubishi UFJ, Ltd.:

The Bank of Tokyo-Mistubishi UFJ, Ltd.

International Operations Department (IOD)

MUFG Union Bank, N.A.

Harborside Financial Center, 500 Plaza III

Jersey City, NJ 07311

Attention: Antonina Bondi

Telephone: (201) 413-8823

Facsimile: (201) 521-2336

Email: abondi@us.mufg.jp; IOD_SBLC@us.mufg.jp

5)	Barclays Bank PLC:

745 7th Avenue

New York, New York 10019

Attention: Letters of Credit Department

Email: XRALETTEROFCREDIT@BARCLAYS.COM

Fax: 212-412-5011

6)	JPMorgan Chase Bank, N.A.:

JPMorgan Chase Bank, N.A.

JPM-Bangalore Loan Operations

Attention: Sneha Machani and Asha Nanjappa

Telephone: (+91-80) 67905014 ext.35014 and (+91-80) 67905001 ext.35001

Email: na_cpg@jpmorgan.com; sneha.machani@jpmorgan.com; asha.an@jpmorgan.com

Facsimile: 201-244-3885 and 201-244-3885

7)	Wells Fargo Bank, National Association:

Wells Fargo Bank

Standby Letter of Credit Processing

401 N. Research Pkwy, 1st floor, MAC D4004-012

Winston Salem, NC 27101-4157

Email: StandbyLC@wellsfargo.com

Fax: (704) 715-0205

8)	Royal Bank of Canada:

Royal Bank of Canada

Credit Administration

30 Hudson Street, 28th Floor

Jersey City, NJ 07302

Fax: 212-428-3015

Attention: Chandran Panicker and Nigel Delph

Emails: chandran.panicker@rbccm.com and nigel.delph@rbccm.com

9)	Goldman Sachs Bank USA:

Goldman Sachs Bank USA

c/o Goldman Sachs Loan Operations

6011 Connection Dr. Irving, TX 75039

Attn: Letters of Credit Dept. Manager

Tel: 972-368-2790

10)	SunTrust Bank:

SunTrust Bank

245 Peachtree Center Ave. 17th Floor

Mail Code GA-ATL-3707

Atlanta, GA 30303

Attention: Aimee Maier and Mary Psaila

Emails: aimee.maier@suntrust.com and mary.psaila@suntrust.com

Phone: 404-532-0947 and 404-532-0233

Schedule 9.04(j)

Voting Participants

Entity	Address	Contact Details	Term Loan A-1 Commitment
1st Farm Credit Services, FLCA	2000 Jacobssen Dr. Normal, IL 61761	Dale Richardson 630-300-0590 drichar@1stfarmcredit.com	$24,000,000.00

AgChoice Farm Credit, FLCA	300 Winding Creek Blvd. Mechanicsburg, PA 17050	Josh Larock 717-796-9372 ext. 6020 jlarock@agchoice.com	$7,390,000.00

AgFirst Farm Credit Bank	1901 Main St. Columbia, SC 29201	Mike Hawkins 803-753-2746 mhawkins-servicing@agfirst.com	$35,100,000.00

AgStar Financial Services, FLCA	1921 Premier Drive Mankato, MN 56001	Dan Hansen 303-819-4017 dan.hansen@agstar.com	$14,775,000.00

American AgCredit, FLCA	5560 S. Broadway Eureka, CA 95503	Brad Leafgren 970-506-3460 bleafgren@agloan.com	$10,000,000.00

Badgerland Financial, FLCA	2600 Jenny Wren Trail Sun Prairie, WI 53523	Tony Endres 608-825-2465 anthony.endres@badgerlandfinancial.com	$14,775,000.00

United FCS, FLCA, d/b/a FCS Commercial Finance Group	600 South Highway 169, Suite 850 Minneapolis, MN 55426	Jeremy Voigts 952-428-7947 jvoigts@farmcredit.com	$29,550,000.00

Farm Credit West, FLCA	1446 Spring St., Suite 201 Paso Robles, CA 93446	Rob Stornetta 805-226-4506 rob.stornetta@farmcreditwest.com	$11,100,000.00

Farm Credit Bank of Texas	4801 Plaza on the Lake Dr. Austin, TX 78746	Nicholas King 512-483-9294 nicholas.king@farmcreditbank.com	$39,150,000.00

Farm Credit Services of America, FLCA	5015 S. 118th St. Omaha, NE 68103	Ben Fogle 402-348-3435 ben.fogle@fcsamerica.com	$20,680,000.00

Farm Credit Mid-America, FLCA	1601 UPS Dr. Louisville, KY 40223	Tabatha Hamilton 502-420-3786 tabatha.hamilton@e-farmcredit.com	$18,460,000.00

MidAtlantic Farm Credit, ACA	45 Aileron Ct. Westminster, MD 21157	JJ Jones 410-848-1033 jjjones@mafc.com	$7,400,000.00

Northwest Farm Credit Services, FLCA	2001 S. Flint Rd. Spokane, WA 99224	Jeremy Roewe 206-569-5572 jeremy.roewe@northwestfcs.com	$10,610,000.00